Exhibit 10.28

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“Amendment”) is dated as of this 30th day of January, 2012, by and between NW AUSTIN OFFICE PARTNERS LLC, a Delaware limited liability company (“Landlord”), and MOLECULAR TEMPLATES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Lease (“Original Lease” as amended by this Amendment, the “Lease”) dated as of October 1, 2016, whereby Landlord agreed to lease to Tenant pursuant to the terms of the Original Lease certain space located in the building with a street address of 9301 Amberglen Boulevard, Austin, Texas, also known as Building J (the “Building”).

B. By this Amendment, Landlord and Tenant desire to expand the space to be leased by Tenant and to otherwise modify the Original Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T:

1. The Existing Premises. Pursuant to the Original Lease, Landlord has agreed to lease to Tenant that certain office space containing approximately 18,512 rentable square feet located on the first (151) floor of the Building (collectively, the “Existing Premises”).

2. Expansion of the Leased Premises. That certain space located on the first (1st) floor of the Building, consisting of approximately 3,870 rentable square feet, as shown on the floor plan attached hereto as Exhibit A and made a part hereof, is referred to herein as the “Expansion Space.” Tenant shall lease the Expansion Space on all the same terms and conditions set forth in the Lease, as amended by this Amendment, effective as of the Lease Commencement Date and terminating on the Lease Expiration Date. Effective as of the date of this Amendment, all references to the “Leased Premises” in the Lease shall mean and refer to the Existing Premises as expanded by the Expansion Space, consisting of approximately 22,382 rentable square feet in the aggregate. Notwithstanding anything to the contrary contained in the Original Lease or this Amendment, however, Tenant hereby acknowledges and agrees that the Expansion Space is currently subject to that certain Lease between Landlord and Zimmer Holdings, Inc., as tenant, dated as of October 19, 2006, as amended, supplemented and otherwise modified, and Tenant’s rights in or access to the Expansion Space pursuant to this Amendment shall commence on June 1, 2017.

3. Tenant Improvement Allowance. Notwithstanding anything to the contrary contained in the Lease, Tenant shall renovate the Leased Premises to build a wall, remove doors and add one additional door through the shared lobby (the “Improvement Work”) subject to Landlord’s approval of plans thereof in accordance with the “Work Letter,” attached to the Original Lease as Exhibit B. The term “Tenant Improvement Allowance,” as defined in the Work Letter, is hereby revised to mean “$111,910.00,” (based upon $5.00 per rentable square foot of the Leased Premises) solely for the costs relating to the Improvement Work and Tenant Improvements. Furthermore, (i) the “$4,628.00” amount in the last full sentence of Paragraph 2(a) in the Work Letter is hereby amended and replaced with “$5,595.50,” and (ii) the “1,851.20” amount in the last paragraph of Paragraph 2 is hereby amended and replaced with “$2,238.20”. All Improvement Work performed pursuant to this Section 3 shall be performed in accordance with and subject to the terms and conditions of the Work Letter and Landlord shall disburse the Tenant Improvement Allowance to Tenant pursuant to and in accordance with the Work Letter. In no event will Tenant be entitled to any rent credit based on any unused Tenant Improvement Allowance. Other than the Tenant Improvement Allowance provided herein, and except to the extent expressly provided in the Original Lease, Landlord shall not be responsible for the payment or performance of any improvements or alterations to the Leased Premises and, except to the extent expressly provided in the Original Lease, Tenant agrees to accept the same in their “as is” condition as of the Lease Commencement Date.

4. Base Monthly Rent. Attached hereto as Exhibit B is a consolidated rent schedule showing the Base Monthly Rent payable for all of Leased Premises leased by Tenant throughout the Lease Term, which the parties agree is accurate, complete and shall supersede the Base Monthly Rent schedule set forth in Article 1.1 of the Original Lease. Tenant shall pay to Landlord, concurrently with its execution and delivery of this Amendment, the sum of $9,983.09 as prepayment of rent for credit against the first installment of Base Monthly Rent due under the Lease for the Expansion Space and first installment of Additional Rent due under the Lease for the Expansion Space (comprised of $6,401.63 in Base Monthly Rent and $3,581.46 in Additional Rent). Except as amended herein, Rent for the Leased Premises shall otherwise to be payable in accordance with the provisions of the Original Lease.

5. Rental Abatement. Notwithstanding anything to the contrary contained in Section 4 above, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, Landlord agrees to abate Tenant’s obligation to pay Base Monthly Rent for the Expansion Space for the initial seven full months of the Lease Term (the “Expansion Space Rent Abatement Period”). During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Tenant under the terms of the Lease that results in early termination of the Lease, then as a part of the recovery set forth in the Lease, Landlord shall be entitled to the recovery of the Base Monthly Rent that was abated during the initial four (4) full months of the Lease Term.

The second paragraph of Paragraph 3.1(a) is hereby deleted and replaced in its entirety with the below:

“Base Monthly Rent for the Existing Premises is payable at a reduced rate during the first twelve (12) full calendar months of the Lease Term (the “Base Rent Abatement Period”), as if the Existing Premises contained only 12,000 rentable square feet, and Base Monthly Rent for the Expansion Space is not payable during Expansion Space Rent Abatement

Period. Notwithstanding anything to the contrary contained in this Lease, Landlord shall have the option (the “Lump Sum Payment Option”) to require Tenant to pay Base Monthly Rent for so much of the Base Rent Abatement Period as remains following Landlord’s notice as hereinafter provided at the rate of $35,326.63 per month, beginning on the date (the “Base Monthly Rent Start Date”) set forth in the Lump Sum Payment Option Notice (defined below), which shall in no event be a date prior to payment to Tenant of the Abated Rent Lump Sum Payment. To exercise the Lump Sum Payment Option, Landlord must (i) provide written notice to Tenant of such exercise (the “Lump Sum Payment Option Notice”) and (ii) pay to Tenant the Base Monthly Rent that would be payable for the remaining Base Rent Abatement Period at the rate of $35,326.63 per month, less the Base Monthly Rent that was otherwise payable by Tenant pursuant to the Lease during the Base Rent Abatement Period (the “Abated Rent Lump Sum Payment”). If Landlord elects its Lump Sum Payment Option, the Abated Rent Lump Sum Payment shall be made, at Landlord’s election (a) within thirty (30) days of Tenant’s receipt of the Lump Sum Payment Option Notice, or (b) on the closing date of any financing or sale of the Building by Landlord (the date of such payment is hereinafter referred to as the “Lump Sum Payment Date”), but, in either event, not later than the Base Monthly Rent Start Date. If Landlord fails to pay the Abated Rent Lump Sum Payment by the Lump Sum Payment Date or the financing or sale transaction for the Building, if applicable, expires or is terminated or deemed null and void for any reason, Landlord’s exercise of the Lump Sum Payment Option shall be deemed null and void and of no further force or effect and the Abated Rent Lump Sum Payment, if theretofore paid by Landlord to Tenant, shall promptly be returned by Tenant to Landlord. If Landlord’s Lump Sum Payment Notice is effective on a day other than the first day of a calendar month and Landlord has then paid the Abated Rent Lump Sum Payment, then Tenant shall pay any Base Monthly Rent payable hereunder for the period from the Base Monthly Rent Start Date through the last day of such calendar month (less any amounts paid previously paid by Tenant on account of such period), with the next installment of Base Monthly Rent due for the calendar month following the month in which such Lump Sum Payment Notice is effective.”

The schedule contained in Section 5 of Exhibit E to the Original Lease is hereby deleted in its entirety and replaced with the following:

Period	Base Monthly Rent
Months **-12	$35,326.63
Months 13-24	$36,259.21
Months 25-36	$37,191.79
Months 37-48	$38,510.04
Months 49-60	$39,442.63

6. Tenant’s Pro Rata Share. “Tenant’s Building Share” is hereby amended to be 44.26%, and “Tenant’s Project Share” is hereby amended to be 4.12%.

7. Security Deposit. On or before the Lease Commencement Date, Tenant shall deliver to Landlord: (i) a substitute or replacement Letter of Credit in the amount of One Hundred Seventy Six Thousand Nine Hundred Sixty Eight and 72/100 ($176,968.72), in the form and as required under the Lease, (ii) an amendment to the Letter of Credit (the “Original Letter of Credit”) delivered with respect to Existing Premises at the time of execution of the Original Lease pursuant to which the maximum amount secured by said letter of credit, as so amended, is increased to One Hundred Seventy Six Thousand Nine Hundred Sixty Eight and 72/100 ($176,968.72), or (iii) Thirty One Thousand Two Hundred Seventy Nine and 28/100 ($31,279.28), in cash or immediately available funds, to be held by Landlord as the Security Deposit. From and after the delivery of the foregoing, the term “Security Deposit” as used in the Lease shall mean One Hundred Seventy Six Thousand Nine Hundred Sixty Eight and 72/100 ($176,968.72). Furthermore, the “$48,563.15” amount in the last paragraph of Paragraph 3.7 is hereby amended and replaced with $58,989.57. In the event that Tenant elects to deliver a substitute or replacement Letter of Credit pursuant to clause (i) above, Landlord shall cooperate and coordinate the concurrent return of the Original Letter of Credit to Tenant or the issuing bank, as the case may be, in accordance with the instructions of the issuing bank.

8. Termination Payment. Schedule 1 of the Original Lease is hereby deleted and replaced in its entirety with the Schedule I attached hereto and made a part hereof.

9. Broker. Landlord and Tenant each represents, warrants and agrees to the other that it has not had any dealings with any real estate broker(s), leasing agent(s), finder(s) or salesmen, other than Landlord’s Broker and Tenant’s Broker, respectively, in negotiating or consummating this Amendment. Landlord and Tenant each agrees to indemnify, defend with competent counsel, and hold the other harmless from and against any claim for commission or finder’s fee by any person or entity who claims or alleges that they were retained or engaged by it or at its request in connection with this Amendment, other than Landlord’s Broker and Tenant’s Broker. Landlord shall pay any commission or fee due to Tenant’s Broker in connection with this Amendment.

10. Tenant Representations. Each person executing this Amendment on behalf of Tenant represents and warrants to Landlord that: (a) Tenant is properly formed and validly existing under the laws of the state in which Tenant is formed and Tenant is authorized to transact business in the state in which the Building is located; (b) Tenant has full right and authority to enter into this Amendment and to perform all of Tenant’s obligations hereunder; and (c) each person (and both persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

11. Defaults. Tenant hereby represents and warrants to Landlord that, to the knowledge of’ Tenant, as of the date of this Amendment, Landlord and Tenant are in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant does not know of any event or circumstance which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

Landlord hereby represents and warrants to Tenant that, to the knowledge of Landlord, as of the date of this Amendment, Landlord and Tenant are in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Landlord does not know of any event or circumstance which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

12. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall apply with respect to the Leased Premises (including the Expansion Space) and shall remain unmodified and in full force and effect.

13. Counterparts and Electronic Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Amendment may be executed by a party’s signature transmitted by electronic means, and copies of this Amendment executed and delivered by means of electronic signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon electronic signatures as if such signatures were originals. Any party executing and delivering this Amendment electronically shall promptly thereafter deliver a counterpart signature page of this Amendment containing said party’s original signature. All parties hereto agree that an electronic signature page may be introduced into evidence in any proceeding arising out of or related to this Amendment as if it were an original signature page.

14. Condition Precedent To Lease Amendment. Landlord’s obligations hereunder are subject to the receipt by Landlord, no later than fifteen (15) business days after the date hereof, of the Lender’s Consent, as hereinafter defined. Landlord hereby agrees to use diligent efforts to obtain the Lender’s Consent by such date; however, if Landlord does not receive the Lender’s Consent by such date, this Amendment shall, at Landlord’s option, thereupon be deemed terminated and of no further force or effect, and neither party shall have any further rights, obligations, or liabilities hereunder. As used herein, the term “Lender’s Consent” means a written consent to this Amendment in form reasonably satisfactory to Landlord, executed by the holder of the promissory note secured by any deed of trust encumbering the fee interest in the real property of which the Leased Premises are a part.

15. Shared Lobby Space. As part of the Improvement Work, Tenant shall install a demising wall separating the Expansion Space from the area identified as “Shared Lobby” on Exhibit A hereto. Tenant shall have the right to install an entrance door into the Shared Lobby and shall have the right to use the Shared Lobby in common with other tenants of the Building. The Shared Lobby shall be a Common Area under the Lease.

[Signature Page Follows]

5

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LANDLORD:

NW AUSTIN OFFICE PARTNERS LLC,
a Delaware limited liability company

By:	NW Austin Holdco LLC, a Delaware limited liability company, its Manager

	By:	Menlo Equities V LLC, a California limited liability company, its Manager

		By:	Diamant Investments LLC a Delaware limited liability company, Member

			By:	/s/ Richard Holmstrom	Dated: 1/30, 2017
Richard Holmstrom, Manager

TENANT:

MOLECULAR TEMPLATES, INC. a Delaware corporation

By:	/s/ Jason Kim
Printed Name: Jason Kim Title: President & CFO
Dated: Jan 30th, 2017

EXHIBIT A

OUTLINE OF EXPANSION SPACE

Exhibit A

EXHIBIT B

CONSOLIDATED RENT SCHEDULE

Exhibit B

SCHEDULE 1

Termination Payment, Existing Premises	
Term (mos.)	60
Termination Month	36
Square Footage	[illegible]
Amortization Interest Rate	8.00%
Tenant Improvements	$92,560
Leasing Commissions (1)	$170,334
Total TI/LCs	$262,894
Unamortized TI/LCs	$117,861
Free Rent	$122,100
Total Termination Fee	$239,961

Termination Payment, Expansion Premises	
Term (mos.)	60
Termination Month	36
Square Footage	3,870
Amortization Interest Rate	8.00%
Tenant Improvements	$19,350
Leasing Commissions (1)	$35,613
Total TI/LCs	$54,963
Unamortized TI/LCs	$27,294
Free Rent	$44,811
Total Termination Fee	$72,105

(1) Leasing commissions [illegible]

Total Termination Fee	$312,066

Existing Premises

Month	Ending On	Beg Balance	Principal	Interest	End Balance
1	6/30/2017	$262,894	$3,578	$1,753	$259,316
2	7/31/2017	$259,316	$3,602	$1,729	$255,714
3	8/31/2017	$255,714	$3,626	$1,705	$252,088
4	9/30/2017	$252,088	$3,650	$1,681	$248,438
5	10/31/2017	$248,438	$3,674	$1,656	$244,764
6	11/30/2017	$244,764	$3,699	$1,632	$241,065
7	12/31/2017	$241,065	$3,723	$1,607	$237,342
8	1/31/2018	$237,342	$3,748	$1,582	$233,594
9	2/28/2018	$233,594	$3,773	$1,557	$229,820
10	3/31/2018	$229,820	$3,798	$1,532	$226,022
11	4/30/2018	$226,022	$3,824	$1,507	$222,198
12	5/31/2018	$222,198	$3,849	$1,481	$218,349
13	6/30/2018	$218,349	$3,875	$1,456	$214,474
14	7/31/2018	$214,474	$3,901	$1,430	$210,573
15	8/31/2018	$210,573	$3,927	$1,404	$206,647
16	9/30/2018	$206,647	$3,953	$1,378	$202,694
17	10/31/2018	$202,694	$3,979	$1,351	$198,715
18	11/30/2018	$198,715	$4,006	$1,325	$194,709
19	12/31/2018	$194,709	$4,032	$1,298	$190,676
20	1/31/2019	$190,676	$4,059	$1,271	$186,617
21	2/28/2019	$186,617	$4,086	$1,244	$182,530
22	3/31/2019	$182,530	$4,114	$1,217	$178,417
23	4/30/2019	$178,417	$4,141	$1,189	$174,276
24	5/31/2019	$174,276	$4,169	$1,162	$170,107
25	6/30/2019	$170,107	$4,196	$1,134	$165,911
26	7/31/2019	$165,911	$4,224	$1,106	$161,686
27	8/31/2019	$161,686	$4,253	$1,078	$157,433
28	9/30/2019	$157,433	$4,281	$1,050	$153,152
29	10/31/2019	$153,152	$4,310	$1,021	$148,843
30	11/30/2019	$148,843	$4,338	$992	$144,505
31	12/31/2019	$144,505	$4,367	$963	$140,138
32	1/31/2020	$140,138	$4,396	$934	$135,741
33	2/29/2020	$135,741	$4,426	$905	$131,316
34	3/31/2020	$131,316	$4,455	$875	$126,861
35	4/30/2020	$126,861	$4,485	$846	$122,376
36	5/31/2020	$122,376	$4,515	$816	$117,861
37	6/30/2020	$117,861	$4,545	$786	$113,316
38	7/31/2020	$113,316	$4,575	$755	$108,741
39	8/31/2020	$108,741	$4,606	$725	$104,135
40	9/30/2020	$104,135	$4,636	$694	$99,499
41	10/31/2020	$99,499	$4,667	$663	$94,832
42	11/30/2020	$94,832	$4,698	$632	$90,134
43	12/31/2020	$90,134	$4,730	$601	$85,404
44	1/31/2021	$85,404	$4,761	$569	$80,643
45	2/28/2021	$80,643	$4,793	$538	$75,850
46	3/31/2021	$75,850	$4,825	$506	$71,025
47	4/30/2021	$71,025	$4,857	$474	$66,168
48	5/31/2021	$66,168	$4,889	$441	$61,279
49	6/30/2021	$61,279	$4,922	$409	$56,357
50	7/31/2021	$56,357	$4,955	$376	$51,402
51	8/31/2021	$51,402	$4,988	$343	$46,414
52	9/30/2021	$46,414	$5,021	$309	$41,393
53	10/31/2021	$41,393	$5,055	$276	$36,338
54	11/30/2021	$36,338	$5,088	$242	$31,250
55	12/31/2021	$31,250	$5,122	$208	$26,128
56	1/31/2022	$26,128	$5,156	$174	$20,971
57	2/28/2022	$20,971	$5,191	$140	$15,781
58	3/31/2022	$15,781	$5,225	$105	$10,555
59	4/30/2022	$10,555	$5,260	$70	$5,295
60	5/31/2022	$5,295	$5,295	$35	$0

Expansion Premises

Month	Ending On	Beg Balance	Principal	Interest	End Balance
1	6/30/2017	$0	$0	$0	$0
2	7/31/2017	$0	$0	$0	$0
3	8/31/2017	$0	$0	$0	$0
4	9/30/2017	$0	$0	$0	$0
5	10/31/2017	$0	$0	$0	$0
6	11/30/2017	$0	$0	$0	$0
7	12/31/2017	$0	$0	$0	$0
8	1/31/2018	$54,963	$868	$366	$54,095
9	2/28/2018	$54,095	$874	$361	$53,221
10	3/31/2018	$53,221	$880	$355	$52,341
11	4/30/2018	$52,341	$885	$349	$51,456
12	5/31/2018	$51,456	$891	$343	$50,564
13	6/30/2018	$50,564	$897	$337	$49,667
14	7/31/2018	$49,667	$903	$331	$48,764
15	8/31/2018	$48,764	$909	$325	$47,854
16	9/30/2018	$47,854	$915	$319	$46,939
17	10/31/2018	$46,939	$921	$313	$46,018
18	11/30/2018	$46,018	$928	$307	$45,090
19	12/31/2018	$45,090	$934	$301	$44,156
20	1/31/2019	$44,156	$940	$294	$43,216
21	2/28/2019	$43,216	$946	$288	$42,270
22	3/31/2019	$42,270	$953	$282	$41,317
23	4/30/2019	$41,317	$959	$275	$40,358
24	5/31/2019	$40,358	$965	$269	$39,393
25	6/30/2019	$39,393	$972	$263	$38,421
26	7/31/2019	$38,421	$978	$256	$37,443
27	8/31/2019	$37,443	$985	$250	$36,458
28	9/30/2019	$36,458	$991	$243	$35,467
29	10/31/2019	$35,467	$998	$236	$34,469
30	11/30/2019	$34,469	$1,005	$230	$33,464
31	12/31/2019	$33,464	$1,011	$223	$32,453
32	1/31/2020	$32,453	$1,018	$216	$31,434
33	2/29/2020	$31,434	$1,025	$210	$30,410
34	3/31/2020	$30,410	$1,032	$203	$29,378
35	4/30/2020	$29,378	$1,039	$196	$28,339
36	5/31/2020	$28,339	$1,045	$189	$27,294
37	6/30/2020	$27,294	$1,052	$182	$26,241
38	7/31/2020	$26,241	$1,059	$175	$25,182
39	8/31/2020	$25,182	$1,067	$168	$24,115
40	9/30/2020	$24,115	$1,074	$161	$23,042
41	10/31/2020	$23,042	$1,081	$154	$21,961
42	11/30/2020	$21,961	$1,088	$146	$20,873
43	12/31/2020	$20,873	$1,095	$139	$19,778
44	1/31/2021	$19,778	$1,103	$132	$18,675
45	2/28/2021	$18,675	$1,110	$124	$17,565
46	3/31/2021	$17,565	$1,117	$117	$16,448
47	4/30/2021	$16,448	$1,125	$110	$15,323
48	5/31/2021	$15,323	$1,132	$102	$14,191
49	6/30/2021	$14,191	$1,140	$95	$13,051
50	7/31/2021	$13,051	$1,147	$87	$11,903
51	8/31/2021	$11,903	$1,155	$79	$10,748
52	9/30/2021	$10,748	$1,163	$72	$9,585
53	10/31/2021	$9,585	$1,171	$64	$8,415
54	11/30/2021	$8,415	$1,178	$56	$7,237
55	12/31/2021	$7,237	$1,186	$48	$6,051
56	1/31/2022	$6,051	$1,194	$40	$4,856
57	2/28/2022	$4,856	$1,202	$32	$3,654
58	3/31/2022	$3,654	$1,210	$24	$2,444
59	4/30/2022	$2,444	$1,218	$16	$1,226
60	5/31/2022	$1,226	$1,226	$8	$0

LEASE

BY AND BETWEEN

NW Austin Office Partners LLC,

a Delaware limited liability company,

as Landlord

and

Molecular Templates, Inc.

a Delaware corporation,

as Tenant

October 1, 2016

i

7.6	Payments	27
7.7	Good Faith	27
7.8	Effect Of Landlord’s Consent	27

ARTICLE 8	LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY	28
8.1	Limitation On Landlord’s Liability And Release	28
8.2	Tenant’s Indemnification Of Landlord	28

ARTICLE 9	INSURANCE	29
9.1	Tenant’s Insurance	29
9.2	Landlord’s Insurance	30
9.3	Mutual Waiver Of Subrogation	30

ARTICLE 10	DAMAGE TO LEASED PREMISES	31
10.1	Landlord’s Duty To Restore	31
10.2	Insurance Proceeds	31
10.3	Landlord’s Right To Terminate	31
10.4	Tenant’s Right To Terminate	31
10.5	Tenant’s Waiver	32
10.6	Abatement Of Rent	32

ARTICLE 11	CONDEMNATION	32
11.1	Tenant’s Right To Terminate	32
11.2	Landlord’s Right To Terminate	32
11.3	Restoration	32
11.4	Temporary Taking	32
11.5	Division Of Condemnation Award	33
11.6	Abatement Of Rent	33
11.7	Taking Defined	33

ARTICLE 12	DEFAULT AND REMEDIES	33
12.1	Events Of Tenant’s Default	33
12.2	Landlord’s Remedies	34
12.3	Landlord’s Default And Tenant’s Remedies	36
12.4	Limitation Of Tenant’s Recourse	36
12.5	Tenant’s Waiver	36

ARTICLE 13	GENERAL PROVISIONS	37
13.1	Taxes On Tenant’s Property	37
13.2	Holding Over	37
13.3	Subordination To Mortgages	37
13.4	Tenant’s Attornment Upon Foreclosure	38
13.5	Mortgagee Protection	38
13.6	Estoppel Certificate	38
13.7	Tenant’s Financial Information	38
13.8	Transfer By Landlord	39
13.9	Force Majeure	39
13.10	Notices	39
13.11	Attorneys’ Fees and Costs	40
13.12	Definitions	40
	(a) Real Property Taxes	40
	(b) Landlord’s Insurance Costs	41
	(c) Property Maintenance Costs	41
	(d) Property Operating Expenses	42
	(e) Law	42
	(f) Lender	42
	(g) Rent	42
	(h) Restrictions	42

ii

13.13	General Waivers	43
13.14	Miscellaneous	43
13.15	Patriot Act Compliance	43
13.16	Calculation of Charges	44
13.17	DTPA Waiver	44
13.18	Waiver of Right to Protest	44
13.19	Waiver of Lien	44
13.20	Express Negligence/Fair Notice	44

ARTICLE 14	LEGAL AUTHORITY BROKERS AND ENTIRE AGREEMENT	45
14.1	Legal Authority	45
14.2	Brokerage Commissions	45
14.3	Entire Agreement	45
14.4	Landlord’s Representations	45

ARTICLE 15	OPTION TO EXTEND	45
15.1	Option to Extend	45
15.2	Fair Market Rent	46
15.3	Tenant’s Election	46
15.4	Rent Arbitration	46

ARTICLE 16	TELECOMMUNICATIONS SERVICE	47

ARTICLE 17	RIGHT TO TERMINATE	48
17.1	Right to Terminate	48

iii

LEASE

THIS LEASE, dated October 1, 2016 for reference purposes only, is made by and between NW AUSTIN OFFICE PARTNERS LLC, a Delaware limited liability company (“Landlord”), and MOLECULAR TEMPLATES, INC., a Delaware corporation (“Tenant”), to be effective and binding upon the parties as of the date the last of the designated signatories to this Lease shall have executed this Lease (the “Effective Date of this Lease”).

ARTICLE 1

REFERENCE

1.1 References. All references in this Lease (subject to any further clarifications contained in this Lease) to the following terms shall have the following meaning or refer to the respective address, person, date, time period, amount, percentage, calendar year or fiscal year as below set forth:

Tenant’s Representative:	Jason Kim

Phone Number:	(512) 639-0206

Landlord’s Representative:	Henry Bullock/Richard Holmstrom

Phone Number:	(650) 326-9300

Lease Commencement Date: Intended Term:	June 1, 2017 Sixty (60) months

Lease Expiration Date:	Sixty (60) months from the Lease Commencement Date (defined in Paragraph 2.3 below), plus any days required for the Lease Expiration Date to occur on the last day of a calendar month, unless earlier terminated by Landlord in accordance with the terms of this Lease, or extended by Tenant pursuant to Article 15.

Option to Extend:	One (1) option to extend for a term of five (5) years.

Prepaid Rent:	$35,881.61, consisting of one (1) month of Base Monthly Rent at the rate of $18.75 per rentable square foot and 12,000 rentable square feet (i.e., $18,750), plus one month’s estimated Additional Rent in the amount of $17,131.76.

Tenant’s Security Deposit:	$145,689.44, subject to adjustment in accordance with Paragraph 3.7 hereof.

Late Charge Amount:	Five Percent (5%) of the Delinquent Amount

Tenant’s Required Liability Coverage:	$5,000,000 Combined Single Limit

Tenant’s Broker:	Core Group

Landlord’s Broker:	CBRE, Inc.

Project:	That certain real property situated in the City of Austin, County of Williamson, State of Texas, which real property is shown on the Site Plan attached hereto as Exhibit A (the “Site Plan”) and is commonly known as or otherwise described as follows: Amber Oaks Corporate Center located at 9301, 9400, 9401, 9500, and 9501 Amberglen Boulevard, and 13620, 13630 and 13640 Briarwick Drive, Austin, Texas. Landlord may from time to time sell the Building and/or other parcels and one or more Other Buildings (as defined below) in the Project, and upon such sales, the “Project” shall exclude those parcels that are not under common ownership with the Building and Property, and the defined term “Other Buildings” shall exclude any such buildings which are not under common ownership with the Building and Property.

Property:	That certain separate legal parcel of real property on which is situated the Building as delineated on the Site Plan, with a street address of 9301 Amberglen Boulevard, Austin, Texas. Landlord reserves the right to adjust the boundaries of the Property at any time, provided that any such adjustment shall not reduce the number of parking spaces within the Common Areas to which Tenant has the right to park as provided in this Lease, nor impair ingress or egress to or from the Property or the Leased Premises.

Building:	That certain building on the Property in which the Leased Premises are located commonly known as Building J, with a street address of 9301 Amberglen Boulevard, Austin, Texas, containing approximately 50,572 rentable square feet, as such rentable square footage was determined by Landlord’s method of measurement (which has been explained to Tenant) and, for purposes of this Lease, agreed to contain said number of rentable square feet (the “Building”), which Building is shown outlined on Exhibit A hereto.

Other Buildings:	Subject to adjustment upon sale as provided above, those certain buildings in the Project (but outside the Property) commonly known as Building A with a street address of 13640 Briarwick Drive, Austin, Texas, Building B with a street address of 13630 Briarwick Drive, Austin, Texas, Building C with a street address of 13620 Briarwick Drive, Austin, Texas, Building D with a street address of 9300 Amberglen Boulevard, Austin, Texas, Building E with a street address of 9400 Amberglen Boulevard, Austin, Texas, Building F with a street address of 9500 Amberglen Boulevard, Austin, Texas, Building H with a street address of 9501 Amberglen Boulevard, Austin, Texas, and Building I with a street address of 9401 Amberglen Boulevard, Austin, Texas.

Common Areas:	The “Common Areas” shall mean the areas within the Project which are located outside the Leased Premises, such as common lobbies, electrical closets, pedestrian walkways, parking areas, circulation roads and ways, parking structures and surface parking areas, landscaped areas, open areas, amenity areas and enclosed trash disposal areas which, at the time in question, are not for the exclusive use of a tenant of the Building or of the Other Buildings. Landlord reserves the right to make changes to the Common Areas as it deems reasonably necessary provided the same do not adversely affect ingress or egress to the Leased Premises or decrease the number of parking spaces serving or allocated to Building J.

Parking:	With respect to the Leased Premises, Tenant shall be entitled to utilize four (4) unreserved and unassigned parking spaces for each 1,000 net rentable square feet of the Leased Premises, eight (8) spaces of which shall be near the Building and designated for Tenant’s exclusive use (as may change from time to time in accordance with the terms of this Lease or an amendment hereto), such spaces to be located in the parking area of the Common Areas. Parking is provided to Tenant by Landlord without additional charge for the entire Lease Term including any expansion and/or extension periods.

Building Standard Hours:	The term “Building Standard Hours” means from 7:00 a.m. and 7:00 p.m. Monday through Friday and on Saturdays from 8:00 a.m. to noon, excluding Sundays and New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, Christmas and such other holidays as are generally recognized in the vicinity of the Project.

HVAC:	Heating, ventilating, and/or air conditioning.

Leased Premises:	The space located on the first (1st) floor of the Building and shown on the floor plan attached hereto as Exhibit B, plus the load factor associated therewith, consisting of approximately 18,512 rentable square feet, which rentable square footage has been determined utilizing Landlord’s method of measurement, which has been explained to Tenant, and, for purposes of this Lease, the Leased Premises is agreed to contain said number of rentable square feet. The Building, the Other Buildings, and the Leased Premises are not subject to re-measurement unless, pursuant to a written amendment to this Lease, space is subtracted therefrom or additional space is added thereto. Recognizing that both Landlord and Tenant have agreed to the foregoing rentable square footage number and have agreed that there will be no re-measurement except as expressly provided above, Landlord has given Tenant the opportunity to measure the Building, the Other Buildings, and the Leased Premises and has encouraged Tenant to do so, and Tenant hereby confirms that it has elected, in its sole discretion and without reliance on any representation by Landlord or its agents or any brokers, not to measure the Building, the Other Buildings, or the Leased Premises.

________________ Initials

Tenant’s Building Share:	The term “Tenant’s Building Share” shall mean the percentage obtained by dividing the rentable square footage of the Leased Premises at the time of calculation by the rentable square footage of the Building at the time of calculation. Such percentage is currently 36.61%. In the event that the rentable square footage of the Leased Premises or the Building is changed (by the physical addition or subtraction of space), Tenant’s Building Share shall be recalculated to equal the percentage described in the first sentence of this paragraph, so that the aggregate Tenant’s Building Share of all tenants of the Building shall equal 100%. Tenant’s Building Share is subject to adjustment as set forth in Paragraphs 13.12(b) and 13.12(c).

Tenant’s Project Share:	The term “Tenant’s Project Share” shall mean the percentage obtained by dividing the rentable square footage of the Leased Premises at the time of calculation by the rentable square footage of the Building and the Other Buildings at the time of calculation; provided, however, with respect to any components of Additional Rent (as defined herein) that are determined based upon Tenant’s Project Share (as distinguished from Tenant’s Building Share) and that are applicable to the Building and only a portion of the Other Buildings, Tenant’s Project Share for such components of Additional Rent shall mean the percentage obtained by dividing the rentable square footage of the Leased Premises at the time of calculation by the rentable square footage of the Building and the applicable Other Building(s) at the time of calculation. In the event that any portion of the Project is sold by Landlord, or if new improvements are constructed on the Project, or the rentable square footage of the Leased Premises, the Building, or the Other Buildings is otherwise changed, Tenant’s Project Share shall be recalculated to equal the applicable percentage described in the first sentence of this paragraph, so that, in each case, the aggregate Tenant’s Project Share of all tenants and occupants (including Landlord or any management office) of the Project shall equal 100%. Tenant’s Project Share is subject to adjustment as set forth in Paragraphs 13.12(b) and 13.12(c).

Standard Interest Rate:	The term “Standard Interest Rate” shall mean the greater of (a) 12%, or (b) the sum of that rate quoted by Wells Fargo Bank, N.A., from time to time as its prime rate, plus two percent (2%), but in no event more than the maximum rate of interest not prohibited or made usurious.

Default Interest Rate:	The term “Default Interest Rate” shall mean the Standard Interest Rate, plus five percent (5%), but in no event more than the maximum rate of interest not prohibited or made usurious.

Base Monthly Rent:	The term “Base Monthly Rent” shall mean the following:

	Period	Base Monthly Rent
	Months 1-12	$18,750.00*
	Months 13-24	$29,696.33
	Months 25-36	$30,467.67
	Months 37-48	$31,624.67
	Months 49-60	$32,396.00
	* Base Monthly Rent for months 1-12 is calculated as if the Leased Premises contained 12,000 rentable square feet.

Permitted Use:	General office, research and development, sales and distribution, and uses ancillary thereto, to the extent each such use is in compliance with all Laws and Restrictions.

Exhibits:	The term “Exhibits” shall mean the Exhibits of this Lease which are described as follows:

	Exhibit A - Site Plan showing the Project and delineating the Property and the Building in which the Leased Premises are located.

	Exhibit B – Floor Plan

	Exhibit C – Work Letter

Exhibit D – Form of Letter of Credit

Exhibit E – Lump Sum Payment Amendment

Exhibit F – Form of Subordination, Nondisturbance and Attornment Agreement

Exhibit G – Form of Tenant Estoppel Certificate Exhibit H – Approved Tenant Logo and Typeface Exhibit I – Janitorial Specifications Schedule 1 – Termination Payment Calculation

ARTICLE 2

LEASED PREMISES, TERM AND POSSESSION

2.1 Demise Of Leased Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord for Tenant’s own use in the conduct of Tenant’s business and not for purposes of speculating in real estate, for the Lease Term and upon the terms and subject to the conditions of this Lease, that certain interior space described in Article 1 as the Leased Premises, reserving and excepting to Landlord the right to fifty percent (50%) of all assignment consideration and excess rentals as provided in Article 7 below. Tenant’s lease of the Leased Premises, together with the appurtenant right to use the Common Areas as described in Paragraph 2.2 below, shall be conditioned upon and be subject to the continuing compliance by Tenant with (i) all the terms and conditions of this Lease, (ii) all Laws and Restrictions governing the use or occupancy of the Leased Premises, the Property, and the Project, (iii) all easements and other matters now of public record respecting the use of the Leased Premises, the Property, and the Project or entered into after the date hereof in accordance with this Lease, and (iv) all reasonable rules and regulations from time to time established by Landlord provided Tenant is given notice of the same and the same do not conflict with this Lease, increase the monetary obligations of Tenant hereunder, or decrease Tenant’s rights hereunder. Notwithstanding any provision of this Lease to the contrary, Landlord hereby reserves to itself and its designees all rights of access, use and occupancy of the Building roof, and Tenant shall have no right of access, use or occupancy of the Building roof except (if at all) to the extent required in order to enable Tenant to perform Tenant’s maintenance and repair obligations pursuant to this Lease.

2.2 Right To Use Common Areas. As an appurtenant right to Tenant’s right to the use and occupancy of the Leased Premises, Tenant shall have the right to use the Common Areas in conjunction with its use of the Leased Premises solely for the purposes for which they were designed and intended and for no other purposes whatsoever. Tenant’s right to so use the Common Areas shall be subject to the limitations on such use as set forth in Article 1 and shall terminate concurrently with any termination of this Lease.

2.3 Lease Commencement Date And Lease Term. The term of this Lease shall begin on the Lease Commencement Date . The Lease Term shall be that period of time commencing on the Lease Commencement Date and ending on the Lease Expiration Date (the “Lease Term”).

2.4 Delivery Of Possession. Landlord shall deliver to Tenant, and Tenant shall accept, possession of the Leased Premises in its AS IS condition, WITH ALL FAULTS on the Lease Commencement Date, other than as provided hereinafter.

Notwithstanding the foregoing to the contrary, to the extent any required repairs are the responsibility of Landlord hereunder, Landlord shall insure that the roof of the Building shall be in good order and condition and free of leaks on the Lease Commencement Date, and that the mechanical, plumbing and electrical systems which serve the Leased Premises and other portions of the Building, shall be in good working order and condition on the Lease Commencement Date; provided, however, Landlord will not be obligated, under any circumstances, to repair any damage caused by Tenant in its prior sublease of the Leased Premises.

2.5 Performance Of Tenant Improvement Work; Acceptance Of Possession

Tenant shall, pursuant to the Work Letter, perform the work and make the installations in the Leased Premises substantially as set forth in the Work Letter (such work and installations hereinafter referred to as the “Tenant Improvements”). Tenant may perform Tenant Improvements prior to the Lease Commencement Date so long as Tenant’s sublease from the current tenant in the Leased Premises is in effect. It is agreed that by accepting possession of the Leased Premises, Tenant formally accepts same and acknowledges that the Leased Premises are in the condition called for hereunder.

2.6 Surrender Of Possession. Immediately prior to the expiration or upon the sooner termination of this Lease, Tenant shall remove all of Tenant’s signs from the exterior of the Building and shall remove all of Tenant’s equipment (including telecommunications wiring and cabling, unless Landlord otherwise elects), trade fixtures, furniture, supplies, wall decorations and other personal property from within the Leased Premises, the Building and the Common Areas, and shall vacate and surrender the Leased Premises, the Building, the Common Areas, the Property, and the Project to Landlord in broom clean condition and as existed on the Lease Commencement Date (or as the Leased Premises may have been thereafter improved, subject to Tenant’s removal obligations set forth below), reasonable wear and tear excepted; provided however, that Tenant shall remove, prior to Lease expiration, any non-standard office improvements then-existing in the Leased Premises. Tenant shall repair all damage to the Leased Premises, the exterior of the Building and the Common Areas caused by Tenant’s removal of Tenant’s property and non-standard office improvements as required hereunder. If Landlord elects by written notice to Tenant not later than ten (10) days prior to the termination or expiration of the Term to require Tenant to surrender Tenant’s telecommunications wiring and cabling, then Tenant shall leave the same in good condition and repair and labeled and/or coded sufficiently so that Landlord can readily determine the origin, destination and function of the wires and cables. Tenant shall patch and refinish, to Landlord’s reasonable satisfaction, all penetrations made by Tenant or its employees to the floor, walls or ceiling of the Leased Premises, whether such penetrations were made with Landlord’s approval or not. Tenant shall repair all damage caused by Tenant (as opposed to wear and tear and natural deterioration) to the exterior surface of the Building and the paved surfaces of the Common Areas and, where necessary, replace or resurface same. Additionally, to the extent that Landlord notifies Tenant in writing that it desires to have certain improvements made by Tenant or at the request of Tenant removed at the expiration or sooner termination of the Lease (including, without limitation, the Tenant Improvements), Tenant shall, upon the expiration or sooner termination of the Lease, remove any such improvements constructed or installed by Landlord or Tenant and repair all damage caused by such removal. However, Tenant shall not be required to remove any improvements or alterations that are for first class general office use. If the Leased Premises, the Building, the Common Areas, the Property, and the Project are not surrendered to Landlord in the condition required by this paragraph at the expiration or sooner termination of this Lease, Landlord may, at Tenant’s expense, so remove Tenant’s signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Tenant’s expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Leased Premises, the Building and the Common Areas to the required condition, together with interest on all costs so incurred from the date paid by Landlord at the Default Interest Rate until paid. Tenant shall pay to Landlord the amount of all costs so incurred plus such interest thereon, within ten (10) days of Landlord’s billing Tenant for same. Notwithstanding the foregoing, Landlord may consent (in its sole and absolute discretion, which consent may be withheld for any reason or no reason) to accept a cash payment from Tenant in lieu of Tenant completing all or any portion of the work required pursuant to this paragraph, such consent to be in a written notice specifying the work from which Tenant shall be excused. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in surrendering the Leased Premises, including, without limitation, any claims made by any succeeding Tenant or any losses to Landlord with respect to lost opportunities to lease to succeeding tenants.

ARTICLE 3

RENT, LATE CHARGES AND SECURITY DEPOSITS

3.1 Base Monthly Rent

(a) Commencing on the Lease Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Lease Term, Tenant shall pay to Landlord, without prior demand therefor, in advance on the first day of each calendar month, cash or other immediately available good funds in the amount set forth as Base Monthly Rent in Article 1. If for any reason the Lease Commencement Date occurs pursuant to the terms of this Lease on a day other than the first day of a calendar month, the period commencing on the Lease Commencement Date and ending on the last day of the calendar month in which the Lease Commencement Date occurs shall be an initial “Stub Period” which shall be added to the Lease Term, and Tenant shall pay all rent and other charges with respect to such Stub Period (on a prorated basis) on the Lease Commencement Date at the same rate applicable to the first full calendar month of this Lease.

Base Monthly Rent is payable at a reduced rate during the first twelve (12) full calendar months of the Lease Term, as if the Leased Premises contained only 12,000 rentable square feet (the “Base Rent Abatement Period”). Notwithstanding anything to the contrary contained in this Lease, Landlord shall have the option (the “Lump Sum Payment Option”) to require Tenant to pay Base Monthly Rent for so much of the Base Rent Abatement Period as remains following Landlord’s notice as hereinafter provided at the rate of $28,925.00 per month, beginning on the date (the “Base Monthly Rent Start Date”) set forth in the Lump Sum Payment Option Notice (defined below), which shall in no event be a date prior to payment to Tenant of the Abated Rent Lump Sum Payment. To exercise the Lump Sum Payment Option, Landlord must (i) provide written notice to Tenant of such exercise (the “Lump Sum Payment Option Notice”) and (ii) pay to Tenant the Base Monthly Rent that would be payable for the remaining Base Rent Abatement Period at the rate of $28,925.00 per month (the “Abated Rent Lump Sum Payment”). If Landlord elects its Lump Sum Payment Option, the Abated Rent Lump Sum Payment shall be made, at Landlord’s election (a) within thirty (30) days of Tenant’s receipt of the Lump Sum Payment Option Notice, or (b) on the closing date of any financing or sale of the Building by Landlord (the date of such payment is hereinafter referred to as the “Lump Sum Payment Date”), but, in either event, not later than the Base Monthly Rent Start Date. If Landlord fails to pay the Abated Rent Lump Sum Payment by the Lump Sum Payment Date or the financing or sale transaction for the Building, if applicable, expires or is terminated or deemed null and void for any reason, Landlord’s exercise of the Lump Sum Payment Option shall be deemed null and void and of no further force or effect and the Abated Rent Lump Sum Payment, if theretofore paid by Landlord to Tenant, shall promptly be returned by Tenant to Landlord. If Landlord’s Lump Sum Payment Notice is effective on a day other than the first day of a calendar month and Landlord has then paid the Abated Rent Lump Sum Payment, then Tenant shall pay any Base Monthly Rent payable hereunder for the period from the Base Monthly Rent Start Date through the last day of such calendar month (less any amounts paid previously paid by Tenant on account of such period), with the next installment of Base Monthly Rent due for the calendar month following the month in which such Lump Sum Payment Notice is effective.

(b) If Landlord exercises its Lump Sum Payment Option in accordance with the above paragraph, Landlord shall prepare an amendment in the form of Exhibit E attached hereto and made a part hereof (the “Lump Sum Payment Amendment”) that documents the effect of Landlord’s exercise of the Lump Sum Payment Option and sets forth a revised rent schedule reflecting Tenant’s payment of the Base Monthly Rent for the remaining Base Rent Abatement Period following the Lump Sum Payment Option Notice. A copy of the Lump Sum Payment Amendment shall be sent to Tenant and Tenant shall execute and return the Lump Sum Payment Amendment to Landlord within ten (10) business days thereafter, but Landlord’s otherwise valid exercise of the Lump Sum Payment Option shall be fully effective whether or not the Lump Sum Payment Amendment is executed.

3.2 Additional Rent

Commencing on the Lease Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Lease Term, in addition to the Base Monthly Rent and to the extent not required by Landlord to be contracted for and paid directly by Tenant, Tenant shall pay to Landlord as additional rent (the “Additional Rent”), cash or other immediately available good funds in the following amounts:

(a) An amount equal to all Property Operating Expenses (as defined in Article 13) incurred or to be incurred by Landlord during the Term. Payment shall be made by whichever of the following methods (or combination of methods) is (are) from time to time designated by Landlord:

(i) Landlord may bill to Tenant, on a periodic basis not more frequently than monthly, the amount of such expenses (or group of expenses) as paid or incurred by Landlord during the Term, together with the underlying bill or invoice for which Landlord seeks reimbursement or payment and evidence of payment thereof, and Tenant shall pay to Landlord the amount of such expenses within fifteen (15) days after receipt of a written bill (and evidence of the cost incurred) therefor from Landlord, and/or

(ii) Landlord may deliver to Tenant Landlord’s reasonable estimate of any given expense (such as Landlord’s Insurance Costs or Real Property Taxes), or group of expenses, which it anticipates will be paid or incurred for the ensuing calendar or fiscal year, as Landlord may reasonably determine in accordance with Article 13, and Tenant shall pay to Landlord an amount equal to the estimated amount of such expenses for such year in equal monthly installments during such year with the installments of Base Monthly Rent. Landlord reserves the right to revise such estimate from time to time.Landlord reserves the right to change from time to time the methods of billing Tenant for any given expense or group of expenses or the periodic basis on which such expenses are billed.

(b) Landlord’s share of the consideration received by Tenant upon certain assignments and sublettings as required by Article 7.

(c) Any legal fees and costs that Tenant is obligated to pay or reimburse to Landlord pursuant to Article 13; and

(d) Any other charges or reimbursements due Landlord from Tenant pursuant to the terms of this Lease.

Notwithstanding the foregoing, Landlord may elect by written notice to Tenant to have Tenant pay Real Property Taxes or any portion thereof directly to the applicable taxing authority, in which case Tenant shall make such payments and deliver satisfactory evidence of payment to Landlord no later than ten (10) days before such Real Property Taxes become delinquent. In the event Tenant is responsible to pay taxes directly, Landlord shall have no obligation to make such payments, whether or not Landlord receives evidence of payment from Tenant, and Tenant shall in all cases be responsible for any fines, penalties, interest and damages for late payment.

3.3 Year-End Adjustments. If Landlord shall have elected to bill Tenant for the Property Operating Expenses (or any group of such expenses) on an estimated basis in accordance with the provisions of Paragraph 3.2(a)(ii) above, Landlord shall furnish to Tenant within four months following the end of the applicable calendar or fiscal year, as the case may be, a statement setting forth (i) the amount of such expenses paid or incurred during the just ended calendar or fiscal year, as appropriate, and (ii) the amount that Tenant has paid to Landlord for credit against such expenses for such period. If Tenant shall have paid more than its obligation for such expenses for the stated period, Landlord shall, at its election, either (i) credit the amount of such overpayment toward the next ensuing payment or payments of Base Rent and/or Additional Rent that would otherwise be due or (ii) refund in cash to Tenant the amount of such overpayment within fifteen (15) days of delivery of such statement. If such year-end statement shall show that Tenant did not pay its obligation for such expenses in full, then Tenant shall pay to Landlord the amount of such underpayment within sixty (60) days from Landlord’s billing of same to Tenant. Tenant may, at Tenant’s sole cost and expense, cause an audit of Landlord’s books and records to determine the accuracy of Landlord’s billings for Property Operating Expenses under this Lease, provided Tenant completes (and delivers to Landlord the written results of) such audit within thirty (30) days after Tenant’s receipt of the year-end statement described above setting forth the annual reconciliation of the Property Operating Expenses, and provided further that the person or entity performing such audit is not compensated on any type of contingent basis. If such audit reveals that the actual Property Operating Expenses for any given year were less than the amount that Tenant paid for Property Operating Expenses for any such year, then unless Landlord contests such audit results as provided below, Landlord shall credit the excess to Tenant’s next payment of Additional Rent. If such audit reveals that the actual Property Operating Expenses for any given year were more than the amount that Tenant paid for Property Operating Expenses for any such year, Tenant shall pay such amount to Landlord within thirty (30) days after completion of the audit. Landlord shall have the right to contest the results of Tenant’s audit and thereafter promptly have an audit performed (“Landlord’s Audit”) by a certified public accounting firm selected by Landlord and acceptable to Tenant in Tenant’s reasonable discretion. In such case, the results of Landlord’s audit shall be binding and conclusive on Landlord and Tenant, and any resulting overpayment or underpayment shall be handled as provided above. Tenant shall pay the cost of Landlord’s Audit unless Landlord’s Audit confirms an overpayment by Tenant, in which case Landlord shall pay the cost of Landlord’s Audit. The provisions of this Paragraph shall survive the expiration or sooner termination of this Lease.

3.4 Late Charge, And Interest On Rent In Default. Tenant acknowledges that the late payment by Tenant of any monthly installment of Base Monthly Rent or any Additional Rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amounts of which are extremely difficult or impractical to fix. Such costs and expenses will include without limitation, administration and collection costs and processing and accounting expenses. Therefore, if any installment of Base Monthly Rent is not received by Landlord from Tenant within five (5) business days after the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to the amount set forth in Article 1 as the “Late Charge Amount,” and if any Additional Rent is not received by Landlord when the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to 4% of the Additional Rent not so paid. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the anticipated loss Landlord would suffer by reason of Tenant’s failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rental installment or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay each rental installment due under this Lease when due, including the right to terminate this Lease. If any rent remains delinquent for a period in excess of five (5) business days, then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not so paid from said fifth (5th) day at the Default Interest Rate until paid.

3.5 Payment Of Rent. Except as specifically provided otherwise in this Lease, all rent shall be paid in lawful money of the United States, without any abatement, reduction or offset for any reason whatsoever, to Landlord at such address as Landlord may designate from time to time. Tenant’s obligation to pay Base Monthly Rent and all Additional Rent shall be appropriately prorated at the commencement and expiration of the Lease Term. The failure by Tenant to pay any Additional Rent as required pursuant to this Lease when due shall be treated the same as a failure by Tenant to pay Base Monthly Rent when due, and Landlord shall have the same rights and remedies against Tenant as Landlord would have had Tenant failed to pay the Base Monthly Rent when due.

3.6 Prepaid Rent. Tenant shall, upon execution of this Lease, pay to Landlord the amount set forth in Article 1 as Prepaid Rent, as prepayment of rent for credit against the first installment of Base Monthly Rent and Additional Rent due hereunder.

3.7 Security Deposit. Tenant shall deposit concurrently with Tenant’s execution of this Lease, with Landlord the amount set forth in Article 1 as the Security Deposit as security for the performance by Tenant of the terms of this Lease to be performed by Tenant, and not as prepayment of rent. Tenant hereby grants to Landlord a security interest in the Security Deposit, including but not limited to replenishments thereof. Landlord may apply such portion or portions of the Security Deposit as are reasonably necessary for the following purposes: (i) to remedy any default beyond applicable periods of notice and grace by Tenant in the payment of Base Monthly Rent or Additional Rent or a late charge or interest on defaulted rent, or any other monetary payment obligation of Tenant under this Lease; (ii) to repair damage to the Leased Premises, the Building or the Common Areas caused or permitted to occur by Tenant and not repaired or restored by Tenant within the applicable notice and grace period; (iii) to clean and restore and repair the Leased Premises, the Building or the Common Areas following their surrender to Landlord if not surrendered in the condition required pursuant to the provisions of Article 2, (iv) to remedy any other default of Tenant beyond applicable notice and grace periods including, without limitation, paying in full on Tenant’s behalf any sums claimed by materialmen or contractors of Tenant to be owing to them by Tenant for work done or improvements made at Tenant’s request to the Leased Premises, and (v) to cover any other reasonable out of pocket expense, loss or damage which Landlord may at any time suffer due to Tenant’s default of its obligations under this Lease beyond applicable periods of notice and grace. In this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be applied as contained in any Laws. In the event the Security Deposit or any portion thereof is so used, Tenant shall pay to Landlord, promptly upon demand, an amount in cash sufficient to restore the Security Deposit to the full original sum. Landlord shall not be deemed a trustee of the Security Deposit. Landlord may use the Security Deposit in Landlord’s ordinary business and shall not be required to segregate it from Landlord’s general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers the Building, the Property, or the Project during the Lease Term, Landlord shall pay or transfer the Security Deposit to any subsequent owner in conformity with Laws, in which event the transferring landlord shall be released from all liability for the return of the Security Deposit. Tenant specifically grants to Landlord (and Tenant hereby waives the provisions of Texas Property Code Sections 93.005-93.011 to the contrary) a period of sixty (60) days following a surrender of the Leased Premises by Tenant to Landlord within which to inspect the Leased Premises, make required restorations and repairs, receive and verify workmen’s billings therefor, cure any other defaults, deduct any damages, and prepare a final accounting with respect to the Security Deposit. In no event shall the Security Deposit or any portion thereof, be considered prepaid rent.

Notwithstanding the foregoing, Tenant may deliver to Landlord a clean, unconditional, irrevocable, transferable, fully cash-collateralized letter of credit in lieu of cash for the Security Deposit (the “Letter of Credit”) in form and issued by a financial institution (“Issuer”) reasonably satisfactory to Landlord in its sole discretion, substantially in the form attached as Exhibit D. Landlord hereby approves Silicon Valley Bank as Issuer. Tenant hereby waives any right to protest the Issuer’s honoring of the Letter of Credit. The Letter of Credit shall permit partial draws, and provide that draws thereunder will be honored upon presentation by Landlord. The Letter of Credit shall have an expiration period of one (1) year but shall automatically renew by its terms unless affirmatively cancelled by either Issuer or Tenant, in which case Issuer must provide Landlord 30 days’ prior written notice of such expiration or cancellation. The Letter of Credit shall remain in effect until sixty (60) days after the Lease Expiration Date. Any amount drawn under the Letter of Credit and not utilized by Landlord for the purposes permitted by this Lease shall be held in accordance with subparagraph (a) of this Paragraph 3.7. If the Tenant fails to renew or replace the Letter of Credit as required under this Lease at least thirty (30) days before its stated expiration date, Landlord may draw upon the entire amount of the Letter of Credit and hold the same as a cash Security Deposit and/or apply the same in accordance with this Lease. No fees applicable to the Letter of Credit shall be charged to Landlord.

Notwithstanding anything to the contrary contained herein and subject to the terms of this Section, (a) provided this Lease is in full force and effect, and (b) Tenant is not in default beyond applicable periods of notice and grace, (i) Tenant shall have the right to reduce the Letter of Credit or cash Security Deposit to the sum of $48,563.15 upon Tenant’s delivery to Landlord of reasonably satisfactory evidence of Tenant raising $10,000,000 or more in the aggregate in additional funding following the Effective Date from whatever sources (whether via equity or debt, including without limitation convertible or mezzanine debt but excluding any grant funding from Cancer Prevention and Research Initiative of Texas (“CPRIT”)). If Tenant is entitled to the reduction, then Landlord shall either accept an amended Letter of Credit to reflect the reduced amount, or simultaneously return the Letter of Credit to Tenant upon receipt of a replacement Letter of Credit in the reduced amount or promptly return to Tenant the remaining balance of the cash Security Deposit. For avoidance of doubt, Tenant’s receipt of funding satisfying the Security Deposit/Letter of Credit reduction requirements of this Paragraph will result in the expiration of Tenant’s termination right under Article 17 hereof.

ARTICLE 4

USE OF LEASED PREMISES AND COMMON AREA

4.1 Permitted Use. Tenant shall be entitled to use the Leased Premises solely for the Permitted Use as set forth in Article 1 and for no other purpose whatsoever. Tenant shall have the right to use the Common Areas in conjunction with its Permitted Use of the Leased Premises solely for the purposes for which they were designed and intended and for no other purposes whatsoever.

4.2 General Limitations On Use. Tenant shall not do or permit anything to be done in or about the Leased Premises, the Building, the Common Areas, the Property, or the Project which does or could (i) jeopardize the structural integrity of the Building or (ii) cause damage to any part of the Leased Premises, the Building, the Common Areas, the Property, or the Project. Tenant shall not operate any equipment within the Leased Premises which does or could (A) injure, vibrate or shake the Leased Premises or the Building, (B) damage, overload or impair the operation of any electrical, plumbing, and HVAC systems within or servicing the Leased Premises or the Building, or (C) damage or impair the operation of the sprinkler system (if any) within or servicing the Leased Premises or the Building. Tenant shall not install any equipment or antennas on or make any penetrations of the exterior walls or roof of the Building without Landlord’s prior written consent. Tenant shall not affix any equipment to or make any penetrations or cuts in the floor, ceiling, walls or roof of the Leased Premises without Landlord’s prior written consent, except that no consent shall be required with respect to equipment installations or penetrations of the floor or walls within the Leased Premises for purposes of installing typical office equipment and furniture. Tenant shall not place any loads upon the floors, walls, ceiling or roof systems which could endanger the structural integrity of the Building or damage its floors, foundations or supporting structural components. Tenant shall not place any explosive, flammable or harmful fluids or other waste materials in the drainage systems of the Leased Premises, the Building, the Common Areas, the Property, or the Project. Tenant shall not drain or discharge any fluids in the landscaped areas or across the paved areas of the Property or the Project. Tenant shall not use any of the Common Areas for the storage of its materials, supplies, inventory or equipment and all such materials, supplies, inventory or equipment shall at all times be stored within the Leased Premises but Tenant may use the Common Areas, including the parking area, as temporary (but not overnight) storage during unloading of materials in connection with Tenant Improvements. Tenant shall not commit nor permit to be committed by any of its employees, agents, invitees, guests, permittees, assignees, sublessees, or contractors (the “Tenant Parties”), any waste in or about the Leased Premises, the Building, the Common Areas, the Property, or the Project.

4.3 Noise And Emissions. All noise generated by Tenant in its use of the Leased Premises shall be confined or muffled so that it does not unreasonably interfere with the businesses of or unreasonably annoy the occupants and/or users of space in the Building or Other Buildings. All dust, fumes, odors and other emissions generated by Tenant’s use of the Leased Premises shall be sufficiently dissipated in accordance with sound environmental practice and exhausted from the Leased Premises in such a manner so as not to unreasonably interfere with the businesses of or unreasonably annoy the occupants and/or users of adjacent properties, or cause any damage to the Leased Premises, the Building, the Common Areas, the Property, or the Project or any component part thereof or the property of adjacent property owners.

4.4 Trash Disposal. Landlord shall provide trash bins or other adequate garbage disposal facilities within the trash enclosure areas provided or permitted by Landlord outside the Leased Premises sufficient for the interim disposal of all of its trash, garbage and waste. All such trash, garbage and waste temporarily stored in such areas by Tenant or any of the Tenant Parties shall be stored in such a manner so that it is not visible from outside of such areas. Landlord shall cause such trash, garbage and waste to be regularly removed from the trash bins/garbage disposal facilities and the Property. Subject to the foregoing removal obligation of Landlord, Tenant shall keep the interior of the Leased Premises in a clean, safe and neat condition and shall keep the Common Areas free and clear of all of Tenant’s trash, garbage, waste and/or boxes, pallets and containers containing same at all times.

4.5 Parking

Tenant shall not, at any time, park or permit to be parked any recreational vehicles, inoperative vehicles or equipment in the Common Areas or on any portion of the Project. Tenant agrees to assume responsibility for compliance by its employees and invitees with the parking provisions contained herein. If Tenant or its employees park any vehicle within the Property or the Project in violation of these provisions, then Landlord may, upon prior written notice to Tenant giving Tenant one (1) day (or any applicable statutory notice period, if longer than one (1) day) to remove such vehicle(s), in addition to any other remedies Landlord may have under this Lease, charge Tenant, as Additional Rent, and Tenant agrees to pay, as Additional Rent, One Hundred Dollars ($100) per day for each day or partial day that each such vehicle is so parked within the Property. Tenant agrees to assume responsibility for compliance by the Tenant Parties with the parking provisions contained herein. Landlord reserves the right to grant easements and access rights to others for use of the parking areas on the Property, provided that such grants do not reduce the number of parking spaces allocated to Tenant in Article 1.

4.6 Signs. Except as provided in the following paragraph, Tenant shall not place or install on or within any portion of the Leased Premises, the exterior of the Building, the Common Areas, the Property or the Project any sign, advertisement, banner, placard, or picture which is visible from the exterior of the Leased Premises, the Building, the Property or the Project. Except as provided in the following paragraph, Tenant shall not place or install on or within any portion of the Leased Premises, the exterior of the Building, the Common Areas, the Property or the Project any business identification sign which is visible from the exterior of the Leased Premises, the Building, the Property or the Project until Landlord shall have approved in writing and in its sole and reasonable discretion the location, size, content, design, method of attachment and material to be used in the making of such sign. Any sign, once approved by Landlord, shall be installed at Tenant’s sole cost and expense and only in strict compliance with Landlord’s approval and any applicable Laws and Restrictions, using a person approved by Landlord to install same. Landlord may remove any signs (which have not been approved in writing by Landlord), advertisements, banners, placards or pictures so placed by Tenant on or within the Leased Premises, the exterior of the Building, the Common Areas, the Property or the Project and charge to Tenant the cost of such removal, together with any costs incurred by Landlord to repair any damage caused thereby, including any cost incurred to restore the surface (upon which such sign was so affixed) to its original condition.

Subject to the terms of this Paragraph 4.6 and applicable Laws and Restrictions, (i) Landlord shall at Tenant’s expense provide non-exclusive Building-standard suite identification signage for Tenant at the entrance to the Leased Premises, (ii) Landlord shall at Tenant’s expense place Tenant’s name (Molecular Templates) on one (1) line of the existing Building monument sign, and (iii) Tenant will be permitted to install a single Building exterior sign above the entrance to the Leased Premises identifying Tenant at Tenant’s sole cost (subject to reimbursement from the Tenant Improvement Allowance, as defined in the Work Letter) in a location at the exterior entrance to the Leased Premises reasonably approved by Landlord (collectively, “Tenant’s Pre-Approved Signage”).1 Tenant’s logo and type face presently used in Tenant’s promotional materials and letterhead are hereby deemed approved by Landlord as shown on Exhibit H. Tenant’s Pre-Approved Signage (including, without limitation, the size, design, location, colors and material thereof) shall not be installed without Tenant having first obtained the written approval of Landlord (which shall not be unreasonably withheld or delayed) and any approval required by the local government. Tenant’s Pre-Approved Signage shall be subject to each of the following conditions:

[1]	Tenant, please send proposed dimensions and specs for signs.

(i) Tenant’s Pre-Approved Signage shall be designed, maintained and installed in accordance with all applicable laws, rules and regulations. The design and location of Tenant’s Pre-Approved Signage shall be consistent with applicable Laws and Restrictions.

(ii) Tenant may not change Tenant’s Pre-Approved Signage without the prior written consent of Landlord which consent may not be unreasonably withheld or delayed.

(iii) All approvals and permits required to be obtained for the installation and maintenance of Tenant’s Pre-Approved Signage shall be obtained and maintained at Tenant’s sole cost and expense.

(iv) Tenant’s Pre-Approved Signage will be constructed, installed and maintained at Tenant’s sole cost and expense.

(v) Tenant shall install, operate, insure, maintain, repair and replace Tenant’s Pre-Approved Signage (and the lighting therefor, if any) at Tenant’s sole cost and expense subject to applicable code and such reasonable rules and regulations as Landlord may require, including, without limitation, the Building’s construction rules and regulations.

Tenant must remove Tenant’s Pre-Approved Signage described in clause (iii) above at Tenant’s sole cost and expense upon the earliest to occur of (x) any termination of this Lease or (y) the expiration of the Term. Upon such removal by Tenant, Tenant shall fully repair and restore the area where Tenant’s Pre-Approved Signage was installed and located, including, without limitation, the restoration and replacement of any Building surfaces. If Tenant does not remove such Tenant’s Pre-Approved Signage as and when required under the terms of the Lease, Landlord may remove it and perform such restoration, repair and replacement, and Tenant shall reimburse Landlord for Landlord’s costs and expenses of such removal, restoration and replacement within thirty (30) days of demand. Tenant shall have no obligation to remove Tenant’s Pre-Approved Signage of the nature described in clauses (i) and (ii) above.

The Building exterior and monument signage rights provided in this Paragraph 4.6 hereof are personal to the original Tenant named herein (Molecular Templates) and any assignee pursuant to the second sentence of Paragraph 7.2(b) hereof.

Notwithstanding the signage rights granted to Tenant pursuant to this Paragraph 4.6, Landlord reserves and retains the right to place Landlord’s name and/or ownership affiliation in or on the Building, the Property, or the Project, or on any of the signs located thereon, as determined in Landlord’s reasonable discretion other than signs identifying Tenant.

4.7 Compliance With Laws And Restrictions. Tenant shall abide by and shall promptly observe and comply with, at its sole cost and expense, all Laws and Restrictions respecting the use and occupancy of the Leased Premises, the Building, the Common Areas, the Property, or the Project including, without limitation, building codes, the Americans with Disabilities Act and the rules and regulations promulgated thereunder, and all Laws governing the use and/or disposal of hazardous materials, and shall defend with competent counsel, indemnify and hold Landlord harmless from any claims, damages or liability resulting from Tenant’s failure to so abide, observe, or comply. Tenant’s obligations hereunder shall survive the expiration or sooner termination of this Lease for so long as Tenant remains in possession or occupancy of the Leased Premises. In no event shall Tenant be obligated to comply with any Law if compliance is triggered because of construction of any improvements at the Project after the date hereof by or on behalf of Landlord, unless completed for Tenant’s benefit. In no event shall Tenant be required to make any improvement or installation to the any portion of the Project other than the Leased Premises in order to comply with any Law or Restriction, unless the need for such improvement or installation is triggered by Tenant’s alterations or improvements, or Tenant’s particular use (as distinguished from office use generally).

4.8 Compliance With Insurance Requirements. With respect to any insurance policies required or permitted to be carried by Landlord in accordance with the provisions of this Lease, Tenant shall not conduct nor knowingly permit any other person to conduct any activities nor keep, store or use (or allow any other person to keep, store or use) any item or thing within the Leased Premises, the Building, the Common Areas, the Property, or the Project which (i) is prohibited under the terms of any such policies, (ii) could result in the termination of the coverage afforded under any of such policies, (iii) could give to the insurance carrier the right to cancel any of such policies, or (iv) could cause an increase in the rates (over standard rates) charged for the coverage afforded under any of such policies. Tenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain, at standard rates, the insurance coverages carried by either Landlord or Tenant pursuant to this Lease.

4.9 Landlord’s Right To Enter. Landlord and its agents shall have the right to enter the Leased Premises during normal business hours after giving Tenant reasonable prior notice and subject to Tenant’s reasonable security measures for the purpose of (i) inspecting the same; (ii) showing the Leased Premises to prospective purchasers, or mortgagees or (and within the last twelve (12) months of the term, prospective tenants); (iii) making necessary alterations, additions or repairs; and (iv) performing any of Tenant’s obligations when Tenant has failed to do so. Landlord shall have the right to enter the Leased Premises during normal business hours (or as otherwise agreed), subject to Tenant’s reasonable security measures, for purposes of supplying any maintenance or services agreed to be supplied by Landlord. Landlord shall also have the right, upon reasonable advance notice to Tenant, to access the Building’s vertical risers and the interstitial space above Tenant’s acoustical ceiling to connect new utility and communications lines from other floors to the base Building utility lines. Landlord shall have the right to enter the Common Areas during normal business hours for purposes of (i) inspecting the exterior of the Building and the Common Areas; (ii) posting notices of nonresponsibility (and for such purposes Tenant shall provide Landlord at least ten (10) days’ prior written notice of any work to be performed on the Leased Premises); and (iii) supplying any services to be provided by Landlord. In no event may the exercise by Landlord of its right of access to the Common Areas unreasonably and materially interfere with Tenant’s ingress and egress from the Leased Premises and use of the parking area in the location identified in Article 1. Any entry into the Leased Premises or the Common Areas obtained by Landlord in accordance with this paragraph shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Leased Premises, or an eviction, actual or constructive of Tenant from the Leased Premises or any portion thereof provided, in each instance, Landlord takes all commercially reasonable steps to minimize any inconvenience to Tenant and the duration of such access to the Leased Premises.

4.10 Use Of Common Areas

Throughout the term, Tenant may use the Common Areas in common with other tenants and occupants of the Project. Tenant, in its use of the Common Areas, shall at all times keep the Common Areas in a safe condition free and clear of all materials, equipment, debris, trash (except within existing enclosed trash areas), inoperable vehicles, and other items which are not specifically permitted by Landlord to be stored or located thereon by Tenant. If, in the opinion of Landlord, unauthorized persons are using any of the Common Areas by reason of, or under claim of, the express or implied authority or consent of Tenant, then Tenant, upon demand of Landlord, shall restrain, to the fullest extent then allowed by Law, such unauthorized use, and shall initiate such appropriate proceedings as may be required to so restrain such use. Landlord reserves the right to grant easements and access rights to others for use of the Common Areas and shall not be liable to Tenant for any diminution in Tenant’s right to use the Common Areas as a result thereof, so long as Tenant’s parking and access to the Leased Premises are not adversely affected thereby.

4.11 Environmental Protection. Tenant’s obligations under this Paragraph 4.11 shall survive the expiration or termination of this Lease.

(a) As used herein, the term “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the following statutes or regulations and any and all of those substances included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “hazardous chemical substance or mixture,” “imminently hazardous chemical substance or mixture,” “toxic substances,” “hazardous air pollutant,” “toxic pollutant,” or “solid waste” in the (a) Comprehensive Environmental Response, Compensation and Liability Act of 1990 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq., (b) Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq., (c) Federal Water Pollution Control Act (“FSPCA”), 33 U.S.C. § 1251 et seq., (d) Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq., (e) Toxic Substances Control Act (“TSCA”), 14 U.S.C. § 2601 et seq., (f) Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., and (g) regulations promulgated pursuant to said laws or any replacement thereof, or as similar terms are defined in the federal, state and local laws, statutes, regulations, orders or rules. Hazardous Materials shall also mean any and all other biohazardous wastes and substances, materials and wastes which are, or in the future become, regulated under applicable Laws for the protection of health or the environment, or which are classified as hazardous or toxic substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) materials and wastes that are harmful to or may threaten human health, ecology or the environment.

(b) Notwithstanding anything to the contrary in this Lease, Tenant, at its sole cost, shall comply with, and shall cause the Tenant Parties to comply with, all Laws relating to the storage, use and disposal of Hazardous Materials at the Property; provided, however, that Tenant shall not be responsible for contamination of the Leased Premises and/or the Building, the Property, or the Project (including any parking garage) by Hazardous Materials existing as of the date the Leased Premises are delivered to Tenant (whether before or after the Lease Commencement Date) excepting only contamination caused by Tenant or the Tenant Parties. Tenant shall not store, use or dispose of any Hazardous Materials except for ordinary office and cleaning supplies used in compliance with all Laws and Restrictions (“Office & Cleaning Supplies”). In no event shall Tenant or any of the Tenant Parties cause or permit to be discharged into the plumbing or sewage system of the Building or onto the land underlying or adjacent to the Building any Hazardous Materials. Tenant shall be solely responsible for and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with Tenant’s storage, use and/or disposal of Hazardous Materials. If the presence of Hazardous Materials on the Leased Premises caused or permitted by Tenant or any of the Tenant Parties results in contamination or deterioration of water or soil, then Tenant shall promptly take any and all action necessary to clean up such contamination, but the foregoing shall in no event be deemed to constitute permission by Landlord to allow the presence of such Hazardous Materials. Tenant shall further be solely responsible for, and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with any removal, cleanup and restoration work and materials required hereunder to return the Leased Premises and any other property of whatever nature to their condition existing prior to the appearance of the Hazardous Materials, to the extent such Hazardous Materials were introduced to the Property or the Project by Tenant or any of the Tenant Parties.

(c) Upon termination or expiration of the Lease Term, Tenant at its sole expense shall cause all Hazardous Materials placed in or about the Leased Premises, the Building and/or the Property by Tenant or any of the Tenant Parties, and all installations (whether interior or exterior) made by or on behalf of Tenant or any of the Tenant Parties relating to the storage, use, disposal or transportation of Hazardous Materials to be removed from the property and transported for use, storage or disposal in accordance and compliance with all Laws and other requirements respecting Hazardous Materials used or permitted to be used by Tenant. If Tenant uses any Hazardous Materials other than Office & Cleaning Supplies, then Tenant shall apply for and shall obtain from all appropriate regulatory authorities (including any applicable fire department or regional water quality control board) all permits, approvals and clearances necessary for the closure of the Property and the Project and shall take all other actions as may be required to complete the closure of the Building, the Property, and the Project. In addition, if Landlord reasonably believes that Tenant has caused or permitted contamination of the Leased Premises or Property, then at Landlord’s request, prior to vacating the Leased Premises, Tenant shall undertake and submit to Landlord an environmental site assessment from an environmental consulting company reasonably acceptable to Landlord which site assessment shall evidence Tenant’s compliance with this Paragraph 4.11.

(d) At any time prior to expiration of the Lease Term, subject to reasonable prior notice (not less than forty-eight (48) hours) and Tenant’s reasonable security requirements and provided such activities do not unreasonably interfere with the conduct of Tenant’s business at the Leased Premises, Landlord shall have the right to enter in and upon the Property, Building and Leased Premises in order to conduct appropriate tests of water and soil to determine whether levels of any Hazardous Materials in excess of legally permissible levels has occurred as a result of Tenant’s use thereof. Landlord shall furnish copies of all such test results and reports to Tenant and, at Tenant’s option and cost, shall permit split sampling for testing and analysis by Tenant. Such testing shall be at Tenant’s expense if Landlord has a reasonable basis for suspecting and confirms the presence of Hazardous Materials in the soil or surface or ground water in, on, under, or about the Property, the Building or the Leased Premises, which has been caused by or resulted from the activities of Tenant or any of the Tenant Parties.

(e) Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies in reducing actual or potential environmental damage. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such voluntary cooperation, nor for any required compliance. Tenant agrees at all times to cooperate fully with the requirements and recommendations of governmental agencies regulating, or otherwise involved in, the protection of the environment.

4.12 Rules And Regulations. Landlord shall have the right from time to time to establish reasonable rules and regulations and/or amendments or additions thereto respecting the use of the Leased Premises and the Common Areas for the care and orderly management of the Property. In no event may such rules and regulations conflict with the rights afforded Tenant under this Lease or increase the monetary obligations of Tenant hereunder or reduce Tenant’s rights hereunder. Upon delivery to Tenant of a copy of such rules and regulations or any amendments or additions thereto, Tenant shall comply with such rules and regulations. A violation by Tenant of any of such rules and regulations shall constitute a default by Tenant under this Lease. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible or liable to Tenant for the violation of such rules and regulations by any other tenant of the Property. Landlord shall uniformly enforce the rules and regulations against all tenants of the Property.

4.13 Reservations. Landlord reserves the right from time to time to grant, without the consent or joinder of Tenant, such easements, rights of way and dedications that Landlord deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, restrictions, parcel maps, rights of way and dedications do not unreasonably interfere with the use of the Leased Premises by Tenant. Tenant agrees to execute any documents reasonably requested by Landlord, but at no cost or expense to Tenant, to effectuate any such easement rights, dedications, maps or restrictions.

ARTICLE 5

REPAIRS, MAINTENANCE, SERVICES AND UTILITIES

5.1 Repair And Maintenance. Except in the case of damage to or destruction of the Leased Premises, the Building, the Common Areas, the Property, or the Project caused by an act of God or other peril, in which case the provisions of Article 10 shall control, the parties shall have the following obligations and responsibilities with respect to the repair and maintenance of the Leased Premises, the Building, the Common Areas, the Property, and the Project.

(a) Tenant’s Obligations. Tenant shall, at all times during the Lease Term and at its sole cost and expense, regularly clean and continuously keep and maintain in good order, condition and repair the Leased Premises and every part thereof including, without limiting the generality of the foregoing, (i) all interior walls, floors and ceilings, (ii) all windows, doors and skylights, (iii) all electrical wiring, conduits, connectors and fixtures serving only, and located within, the Leased Premises, (iv) all interior sinks, toilets, and faucets and, to the extent serving just the Leased Premises, plumbing, pipes, and drains, (v) all interior lighting fixtures, bulbs and lamps, (vi) any dedicated HVAC equipment serving only the Leased Premises, and (vii) all entranceways to the Leased Premises (but excluding corridors and walkways leading up to the Leased Premises entrance door). Tenant shall, at its sole cost and expense, repair all damage to the Leased Premises, the Building, the Common Areas, the Property, or the Project caused by the activities of Tenant or any of the Tenant Parties promptly following written notice from Landlord to so repair such damages. If Tenant shall fail to perform the required maintenance or fail to make repairs required of it pursuant to this paragraph within a reasonable period of time following notice from Landlord to do so, then Landlord may, at its election and without waiving any other remedy it may otherwise have under this Lease or at law, perform such maintenance or make such repairs and charge to Tenant, as Additional Rent, the costs so incurred by Landlord for same. All glass within or a part of the Leased Premises, both interior and exterior, is at the sole risk of Tenant and any broken glass shall promptly be replaced by Tenant at Tenant’s expense with glass of the same kind, size and quality. With respect to the items for which Tenant is responsible described in this Paragraph 5.1(a), Landlord agrees to assign to Tenant on a non-exclusive basis (it being the intent that Landlord and Tenant and other tenants be benefitted by such warranties) and to the extent assignable without penalty or restriction, any applicable warranties in favor of Landlord.

(b) Landlord’s Obligation. Landlord shall, at all times during the Lease Term, maintain in good condition and repair the Common Areas, restrooms in the Building, the foundation, slabs, roof structure and membrane, load-bearing and exterior walls of the Building, and (i) HVAC equipment, (ii) electrical system and equipment, including lighting fixtures in the Common Areas, and (iii) plumbing, pipes, and drains, and fixtures to the extent the items described in clauses (i), (ii) and (iii), serve both the Leased Premises and other portions of the Property. Landlord may hire a licensed HVAC contractor to regularly and periodically inspect and perform required maintenance on the HVAC equipment and systems serving the Leased Premises and/or the Building. Landlord may also hire a licensed roofing contractor to regularly and periodically inspect and perform required maintenance on the roof of the Building. Landlord shall keep the Common Areas in a clean condition. Landlord shall regularly and periodically sweep and clean the driveways and parking areas. Landlord shall be responsible for removal of snow, leaves and debris in the driveways and parking areas. Unless necessitated by the acts or omissions of Tenant or any of the Tenant Parties, Landlord shall make any necessary (x) structural repairs or structural replacements to the Leased Premises and (y) repairs or replacements to (i) any fire alarm and communication system in the Leased Premises installed by Landlord, and (ii) any sprinkler system installed by Landlord in the Leased Premises; if any of the foregoing are necessitated by the acts or omissions of Tenant or any of the Tenant Parties, Tenant shall reimburse to Landlord, promptly upon receipt of the applicable invoices, the cost incurred by Landlord in connection therewith. The provisions of this subparagraph (b) shall in no way limit the right of Landlord to charge to Tenant, as Additional Rent pursuant to Article 3, the costs incurred by Landlord in performing such maintenance and/or inspections, and/or in making such repairs or replacements.

5.2 Utilities.

(a) Landlord has arranged at its sole cost and expense and in its own name, for the supply of gas, water, and electricity to the Leased Premises throughout the Term and shall cause the same to be supplied to the Leased Premises throughout the Term. Landlord shall, at Tenant’s expense, install a sub-meter to monitor Tenant’s electric use. Landlord shall supply HVAC to the Leased Premises during Building Standard Hours. Upon Tenant’s request during Building Standard Hours, by noon on any day for after-hours usage on that same day, and by noon on Friday for after-hours usage on weekends or holidays, and subject to the payment obligations described below, Landlord agrees to make HVAC available to Tenant outside of Building Standard Hours. Throughout the term, Landlord shall also supply hot and cold water to the lavatories in the Building. All gas, water, electricity, and HVAC service provided by Landlord to the Leased Premises and Building shall be supplied in quantities and in a manner consistent with typical general office use for buildings comparable to the Building, as reasonably determined by Landlord.

(b) Tenant shall pay: (i) to the extent such utilities are submetered, for all of its consumption of electric, gas and water as reasonably determined by Landlord based on the data from the sub-meters without mark-up or profit to Landlord; and (ii) subject to Paragraph 5.2(c) below, (A) Tenant’s Building Share of all Building utilities which are not submetered to the Leased Premises, including Tenant’s Building Share of all Building utilities relating to HVAC and Common Areas within the Building consumed during Building Standard Hours, and (B) for all of such utilities described in clause (ii)(A) at the then-current market rate consumed by Tenant outside of Building Standard Hours as reasonably determined by Landlord based on the number of tenants utilizing such utilities, the relative square footages of their respective leased premises, and the duration of their use without mark-up or profit to Landlord but including depreciation expenses.

(c) The costs to be paid by Tenant pursuant to Paragraph 5.2(b) above are based on Tenant’s HVAC use being what is currently typical of office users for heating and cooling of generic office space, and on such use specifically excluding continuous, near continuous, or heavy use (“Above-Standard Use”) of the HVAC. Any Above-Standard Use (e.g., uses such as network operations centers, server rooms, and data centers) will require dedicated HVAC and separately metered utilities. Notwithstanding any other provision of this Lease, Tenant, at its sole cost and expense, and in accordance with Article 6 below, will contract for directly and cause to be installed any such dedicated HVAC equipment (including separate meters), and shall be solely responsible for all ongoing maintenance, service, repairs, replacements, and utility charges related to such dedicated HVAC.

(d) Tenant shall be responsible for determining if the local supplier of water, gas and electricity can supply the needs of Tenant and whether or not the existing water, gas and electrical distribution systems within the Building and the Leased Premises are adequate for Tenant’s needs. Tenant shall be responsible for determining if the existing sanitary and storm sewer systems now servicing the Leased Premises, the Property, and the Project are adequate for Tenant’s needs. Tenant shall pay all charges for water, gas, electricity and storm and sanitary sewer services as so supplied to the Leased Premises, irrespective of whether or not the services are maintained in Landlord’s or Tenant’s name, and any bills or invoices for such charges that are delivered to Landlord will be promptly delivered to Tenant.

(e) Landlord shall provide daily janitorial cleaning services to the Leased Premises, the Common Areas of the Building and the restrooms throughout the term. The janitorial service shall include cleaning services set forth on Exhibit I annexed hereto.

(f) By the Lease Commencement Date, Landlord shall, at Tenant’s sole cost and expense (which cost may be deducted from the Tenant Improvement Allowance or otherwise shall be paid by Tenant within ten (10) days after invoice therefor), cause the supplemental generator (the “Generator”) presently serving the Building to be modified so that the Generator only services the Leased Premises. Landlord shall coordinate such work with Tenant in performing such modification and shall take all commercially reasonable steps to minimize any disruption of Tenant’s operations at the Premises. Landlord acknowledges that Tenant will be in occupancy of the Premises prior to the Lease Commencement Date pursuant to a sublease agreement. The invoice for such costs incurred by Landlord shall be reasonable third party costs and expenses incurred by Landlord solely with respect to such modification of the Generator, without any overhead or profit. Except as provided herein, the Generator shall be in its otherwise AS-IS condition and Landlord makes no representations or warranties concerning the Generator or its sufficiency for Tenant’s needs. Landlord shall have no liability to Tenant for any malfunction or failure of the Generator. To the extent any portion of the Generator and associated equipment is located in any other portion of the Building, Landlord shall permit, or otherwise cause Tenant to have, reasonable access to such locations in order to perform any required maintenance, repair and replacements. Nothing however shall obligate Tenant to perform any maintenance repair or replacement. Tenant shall surrender the Generator to Landlord at the end of the Term in its then “as is” condition. Neither Landlord nor Tenant shall have any obligation to maintain, repair or replace the Generator during the Term. Notwithstanding the foregoing, in the event Tenant elects to replace the Generator at any time during the term hereof, Tenant may do so in accordance with the terms of this Lease. For clarification, notwithstanding anything to the contrary set forth elsewhere in this Lease, Tenant shall have no obligation to remove the Generator or any associated equipment or piping, or any replacements thereto, at the end of the Term.

(g) Tenant shall have the right to use, without any additional cost or expense to Tenant (except as hereinafter provided), the supplemental chiller system (the “Chiller System”) presently serving the Building and the supplemental water purification system (the “RO/DI System”) presently serving the Building. Landlord shall deliver the Chiller System and the RO/DI System in their AS-IS condition, except as hereinafter provided, and Landlord makes no representations or warranties concerning the Chiller System or the RO/DI system or their sufficiency for Tenant’s needs. Landlord shall have no liability to Tenant for any malfunction or failure of the Chiller System or the RO/DI System, except as set forth below. By the Lease Commencement Date, Landlord shall, at Tenant’s sole cost and expense (which cost may be deducted from the Tenant Improvement Allowance or otherwise shall be paid by Tenant within ten (10) days after Tenant’s receipt of an invoice therefor), cause the Chiller System and the RO/DI System each to be modified so that the Chiller System and the RO/DI System only services the Premises. Landlord shall coordinate such work with Tenant in performing such modification and shall take all commercially reasonable steps to minimize any disruption of Tenant’s operations at the Premises. Landlord acknowledges that Tenant will be in occupancy of the Premises prior to the Lease Commencement Date pursuant to a sublease agreement. The invoice for such costs incurred by Landlord shall be reasonable third party costs and expenses incurred by Landlord solely with respect to such modification of the Chiller System and the RO/DI System, without any overhead or profit, and such invoice shall not be delivered until such modifications are completed. Tenant shall maintain a service contract for routine maintenance of the Chiller System and the RO/DI System during the Term. However, in no event shall Tenant be obligated to expend more than $5,000, in the aggregate, in any twelve month period (the “Repair Threshold”) on any repair(s) to, or replacement(s) of, either or both the Chiller System and/or the RO/DI System, and in the event the Repair Threshold occurs, Tenant shall not be obligated to perform any further repairs on, or to otherwise continue to maintain, the Chiller System and/or the RO/DI System for the balance of the Term. Notwithstanding the foregoing limitations on Tenant’s maintenance obligations, Tenant shall at its sole cost maintain the Chiller System and the RO/DI System free of leaks during the Term, but the foregoing shall not obligate Tenant to repair any leak if Tenant elects to cease using the Chiller System and/or the RO/DI System and the water supply to the Chiller System and/or the RO/DI System, as the case may be, is properly closed. In addition, in no event shall Tenant be liable to repair any leak from either System caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees or any other tenant of the Building or its contractors, employees or agents, in which event such party shall be responsible for the cost of such repair and any damage caused by such leak. Landlord shall provide Tenant with access to such other portions of the Building as are reasonably necessary to maintain and repair the Chiller System and/or the RO/DI System. Tenant shall surrender the Chiller System and the RO/DI System to Landlord at the end of the Term in their then “as is” condition. Landlord shall not have any obligation to maintain, repair or replace the Chiller System and/or the RO/DI System during the Term. Notwithstanding the foregoing, in the event Tenant elects to replace the Chiller System and/or the RO/DI System at any time during the Term hereof, Tenant may do so in accordance with the terms of this Lease. For clarification, notwithstanding anything to the contrary set forth elsewhere in this Lease, Tenant shall have no obligation to remove the Chiller System or the RO/DI System, or any associated equipment or piping, or any replacements to either system, at the end of the Term.

5.3 Security. Tenant acknowledges that Landlord has not undertaken any duty whatsoever to provide security for the Leased Premises, the Building, the Common Areas, the Property, or the Project and, accordingly, Landlord is not responsible for the security of same or the protection of Tenant’s property or any of the Tenant Parties from any cause whatsoever, including but not limited to criminal and/or terrorist acts. To the extent Tenant determines that such security or protection services are advisable or necessary, Tenant shall arrange for and pay the costs of providing same. Landlord shall provide a card access system, at Landlord’s cost, to allow Tenant to access the Building and shall provide access keys to Tenant’s employees. Tenant may install a key card security system for the exterior doors to the Leased Premises (as distinguished from the exterior doors to the Building) and in the elevator cabs within the Building, subject to Landlord’s approval, not to be unreasonably withheld, and subject to the other requirements of Article 6 hereof (including without limitation the requirement that Tenant remove such improvements upon the expiration of the Lease Term, except as otherwise provided in Article 6 hereof). Tenant shall be responsible for (a) Tenant’s Building Share of the cost of installing and maintaining any security devices, equipment, or systems serving the Building generally (other than as provided herein), and (b) one hundred percent (100%) of the cost of installing and maintaining any security devices, equipment, or systems serving the Leased Premises exclusively. In the event Landlord in its sole and absolute discretion agrees to provide any security services, whether it be guard service or access systems or otherwise, Landlord shall do so strictly as an accommodation to Tenant and Landlord shall have no liability whatsoever in connection therewith, whether it be for failure to maintain the secure access system, or for failure of the guard service to provide adequate security, or otherwise. Without limitation, Paragraph 8.1 below is intended by Tenant and Landlord to apply to this Paragraph 5.3.

5.4 Energy And Resource Consumption

(a) Energy Consumption Reduction Efforts. Landlord may voluntarily cooperate in a reasonable manner with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Property. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable rules established by Landlord (i) in order to maximize the efficient operation of the electrical, and HVAC systems and all other energy or other resource consumption systems with the Property and the Project and/or (ii) in order to comply with the recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources.

(b) Tenant Utility Usage Data Reporting. If Tenant is billed directly by a utility company with respect to Tenant’s electricity and natural gas/propane usage at the Leased Premises, then, promptly following Landlord’s written request, Tenant shall provide its monthly electricity and natural gas/propane usage data for the Leased Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity and natural gas/propane usage data with respect to the Leased Premises directly from the utility company.

5.5 Limitation Of Landlord’s Liability

Landlord shall not be liable to Tenant for injury to Tenant or any of the Tenant Parties, or damage to property of Tenant or any Tenant Parties, or loss of Tenant’s or any Tenant Parties’ business or profits, nor shall Tenant be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of (i) Landlord’s failure to provide security services or systems within the Property or the Project for the protection of the Leased Premises, the Building or the Common Areas, or the protection of Tenant’s property or any of the Tenant Parties, or (ii) Landlord’s failure to perform any maintenance or repairs to the Leased Premises, the Building, the Common Areas, the Property, or the Project until Tenant, with respect to repairs within the Leased Premises only, shall have first notified Landlord, in writing, of the need for such maintenance or repairs, and then only after Landlord shall have had a reasonable period of time following its receipt of such notice within which to perform such maintenance or repairs, or (iii) any failure, interruption, rationing or other curtailment in the supply of water, electric current, gas or other utility service to the Leased Premises, the Building, the Common Areas, the Property, or the Project from whatever cause (other than the gross negligence or willful misconduct of Landlord, its employees, agents, guests, invitees or contractors), or (iv) the unauthorized intrusion or entry into the Leased Premises by third parties (other than Landlord, and those employees, agents or contractors entering the Leased Premises at Landlord’s request). Notwithstanding the foregoing, to the extent in Landlord’s reasonable control, Landlord shall take all commercially reasonable steps to minimize the duration of any failure, interruption, rationing or other curtailment of any utility service that is not separately metered to the Leased Premises. In addition, in the event that Tenant is unable to use the Leased Premises for the conduct of its normal business operations due to the failure of Landlord to comply with its obligations hereunder, including without limitation the provision of HVAC and utilities, and such inability continues for three (3) or more business days following written notice from Tenant to Landlord, Base Rent and Additional Rent shall be abated for each day following such third (3) business day until such service has been restored in proportion to the portion of the Leased Premises that Tenant is unable to use as a result thereof.

ARTICLE 6

ALTERATIONS AND IMPROVEMENTS

6.1 By Tenant. Tenant shall not make any alterations to or modifications of the Leased Premises or construct any improvements within the Leased Premises until Landlord shall have first approved, in writing, the plans and specifications therefor, which approval may be withheld in Landlord’s sole discretion. Landlord reserves the right to require that Tenant remove any improvements or alterations installed by Tenant in the Leased Premises on or before the expiration or earlier termination of the Lease, and to require that Tenant restore the Leased Premises to the condition they were in prior to installation of such improvements or alterations. Tenant may request, by written notice to Landlord at the time of such installation or alteration, Landlord’s waiver of such requirement, which may be withheld or conditioned in Landlord’s sole discretion. However, Tenant shall not be required to remove any improvements or alterations that are for first class general office use. All modifications, alterations or improvements, once so approved, shall be made, constructed or installed by Tenant at Tenant’s expense (including all permit fees and governmental charges related thereto), using a licensed contractor first approved by Landlord (which approval shall not be unreasonably withheld or delayed), in substantial compliance with the Landlord-approved plans and specifications therefor. All work undertaken by Tenant shall be done in accordance with all Laws and Restrictions and in a good and workmanlike manner using new materials of good quality. Tenant shall not commence the making of any such modifications or alterations or the construction of any such improvements until (i) any and all required governmental approvals and permits shall have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant shall have given Landlord at least five (5) business days prior written notice of its intention to commence such work so that Landlord may post and file notices of non-responsibility, and (iv) if requested by Landlord, Tenant shall have obtained contingent liability and broad form builder’s risk insurance in an amount satisfactory to Landlord in its reasonable discretion to cover any perils relating to the proposed work not covered by insurance carried by Tenant pursuant to Article 9. In no event shall Tenant make any modification, alterations or improvements whatsoever to the Common Areas or the exterior or structural components of the Building including, without limitation, any cuts or penetrations in the floor, roof, or exterior or load-bearing walls of the Leased Premises other than in connection with the installation of typical office equipment and furniture. As used in this Article, the term “modifications, alterations and/or improvements” shall include, without limitation, the installation of additional electrical outlets, overhead lighting fixtures, drains, sinks, partitions, doorways, or the like, but shall not include any cosmetic improvement (i.e. carpeting, painting) for which no approval is required.

6.2 Ownership Of Improvements. All modifications, alterations and improvements made or added to the Leased Premises by Tenant (other than Tenant’s inventory, equipment, movable furniture, wall decorations and trade fixtures) shall be deemed real property and a part of the Leased Premises, but shall remain the property of Tenant during the Lease, and Tenant hereby covenants and agrees not to grant a security interest in any such items to any party other than Landlord. Any such modifications, alterations or improvements, once completed, shall not be altered or removed from the Leased Premises during the Lease Term without Landlord’s written approval first obtained in accordance with the provisions of Paragraph 6.1 above. At the expiration or sooner termination of this Lease, all such modifications, alterations and improvements other than Tenant’s inventory, equipment, movable furniture, wall decorations and trade fixtures, shall automatically become the property of Landlord and shall be surrendered to Landlord as part of the Leased Premises as required pursuant to Article 2, unless Landlord shall require Tenant to remove any of such modifications, alterations or improvements in accordance with the provisions of Article 2 (subject to Landlord’s waiver of such requirement pursuant to Paragraph 6.1), in which case Tenant shall so remove same. Landlord shall have no obligations to reimburse Tenant for all or any portion of the cost or value of any such modifications, alterations or improvements so surrendered to Landlord. All modifications, alterations or improvements which are installed or constructed on or attached to the Leased Premises by Landlord and/or at Landlord’s expense shall be deemed real property and a part of the Leased Premises and shall be property of Landlord. All lighting, plumbing, electrical and HVAC fixtures, partitioning, window coverings, wall coverings and floor coverings installed by Tenant shall be deemed improvements to the Leased Premises and not trade fixtures of Tenant.

6.3 Alterations Required By Law. Tenant at its sole cost shall make all modifications, alterations and improvements to the Leased Premises, the Building, the Common Areas, the Property, or the Project that are required by any Law because of (i) Tenant’s specific use or specific manner of occupancy of the Leased Premises, the Building, the Common Areas, the Property, or the Project, (ii) Tenant’s application for any permit or governmental approval, or (iii) Tenant’s making of any modifications, alterations or improvements to or within the Leased Premises. If Landlord shall, at any time during the Lease Term, be required by any governmental authority to make any modifications, alterations or improvements to the Building, the Property, or the Project, the cost incurred by Landlord in making such modifications, alterations or improvements, including interest at a rate equal to the Standard Interest Rate, shall be amortized by Landlord over the useful life of such modifications, alterations or improvements, as determined in accordance with generally accepted accounting principles, and the monthly amortized cost of such modifications, alterations and improvements as so amortized shall be considered a Property Maintenance Cost.

6.4 Liens. Tenant shall keep the Property and the Project and every part thereof free from any lien, and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Property. If any such claim of lien is recorded against Tenant’s interest in this Lease, the Property or any part thereof, Tenant shall bond against, discharge or otherwise cause such lien to be entirely released within ten (10) days after the same has been recorded. Tenant’s failure to do so shall be conclusively deemed a material default under the terms of this Lease.

ARTICLE 7

ASSIGNMENT AND SUBLETTING BY TENANT

7.1 By Tenant. Tenant shall not sublet the Leased Premises or any portion thereof or assign its interest in this Lease, or permit the occupancy of the Premises by other than Tenant, whether voluntarily or by operation of Law, without Landlord’s prior written consent which shall not be unreasonably withheld or delayed. Any attempted subletting or assignment, or occupancy of the Leased Premises by other than Tenant, without Landlord’s prior written consent, at Landlord’s election, shall constitute a default by Tenant under the terms of this Lease. The acceptance of rent by Landlord from any person or entity other than Tenant, or the acceptance of rent by Landlord from Tenant with knowledge of a violation of the provisions of this paragraph, shall not be deemed to be a waiver by Landlord of any provision of this Article or this Lease or to be a consent to any subletting by Tenant or any assignment of Tenant’s interest in this Lease. Without limiting the circumstances in which it may be reasonable for Landlord to withhold its consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances:

(a) the proposed assignee or sublessee is a governmental agency;

(b) in Landlord’s reasonable judgment, the use of the Leased Premises by the proposed assignee or sublessee would involve occupancy other than for a Permitted Use, would entail any alterations which would lessen the value of the leasehold improvements in the Leased Premises, or would require increased services by Landlord;

(c) in Landlord’s reasonable judgment, the credit-worthiness of the proposed assignee is less than that of Tenant or does not meet the credit standards applied by Landlord;

(d) the proposed assignee or sublessee (or any of its affiliates) has been in material default under a lease, has been in litigation with a previous landlord, or in the ten (10) years prior to the assignment or sublease has filed for bankruptcy protection, has been the subject of an involuntary bankruptcy, or has been adjudged insolvent;

(e) Landlord (or any of its affiliates) has experienced a previous default beyond applicable periods of notice and grace by or is in litigation with the proposed assignee or sublessee (or any of their affiliates);

(f) in Landlord’s reasonable judgment, the Leased Premises, or the relevant part thereof, will be used in a manner that will violate any negative covenant as to use contained in this Lease;

(g) the use of the Leased Premises by the proposed assignee or sublessee will violate any Law or Restriction;

(h) the proposed assignee or sublessee is a tenant at the Property and there is comparable space available at the Project;

(i) the proposed assignment or sublease fails to include all of the terms and provisions required to be included therein pursuant to this Article 7;

(j) Tenant is in default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on three or more occasions during the 12 months preceding the date that Tenant shall request consent; or

(k) in the case of a subletting of less than the entire Leased Premises, if the subletting would result in the division of the Leased Premises into more than two subparcels or would require improvements to be made outside of the Leased Premises.

7.2 Merger, Reorganization, or Sale of Assets

(a) Subject to paragraph (b) below: any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer in the aggregate over the Lease Term of a controlling percentage of the capital stock of or other equity interests in Tenant, or the sale or transfer of all or a substantial portion of the assets of Tenant, shall be deemed a voluntary assignment of Tenant’s interest in this Lease. The phrase “controlling percentage” means the direct or indirect ownership of or right to vote (i) stock possessing more than fifty percent (50%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or (ii) equity interests possessing the ability to direct the management of Tenant. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of Law, of any general partner, or the dissolution of the partnership, shall be deemed a voluntary assignment of Tenant’s interest in this Lease. Upon Landlord’s request from time to time, Tenant shall promptly provide Landlord with a statement certified by the Tenant’s chief executive officer or chief financial officer, which shall provide the following information: (i) the names of all of Tenant’s shareholders and their ownership interests at the time thereof, provided Tenant’s shares are not publicly traded; (ii) the state in which Tenant is incorporated; (iii) the location of Tenant’s principal place of business; (iv) information regarding a material change in the corporate structure of Tenant, including, without limitation, a merger or consolidation; and (v) any other information regarding Tenant’s ownership that Landlord reasonably requests. In the event of an acquisition by one entity of the controlling percentage of the capital stock of Tenant where this Lease is not assigned to and assumed in full by such entity, it shall be a condition to Landlord’s consent to such change in control that such entity acquiring the controlling percentage assume, as a primary obligor, all rights and obligations of Tenant under this Lease (and such entity shall execute all documents reasonably required to effectuate such assumption).

(b) Notwithstanding subparagraph (a) above, over-the-counter stock market transactions, including an initial public offering, shall not be deemed to be assignments under this Lease. In addition, provided that the conditions described below in this sentence have been satisfied prior to or upon such assignment or subleasing, Tenant may, without Landlord’s prior written consent, sublet the Leased Premises or assign this Lease to (i) a subsidiary, affiliate, division, corporation or joint venture controlling, controlled by or under common control with Tenant, (ii) a successor entity resulting from a merger, consolidation, or nonbankruptcy reorganization by Tenant, or (iii) a purchaser of substantially all of Tenant’s assets, provided in all cases (i), (ii) and (iii) that the entity with the greatest net worth involved directly or indirectly in the ownership and/or control of the acquiring, merged, reorganized, or consolidated entity (hereafter, the “Assignee Affiliate”) shall have unconditionally assumed in writing or guaranteed for the benefit of Landlord, in a form reasonably acceptable to Landlord, this Lease and all of Tenant’s obligations under this Lease from and after the date of such assignment. In all events, Tenant shall remain fully liable under this Lease.

7.3 Landlord’s Election. If Tenant shall desire to assign its interest under the Lease or to sublet the Leased Premises, Tenant must first notify Landlord, in writing, of its intent to so assign or sublet, at least thirty (30) days in advance of taking any action with respect thereto. Once Tenant (or Landlord or both pursuant to the joint marketing election described below) has identified a potential assignee or sublessee, Tenant shall notify Landlord, in writing, of its intent to so assign or sublet, at least thirty (30) days in advance of the date it intends to so assign its interest in this Lease or sublet the Leased Premises but not sooner than one hundred eighty (180) days in advance of such date, specifying in detail the terms of such proposed assignment or subletting, including the name of the proposed assignee or sublessee, the proposed assignee’s or sublessee’s intended use of the Leased Premises, current financial statements (including a balance sheet, income statement and statement of cash flow, all prepared in accordance with generally accepted accounting principles) of such proposed assignee or sublessee, the form of documents to be used in effectuating such assignment or subletting and such other information as Landlord may reasonably request. Except in the event of a sublease or assignment to an Assignee Affiliate, Landlord shall have a period of ten (10) business days following receipt of such notice and the required information within which to do one of the following: (i) consent to such requested assignment or subletting subject to

Tenant’s compliance with the conditions set forth in Paragraph 7.4 below, or (ii) refuse to so consent to such requested assignment or subletting, provided that such consent shall not be unreasonably refused, or (iii) if the sublease is for more than 50% of the rentable square footage leased by Tenant (or if a sublease, when aggregated with any previously approved sublease(s), results in more than 50% of the rentable square footage leased by Tenant being subleased), and if the proposed sublease is for the remainder of the then current Lease Term, or in the case of an assignment of the entire Leased Premises, terminate this Lease as to the entirety of the Leased Premises, or, at Landlord’s sole option, as to only such portion of the Leased Premises as is the subject of the proposed assignment or subletting (such termination to be effective either (A) on the date specified in Tenant’s notice as the intended effective date of the assignment or subletting, or (B) on such tenth (10th) business day after receipt of Tenant’s notice, at Landlord’s option). During such ten (10) business day period, Tenant covenants and agrees to supply to Landlord, upon request, all necessary or relevant information which Landlord may reasonably request respecting such proposed assignment or subletting and/or the proposed assignee or sublessee. In the event of an election by Landlord under clause (iii) above, Landlord shall have the right to enter into a direct lease with the proposed assignee or sublessee without payment of any consideration to Tenant. In addition, in the event Tenant desires to sublease all or a portion of the Leased Premises, Landlord shall have the right to elect to jointly market with Tenant the applicable portion (including all) of the Leased Premises for subleasing and/or direct leasing, such joint marketing election to be made, if at all, in writing and delivered to Tenant during the thirty (30) day period described in the first sentence of this Paragraph 7.3. Tenant’s written request for consent may also contain a request in ALL CAPITALS BOLD FACE TYPE for Landlord to respond within ten (10) business days. If Tenant includes such a request, and Landlord fails to respond within such ten (10) business day period, then provided that Tenant has otherwise supplied to Landlord all necessary or relevant information reasonably requested by Landlord respecting the proposed assignment or subletting, the proposed assignment or subletting shall be deemed approved.

7.4 Conditions To Landlord’s Consent. If Landlord elects to consent, or shall have been ordered to so consent by a court of competent jurisdiction, to such requested assignment or subletting, such consent shall be expressly conditioned upon the occurrence of each of the conditions below set forth, and any purported assignment or subletting made or ordered prior to the full and complete satisfaction of each of the following conditions shall be void and, at the election of Landlord, which election may be exercised at any time following such a purported assignment or subletting but prior to the satisfaction of each of the stated conditions, shall constitute a material default by Tenant under this Lease until cured by satisfying in full each such condition by the assignee or sublessee. The conditions are as follows:

(a) Landlord having approved in form and substance the assignment or sublease agreement and any ancillary documents, which approval shall not be unreasonably withheld by Landlord if the requirements of this Article 7 are otherwise complied with.

(b) Each such sublessee or assignee having agreed, in writing reasonably satisfactory to Landlord and its counsel and for the benefit of Landlord, to assume, to be bound by, and to perform the obligations of this Lease to be performed by Tenant which relate to space being subleased.

(c) Tenant having fully and completely performed all of its obligations under the terms of this Lease through and including the date of such assignment or subletting.

(d) Tenant having reimbursed to Landlord all reasonable costs and reasonable attorneys’ fees incurred by Landlord in conjunction with the processing and documentation of any such requested subletting or assignment. Tenant shall be obligated to so reimburse Landlord whether or not such subletting or assignment is completed.

(e) Tenant having delivered to Landlord a complete and fully-executed duplicate original of such sublease agreement or assignment agreement (as applicable) and all related agreements.

(f) Tenant having paid, or having agreed in writing to pay as to future payments, to Landlord fifty percent (50%) of all assignment consideration or excess rentals less all reasonable expenses of Tenant incurred in connection with the assignment or subletting including without limitation, brokerage commissions, reasonable attorneys’ fees, demising costs and work allowances, to be paid to Tenant or to any other on Tenant’s behalf or for Tenant’s benefit for such assignment or subletting as follows:

(i) If Tenant assigns its interest under this Lease and if all or a portion of the consideration for such assignment is to be paid by the assignee at the time of the assignment, that Tenant shall have paid to Landlord and Landlord shall have received an amount equal to fifty percent (50%) of the assignment consideration so paid or to be paid (whichever is the greater) at the time of the assignment by the assignee. In no event shall any amounts paid to Tenant on account of its business or assets of its business be deemed consideration for purposes of this provision; or

(ii) If Tenant assigns its interest under this Lease and if Tenant is to receive all or a portion of the consideration for such assignment in future installments, that Tenant and Tenant’s assignee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord and its counsel whereby Tenant and Tenant’s assignee jointly agree to pay to Landlord an amount equal to fifty percent (50%) of all such future assignment consideration installments to be paid by such assignee as and when such assignment consideration is so paid; or

(iii) If Tenant subleases the Leased Premises, that Tenant and Tenant’s sublessee shall have entered into a written agreement with and for the benefit of Landlord reasonably satisfactory to Landlord and its counsel whereby Tenant and Tenant’s sublessee jointly agree to pay to Landlord fifty percent (50%) of all excess rentals to be paid by such sublessee after deducting therefrom all reasonable expenses incurred by Tenant in connection with such sublease, including without limitation, brokerage commissions, reasonable attorneys’ fees, demising costs and work allowances.

7.5 Assignment Consideration And Excess Rentals Defined. For purposes of this Article, including any amendment to this Article by way of addendum or other writing: (i) the term “assignment consideration” shall mean all consideration to be paid by the assignee to Tenant or to any other party on Tenant’s behalf or for Tenant’s benefit as consideration for such assignment, after deducting all reasonable costs or expenses (including, without limitation, tenant improvements, capital improvements, building upgrades, permit fees, attorneys’ fees, brokerage commissions and other consultants’ fees) incurred by Tenant in connection with such assignment, and (ii) the term “excess rentals” shall mean all consideration to be paid by the sublessee to Tenant or to any other party on Tenant’s behalf or for Tenant’s benefit for the sublease of all or any part of the Leased Premises in excess of the rent due to Landlord under the terms of this Lease for the portion subleased for the same period, after deducting all reasonable costs or expenses (including, without limitation, tenant improvements, capital improvements, building upgrades, permit fees, attorneys’ fees, brokerage commissions and other consultants’ fees) incurred by Tenant in connection with such sublease. Tenant agrees that the portion of any assignment consideration and/or excess rentals arising from any assignment or subletting by Tenant which is to be paid to Landlord pursuant to this Article now is and shall then be the property of Landlord and not the property of Tenant.

7.6 Payments. All payments required by this Article to be made to Landlord shall be made in cash in full as and when they become due. At the time Tenant, Tenant’s assignee or sublessee makes each such payment to Landlord, Tenant or Tenant’s assignee or sublessee, as the case may be, shall deliver to Landlord an itemized statement in reasonable detail showing the method by which the amount due Landlord was calculated and certified by the party making such payment as true and correct.

7.7 Good Faith. The rights granted to Tenant by this Article are granted in consideration of Tenant’s express covenant, which Tenant hereby makes, that all pertinent allocations which are made by Tenant between the rental value of the Leased Premises and the value of any of Tenant’s personal property which may be conveyed or leased (or services provided) generally concurrently with and which may reasonably be considered a part of the same transaction as the permitted assignment or subletting shall be made fairly, honestly and in good faith. If Tenant shall breach this covenant, and Tenant fails to rectify the same and pay any required additional amounts to Landlord, Landlord may immediately declare Tenant to be in default under the terms of this Lease and terminate this Lease and/or exercise any other rights and remedies Landlord would have under the terms of this Lease in the case of a material default by Tenant under this Lease.

7.8 Effect Of Landlord’s Consent. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay rent and to perform all of the other obligations to be performed by Tenant hereunder. Consent by Landlord to one or more assignments of Tenant’s interest in this Lease or to one or more sublettings of the Leased Premises shall not be deemed to be a consent to any subsequent assignment or subletting. No subtenant shall have any right to assign its sublease or to further sublet any portion of the sublet premises or to permit any portion of the sublet premises to be used or occupied by any other party except in accordance with the terms of this Lease. No sublease may be terminated or modified without Landlord’s prior written consent. If Landlord shall have been ordered by a court of competent jurisdiction to consent to a requested assignment or subletting, or such an assignment or subletting shall have been ordered by a court of competent jurisdiction over the objection of Landlord, such assignment or subletting shall not be binding between the assignee (or sublessee) and Landlord until such time as all conditions set forth in Paragraph 7.4 above have been fully satisfied (to the extent not then satisfied) by the assignee or sublessee, including, without limitation, the payment to Landlord of all agreed assignment considerations and/or excess rentals then due Landlord. Upon a default while a sublease is in effect, Landlord may collect directly from the sublessee all sums becoming due to Tenant under the sublease and apply this amount against any sums due Landlord by Tenant, and Tenant authorizes and directs any sublessee to make payments directly to Landlord upon notice from Landlord. No direct collection by Landlord from any sublessee shall constitute a novation or release of Tenant or any guarantor, a consent to the sublease or a waiver of the covenant prohibiting subleases. Landlord, as Tenant’s agent, may endorse any check, draft or other instrument payable to Tenant for sums due under a sublease, and apply the proceeds in accordance with this Lease; this agency is coupled with an interest and is irrevocable.

ARTICLE 8

LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY

8.1 Limitation On Landlord’s Liability And Release

Landlord shall not be liable to Tenant for, and Tenant hereby releases and waives all claims and rights of recovery against Landlord and its partners, principals, members, managers, officers, agents, employees, lenders, attorneys, contractors, invitees, consultants, predecessors, successors and assigns (including without limitation prior and subsequent owners of the Property or the Project or portions thereof) (collectively, the “Landlord Indemnitees”) from, any and all liability, whether in contract, tort or on any other basis, for any injury to or any damage sustained by Tenant or any of the Tenant Parties, any damage to property of Tenant or any of the Tenant Parties, or any loss to business, loss of profits or other financial loss of Tenant or any of the Tenant Parties resulting from or attributable to the condition of, the management of, the repair or maintenance of, the protection of, the supply of services or utilities to, the damage in or destruction of the Leased Premises, the Building, the Property, the Project, or the Common Areas, including without limitation (i) the failure, interruption, rationing or other curtailment or cessation in the supply of electricity, water, gas or other utility service to the Property, the Building or the Leased Premises; (ii) the vandalism or forcible entry into the Building or the Leased Premises; (iii) the penetration of water into or onto any portion of the Leased Premises; (iv) the failure to provide security and/or adequate lighting in or about the Property, the Building or the Leased Premises, (v) the existence of any design or construction defects within the Property, the Building or the Leased Premises; (vi) the failure of any mechanical systems to function properly (such as the HVAC systems); (vii) the blockage of access to any portion of the Property, the Building or the Leased Premises, except that Tenant does not so release Landlord, and Landlord shall indemnify and hold Tenant harmless, from such liability to the extent such damage was proximately caused by the gross negligence or willful misconduct of Landlord, its employees, agents invitees or contractors, or Landlord’s failure to perform an obligation expressly undertaken by Landlord pursuant to this Lease after a reasonable period of time shall have lapsed following receipt of written notice from Tenant to so perform such obligation. In this regard, Tenant acknowledges that it is fully apprised of the provisions of Law relating to releases, and any provisions which provide that a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor. Notwithstanding such or any similar provision of any Law, and for the purpose of implementing a full and complete release and discharge, Tenant hereby (i) waives the benefit of such or any similar provision of any Law and (ii) acknowledges that, subject to the exceptions specifically set forth herein, the release and discharge set forth in this paragraph is a full and complete settlement and release and discharge of all claims and is intended to include in its effect, without limitation, all claims which Tenant, as of the date hereof, does not know of or suspect to exist in its favor.

8.2 Tenant’s Indemnification Of Landlord

TENANT SHALL DEFEND WITH COMPETENT COUNSEL REASONABLY SATISFACTORY TO LANDLORD ANY CLAIMS MADE OR LEGAL ACTIONS FILED OR THREATENED AGAINST THE LANDLORD INDEMNITEES WITH RESPECT TO THE VIOLATION OF ANY LAW, OR THE DEATH, BODILY INJURY, PERSONAL INJURY, PROPERTY DAMAGE, OR INTERFERENCE WITH CONTRACTUAL OR PROPERTY RIGHTS SUFFERED BY ANY THIRD PARTY OCCURRING WITHIN THE LEASED PREMISES OR RESULTING FROM THE USE OR OCCUPANCY BY TENANT OR ANY OF THE TENANT PARTIES OF THE LEASED PREMISES, THE BUILDING OR THE COMMON AREAS, OR RESULTING FROM THE ACTIVITIES OF TENANT OR ANY OF THE TENANT PARTIES IN OR ABOUT THE LEASED PREMISES, THE BUILDING, THE COMMON AREAS, THE PROPERTY, OR THE PROJECT, AND TENANT SHALL INDEMNIFY AND HOLD THE LANDLORD INDEMNITEES HARMLESS FROM ANY LOSS, LIABILITY, PENALTIES, OR EXPENSE

WHATSOEVER (INCLUDING ANY LOSS ATTRIBUTABLE TO VACANT SPACE WHICH OTHERWISE WOULD HAVE BEEN LEASED, BUT FOR SUCH ACTIVITIES) RESULTING THEREFROM, EXCEPT TO THE EXTENT PROXIMATELY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD. THIS INDEMNITY AGREEMENT SHALL APPLY EVEN IF THE INDEMNITY OBLIGATION OF TENANT ARISES AS A RESULT OF THE NEGLIGENCE OF LANDLORD. THIS INDEMNITY AGREEMENT SHALL SURVIVE THE EXPIRATION OR SOONER TERMINATION OF THIS LEASE.

ARTICLE 9

INSURANCE

9.1 Tenant’s Insurance. Tenant shall maintain insurance complying with all of the following:

(a) Tenant shall procure, pay for and keep in full force and effect, at all times during the Lease Term, the following:

(i) Commercial general liability insurance insuring Tenant against liability for personal injury, bodily injury, death and damage to property occurring within the Leased Premises, or resulting from Tenant’s use or occupancy of the Leased Premises, the Building, the Common Areas, the Property, or the Project, or resulting from Tenant’s activities in or about the Leased Premises, the Property, or the Project, with coverage in an amount equal to Tenant’s Required Liability Coverage (as set forth in Article 1), which insurance shall contain “blanket contractual liability” and “broad form property damage” endorsements insuring Tenant’s performance of Tenant’s obligations to indemnify Landlord as contained in this Lease.

(ii) Fire and property damage insurance in “special form” coverage insuring Tenant against loss from physical damage to Tenant’s personal property, inventory, trade fixtures and improvements within the Leased Premises with coverage for the full actual replacement cost thereof;

(iii) Business income/extra expense insurance sufficient to pay Base Monthly Rent and Additional Rent for a period of not less than twelve (12) months;

(iv) Plate glass insurance, at actual replacement cost;

(v) [Reserved]

(vi) Product liability insurance (including, without limitation, if food and/or beverages are distributed, sold and/or consumed within the Leased Premises, to the extent obtainable, coverage for liability arising out of the distribution, sale, use or consumption of food and/or beverages (including alcoholic beverages, if applicable) at the Leased Premises for not less than Tenant’s Required Liability Coverage (as set forth in Article 1);

(vii) Workers’ compensation insurance (statutory coverage) with employer’s liability in amounts not less than $1,000,000 insurance sufficient to comply with all laws; and

(viii) With respect to making of any alterations or modifications or the construction of improvements or the like undertaken by Tenant, course of construction, commercial general liability, automobile liability and workers’ compensation (to be carried by Tenant’s contractor), in an amount and with coverage reasonably satisfactory to Landlord.

(b) Each policy of liability insurance required to be carried by Tenant pursuant to this paragraph or actually carried by Tenant with respect to the Leased Premises, the Property, or the Project: (i) shall, except with respect to insurance required by subparagraphs (a)(ii) and (a)(viii) above, name Landlord, and such others as are designated by Landlord, as additional insureds; (ii) shall, with respect to insurance required by subparagraph (a)(ii) above, name Landlord, and such others as are designated by Landlord, as loss payees; (iii) shall be primary insurance providing that the insurer shall be liable for the full amount of the loss, up to and including the total amount of liability set forth in the declaration of coverage, without the right of contribution from or prior payment by any other insurance coverage of Landlord; (iv) shall be in a form satisfactory to Landlord; (v) shall be carried with companies reasonably acceptable to Landlord with Best’s ratings of at least A and XI; (vi) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty (30) days prior written notice to Landlord, and (vii) shall contain a so-called “severability” or “cross liability” endorsement. Each policy of property insurance maintained by Tenant with respect to the Leased Premises, the Property, or the Project or any property therein (i) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty (30) days prior written notice to

Landlord and (ii) shall contain a waiver and/or a permission to waive by the insurer of any right of subrogation against Landlord, its partners, principals, members, managers, officers, employees, agents and contractors, which might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its partners, principals, members, managers, officers, employees, agents and contractors.

(c) Prior to the time Tenant or any of its contractors enters the Leased Premises, Tenant shall deliver to Landlord, with respect to each policy of insurance required to be carried by Tenant pursuant to this Article, a copy of such policy (appropriately authenticated by the insurer as having been issued, premium paid) or a certificate of the insurer certifying in form satisfactory to Landlord that a policy has been issued, premium paid, providing the coverage required by this Paragraph and containing the provisions specified herein. With respect to each renewal or replacement of any such insurance, the requirements of this Paragraph must be complied with not less than thirty (30) days prior to the expiration or cancellation of the policies being renewed or replaced. Landlord may, at any time and from time to time, inspect and/or copy any and all insurance policies required to be carried by Tenant pursuant to this Article. If Landlord’s Lender, insurance broker, advisor or counsel reasonably determines at any time that the amount of coverage set forth in Paragraph 9.1(a) for any policy of insurance Tenant is required to carry pursuant to this Article is not adequate, then Tenant shall increase the amount of coverage for such insurance to such greater amount as Landlord’s Lender, insurance broker, advisor or counsel reasonably deems adequate. In the event Tenant does not maintain said insurance, Landlord may, in its sole discretion and without waiving any other remedies hereunder, procure said insurance and Tenant shall pay to Landlord as additional rent the cost of said insurance plus a ten percent (10%) administrative fee.

9.2 Landlord’s Insurance. With respect to insurance maintained by Landlord:

(a) Landlord shall maintain, as the minimum coverage required of it by this Lease, fire and property damage insurance in so-called special form coverage insuring Landlord (and such others as Landlord may designate) against loss from physical damage to the Building with coverage of not less than one hundred percent (100%) of the full actual replacement cost thereof and against loss of rents for a period of not less than six months. Such fire and property damage insurance, at Landlord’s election but without any requirements on Landlord’s behalf to do so, (i) may be written in so-called “all risk” form, excluding only those perils commonly excluded from such coverage by Landlord’s then property damage insurer; (ii) may provide coverage for physical damage to the improvements so insured for up to the entire full actual replacement cost thereof; (iii) may be endorsed to cover loss or damage caused by any additional perils against which Landlord may elect to insure, including earthquake and/or flood; and/or (iv) may provide coverage for loss of rents for a period of up to twelve months. Landlord shall not be required to cause such insurance to cover any of Tenant’s personal property, inventory, and trade fixtures, or any modifications, alterations or improvements made or constructed by Tenant to or within the Leased Premises. Landlord shall use commercially reasonable efforts to obtain such insurance at competitive rates.

(b) Landlord shall maintain commercial general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death, and damage to property occurring in, on or about, or resulting from the use or occupancy of the Property, or any portion thereof, with combined single limit coverage of at least Ten Million Dollars ($10,000,000). Landlord may carry such greater coverage as Landlord or Landlord’s Lender, insurance broker, advisor or counsel may from time to time determine is reasonably necessary for the adequate protection of Landlord, the Property, and the Project.

(c) Landlord may maintain boiler and machinery insurance to limits sufficient to restore the Building.

(d) Landlord may maintain any other insurance which in the opinion of its insurance broker, advisor or legal counsel is prudent to carry under the given circumstances, provided such insurance is commonly carried by owners of property similarly situated and operating under similar circumstances.

9.3 Mutual Waiver Of Subrogation. Landlord hereby releases Tenant, and Tenant hereby releases Landlord and its respective partners, principals, members, officers, agents, employees and servants, from any and all liability for loss, damage or injury to the property of the other in or about the Leased Premises, the Property, or the Project which is caused by or results from a peril or event or happening which is covered by insurance actually carried and in force at the time of the loss by the party sustaining such loss; provided, however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss and to the extent such insurance is not prejudiced thereby.

ARTICLE 10

DAMAGE TO LEASED PREMISES

10.1 Landlord’s Duty To Restore. If the Leased Premises, the Building or the Common Area are damaged by any peril after the Effective Date of this Lease, Landlord shall restore the same, as and when required by this paragraph, unless this Lease is terminated by Landlord pursuant to Paragraph 10.3 or by Tenant pursuant to Paragraph 10.4. If this Lease is not so terminated, then upon the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Leased Premises, the Building or the Common Area, as the case may be, to the extent then allowed by law, to substantially the same condition in which it existed as of the Lease Commencement Date. Landlord’s obligation to restore shall be limited to the improvements constructed by Landlord. Landlord shall have no obligation to restore any alterations, modifications or improvements made by Tenant to the Leased Premises or any of Tenant’s personal property, inventory or trade fixtures. Upon completion of the restoration by Landlord, Tenant shall forthwith replace or fully repair all of Tenant’s personal property, inventory, trade fixtures and other improvements constructed by Tenant to like or similar conditions as existed at the time immediately prior to such damage or destruction.

10.2 Insurance Proceeds. All insurance proceeds available from the fire and property damage insurance carried by Landlord shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Paragraph 10.3 or 10.4, all insurance proceeds available from insurance carried by Tenant which cover loss of property that is Landlord’s property or would become Landlord’s property on termination of this Lease shall be paid to and become the property of Landlord, and the remainder of such proceeds shall be paid to and become the property of Tenant. If this Lease is not terminated pursuant to either Paragraph 10.3 or 10.4, all insurance proceeds available from insurance carried by Tenant which cover loss to property that is Landlord’s property shall be paid to and become the property of Landlord, and all proceeds available from such insurance which cover loss to property which would only become the property of Landlord upon the termination of this Lease shall be paid to and remain the property of Tenant. The determination of Landlord’s property and Tenant’s property shall be made pursuant to Paragraph 6.2.

10.3 Landlord’s Right To Terminate. Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty (30) days after the date of such damage or destruction:

(a) The Building is damaged by any peril covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction to such an extent that the estimated cost to restore the Building exceeds the lesser of (i) the insurance proceeds available from insurance actually carried by Landlord, or (ii) fifty percent of the then actual replacement cost thereof;

(b) The Building is damaged by an uninsured peril, which peril Landlord was not required to insure against pursuant to the provisions of Article 9 of this Lease.

(c) The Building is damaged by any peril and, because of the Laws or Restrictions then in force, the Building (i) cannot be restored at reasonable cost or (ii) if restored, cannot be used for the same use being made thereof before such damage.

10.4 Tenant’s Right To Terminate. If the Leased Premises, the Building or the Common Area are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to this Article, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be complete. Tenant shall have the option to terminate this Lease (if Tenant is not then in default beyond applicable periods of notice and grace) in the event any of the following occurs, which option may be exercised only by delivery to Landlord of a written notice of election to terminate within fifteen (15) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

(a) If the time estimated to substantially complete the restoration exceeds nine (9) months from and after the date the architect’s or construction consultant’s written opinion is delivered; or

(b) If the damage occurred within twelve months of the last day of the Lease Term and the time estimated to substantially complete the restoration exceeds one hundred eighty (180) days from and after the date such restoration is commenced.

10.5 Tenant’s Waiver. Landlord and Tenant agree that the provisions of Paragraph 10.4 above, captioned “Tenant’s Right To Terminate”, are intended to supersede and replace the provisions of any Law pertaining to the right of a lessee or a lessor to terminate its lease due to damage or destruction of the premises leased, and accordingly, Tenant hereby waives the provisions of all such Laws and the provision of any successor or similar Law hereinafter enacted.

10.6 Abatement Of Rent. In the event of damage to the Leased Premises which does not result in the termination of this Lease, then effective upon and after the expiration of the period insured by any applicable rental or business interruption insurance (the “Insured Period”), the Base Monthly Rent (and any Additional Rent) shall be temporarily abated during the period (after the Insured Period) of Landlord’s and/or Tenant’s (as applicable) restoration, in proportion in the degree to which Tenant’s use of the Leased Premises (during the restoration period but after the Insured Period) is impaired by such damage provided however if Tenant’s use of more than fifty percent (50%) of the Leased Premises is impaired, then the Base Monthly Rent (and any Additional Rent) shall fully abate during the period of restoration.

ARTICLE 11

CONDEMNATION

11.1 Tenant’s Right To Terminate. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Tenant shall have the option to terminate this Lease if, as a result of any taking, (i) all of the Leased Premises is taken, or (ii) twenty-five percent (25%) or more of the Leased Premises is taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of Tenant’s business. Tenant must exercise such option within a reasonable period of time, to be effective on the later to occur of (i) the date that possession of that portion of the Leased Premises that is condemned is taken by the condemnor or (ii) the date Tenant vacated the Leased Premises.

11.2 Landlord’s Right To Terminate. Except as otherwise provided in Paragraph 11.4 below regarding temporary takings, Landlord shall have the option to terminate this Lease if, as a result of any taking, (i) all of the Leased Premises is taken, (ii) twenty-five percent (25%) or more of the Leased Premises is taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of Tenant’s business, or (iii) because of the Laws or Restrictions then in force, the Leased Premises may not be used for the same use being made before such taking, whether or not restored as required by Paragraph 11.3 below. Any such option to terminate by Landlord must be exercised within a reasonable period of time, to be effective as of the date possession is taken by the condemnor.

11.3 Restoration. If any part of the Leased Premises or the Building is taken and this Lease is not terminated, then Landlord shall, to the extent not prohibited by Laws or Restrictions then in force, repair any damage occasioned thereby to the remainder thereof to a condition reasonably suitable for Tenant’s continued operations and otherwise, to the extent practicable, in the manner and to the extent provided in Paragraph 10.1.

11.4 Temporary Taking. If a material portion of the Leased Premises is temporarily taken for a period of one year or less and such period does not extend beyond the Lease Expiration Date, this Lease shall remain in effect. If any material portion of the Leased Premises is temporarily taken for a period which exceeds one year or which extends beyond the Lease Expiration Date, then the rights of Landlord and Tenant shall be determined in accordance with Paragraphs 11.1 and 11.2 above.

11.5 Division Of Condemnation Award. Any award made for any taking of the Property, the Building, or the Leased Premises, or any portion thereof, shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any portion of the award that is made specifically (i) for the taking of personal property, inventory or trade fixtures belonging to Tenant, (ii) for the interruption of Tenant’s business or its moving costs, or (iii) for the value of any leasehold improvements installed and paid for by Tenant. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of any Law existing or hereinafter enacted, allowing either party to terminate this Lease and/or otherwise allocate condemnation awards between Landlord and Tenant in the event of a taking of the Leased Premises.

11.6 Abatement Of Rent. In the event of a taking of the Leased Premises which does not result in a termination of this Lease (other than a temporary taking), then, as of the date possession is taken by the condemning authority, the Base Monthly Rent shall be reduced in the same proportion that the area of that part of the Leased Premises so taken (less any addition to the area of the Leased Premises by reason of any reconstruction) bears to the area of the Leased Premises immediately prior to such taking.

11.7 Taking Defined. The term “taking” or “taken” as used in this Article 11 shall mean any transfer or conveyance of all or any portion of the Property or the Project to a public or quasi-public agency or other entity having the power of eminent domain pursuant to or as a result of the exercise of such power by such an agency, including any inverse condemnation and/or any sale or transfer by Landlord of all or any portion of the Property or the Project to such an agency under threat of condemnation or the exercise of such power.

ARTICLE 12

DEFAULT AND REMEDIES

12.1 Events Of Tenant’s Default. Tenant shall be in default of its obligations under this Lease if any of the following events occur:

(a) Tenant shall have failed to pay Base Monthly Rent or any Additional Rent when due and such failure continues beyond three days following written notice of such failure to Tenant; however, Tenant will not be entitled to more than two (2) notices for default in payment of Base Monthly Rent or any Additional Rent during any twelve-month period, and if, during the twelve (12) months after any such notices, any Base Monthly Rent or Additional Rent is not paid when due, an Event of Default will have occurred without further notice; or

(b) Tenant shall have done or permitted to be done any act, use or thing in its use, occupancy or possession of the Leased Premises or the Building or the Common Areas which is prohibited by the terms of this Lease and Tenant has not cured the act, use or thing within ten (10) days of written notice from Landlord of such breach; or

(c) Tenant shall have failed to perform any term, covenant or condition of this Lease (except those requiring the payment of Base Monthly Rent or Additional Rent, which failures shall be governed by subparagraph (a) above) within the shorter of (i) any specific time period expressly provided under this Lease for the performance of such term, covenant or condition, or (ii) thirty (30) days after written notice from Landlord to Tenant specifying the nature of such failure and requesting Tenant to perform same; or

(d) (i) Tenant shall have sublet the Leased Premises or assigned or encumbered its interest in this Lease in violation of the provisions contained in Article 7, or (ii) if applicable, any guarantor shall have assigned or delegated its rights or obligations under the applicable guaranty without first obtaining Landlord’s written consent if and as required by the terms of the applicable guaranty, in either case (i) or (ii), whether voluntarily or by operation of law; or

(e) Tenant shall have abandoned the Leased Premises; or

(f) Tenant or any guarantor of this Lease shall have permitted or suffered the sequestration or attachment of, or execution on, or the appointment of a custodian or receiver with respect to, all or any substantial part of the property or assets of Tenant (or such guarantor) or any property or asset essential to the conduct of Tenant’s (or such guarantor’s) business, and Tenant (or such guarantor) shall have failed to obtain a return or release of the same within thirty (30) days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or

(g) Tenant or any guarantor of this Lease shall have made a general assignment of all or a substantial part of its assets for the benefit of its creditors; or

(h) Tenant or any guarantor of this Lease shall have allowed (or sought) to have entered against it a decree or order which: (i) grants or constitutes an order for relief, appointment of a trustee, or condemnation or a reorganization plan under the bankruptcy laws of the United States; (ii) approves as properly filed a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor’s relief law or similar statute of the United States or any state thereof; or (iii) otherwise directs the winding up or liquidation of Tenant; provided, however, if any decree or order was entered without Tenant’s consent or over Tenant’s objection, Landlord may not terminate this Lease pursuant to this Subparagraph if such decree or order is rescinded or reversed within thirty (30) days after its original entry; or

(i) Tenant or any guarantor of this Lease shall have availed itself of the protection of any debtor’s relief law, moratorium law or other similar law which does not require the prior entry of a decree or order.

12.2 Landlord’s Remedies. In the event of any default by Tenant, and without limiting Landlord’s right to indemnification as provided in Article 8.2, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative:

(a) Landlord may, at Landlord’s election, keep this Lease in effect and enforce, by an action at law or in equity, all of its rights and remedies under this Lease including, without limitation, (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required by Tenant, or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at a rate equal to the Default Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to prevent Tenant from violating the terms of this Lease and/or to compel Tenant to perform its obligations under this Lease, as the case may be. In addition to the foregoing, Landlord may alter locks and other security devices at the Leased Premises. The provisions of this Paragraph 12.2(a) will override and control any conflicting provisions of Sections 93.002 and 93.003 of the Texas Property Code, as well as any successor statutes governing the right of a landlord to change the door locks of a tenant under a commercial lease. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Leased Premises by Tenant, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No such alteration of security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others at the Leased Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting, after any Event of Default, to the aforesaid exercise of dominion over Tenant’s property within the Building. Tenant acknowledges that if Landlord has altered locks and other security devices at the Leased Premises after an Event of Default, Landlord may require full payment of all sums then due to Landlord under this Lease as a condition to Tenant’s entitlement to a key to new or altered locks that Landlord may have placed on the Leased Premises after an Event of Default. All claims for damages by reason of such re-entry and/ or repossession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings or other legal process. Tenant agrees that any re-entry by Landlord may be pursuant to judgment obtained in forcible detainer proceedings or other legal proceedings or without the necessity for any legal proceedings, as Landlord may elect, and Landlord shall not be liable in trespass or otherwise. Landlord agrees to use commercially reasonable efforts to mitigate damages.

(b) Landlord may, at Landlord’s election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying the Leased Premises or any part thereof, without being liable for prosecution or any claim or damages therefor. Any termination under this subparagraph shall not relieve Tenant from its obligation to pay to Landlord all Base Monthly Rent and Additional Rent then or thereafter due, or any other sums due or thereafter accruing to Landlord, or from any claim against Tenant for damages previously accrued or then or thereafter accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease constitute a termination of this Lease:

(i) Appointment of a receiver or keeper in order to protect Landlord’s interest hereunder;

(ii) Consent to any subletting of the Leased Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or

(iii) Any action taken by Landlord or its partners, principals, members, officers, agents, employees, or servants, which is intended to mitigate the adverse effects of any breach of this Lease by Tenant, including, without limitation, any action taken to maintain and preserve the Leased Premises on any action taken to relet the Leased Premises or any portion thereof for the account at Tenant and in the name of Tenant.

(c) Landlord may, at Landlord’s election, accelerate the payment of all Base Monthly Rent and Additional Rent due from Tenant under this Lease discounting the same to its then present value.

(d) In the event Tenant breaches this Lease and abandons the Leased Premises, Landlord may terminate this Lease, but this Lease shall not terminate unless Landlord gives Tenant written notice of termination. If Landlord does not terminate this Lease by giving written notice of termination, Landlord may enforce all its rights and remedies under this Lease or pursuant to any Law.

(e) In the event Landlord terminates this Lease, Landlord shall be entitled to all the rights and remedies available at law or in equity, including but not limited to the right to recover its damages. For purposes of computing damages, an interest rate equal to the Default Interest Rate shall be used where permitted. Such damages shall include, without limitation:

(i) The worth at the time of the award of the unpaid rent which had been earned at the time of termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of Dallas, at the time of award plus one percent; plus

(iv) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including without limitation, the following: (i) expenses for cleaning, repairing or restoring the Leased Premises, (ii) expenses for altering, remodeling or otherwise improving the Leased Premises for the purpose of reletting, including removal of existing leasehold improvements and/or installation of additional leasehold improvements (regardless of how the same is funded, including reduction of rent, a direct payment or allowance to a new tenant, or otherwise), (iii) broker’s fees allocable to the remainder of the term of this Lease, advertising costs and other expenses of reletting the Leased Premises; (iv) costs of carrying and maintaining the Leased Premises, such as taxes, insurance premiums, utility charges and security precautions (although the foregoing shall not in any way modify Paragraph 5.3 above), (v) expenses incurred in removing, disposing of and/or storing any of Tenant’s personal property, inventory or trade fixtures remaining therein; (vi) reasonable attorney’s fees, expert witness fees, court costs and other reasonable expenses incurred by Landlord (but not limited to taxable costs) in retaking possession of the Leased Premises, establishing damages hereunder, and releasing the Leased Premises; and (vii) any other expenses, costs or damages otherwise incurred or suffered as a result of Tenant’s default; plus

(f) The unamortized amount of any tenant improvement or similar allowance paid or credited by Landlord to Tenant pursuant to this Lease.

(g) Intentionally omitted.

(h) Landlord may recover its reasonable attorneys’ fees and costs incurred in enforcing Tenant’s obligations under this Lease, curing any Tenant default, terminating the Lease, and/or recovering possession of the Leased Premises.

(i) Landlord may accept a partial payment of Rent, and may without further notice to the Tenant, commence and pursue an action to recover the difference between the amount demanded in that notice and the payment actually received. This acceptance of such a partial payment of Rent does not constitute a waiver of any rights, including any right the Landlord may have to recover possession of the Leased Premises. Further, Tenant agrees that any notice given by Landlord pursuant to Paragraph 12.1 of the Lease shall satisfy the requirements for notice under any Law, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

12.3 Landlord’s Default And Tenant’s Remedies. In the event Landlord fails to perform its obligations under this Lease, Landlord shall nevertheless not be in default under the terms of this Lease until such time as Tenant shall have first given Landlord written notice specifying the nature of such failure to perform its obligations, and then only after Landlord shall have had twenty (20) days following its receipt of such notice within which to perform such obligations; provided that, if longer than twenty (20) days is reasonably required in order to perform such obligations, Landlord shall have such longer period. In the event of Landlord’s default as above set forth, then, and only then, Tenant may then proceed in equity or at law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform (except as and to the extent Tenant has waived its right to damages as provided in this Lease).

12.4 Limitation Of Tenant’s Recourse. Tenant’s sole recourse against Landlord shall be to Landlord’s interest in the Project. If Landlord is a corporation, trust, partnership, joint venture, limited liability company, unincorporated association, or other form of business entity, Tenant agrees that (i) the obligations of Landlord under this Lease shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, managers, owners, stockholders, or other principals of such business entity, and (ii) Tenant shall have recourse only to the interest of such corporation, trust, partnership, joint venture, limited liability company, unincorporated association, or other form of business entity in the Building and the Common Areas for the satisfaction of such obligations and not against the assets of such officers, directors, trustees, partners, joint venturers, members, managers, owners, stockholders or principals. Tenant hereby waives all claims against Landlord for consequential, special, indirect or punitive damages allegedly suffered by Tenant, including lost profits and business interruption. Additionally, if Landlord is a partnership or limited liability company, then Tenant covenants and agrees:

(a) No partner, manager, or member of Landlord shall be sued or named as a party in any suit or action brought by Tenant with respect to any alleged breach of this Lease (except to the extent necessary to secure jurisdiction over the partnership or limited liability company and then only for that sole purpose);

(b) No service of process shall be made against any partner, manager, or member of Landlord except for the sole purpose of securing jurisdiction over the partnership; and

(c) No writ of execution will ever be levied against the assets of any partner, manager, or member of Landlord other than to the extent of his or her interest in the assets of the partnership or limited liability company constituting Landlord.

Tenant further agrees that each of the foregoing covenants and agreements shall be enforceable by Landlord and by any partner or manager or member of Landlord and shall be applicable to any actual or alleged misrepresentation or nondisclosure made regarding this Lease or the Leased Premises or any actual or alleged failure, default or breach of any covenant or agreement either expressly or implicitly contained in this Lease or imposed by statute or at common law.

12.5 Tenant’s Waiver. Tenant agrees that the provisions of Paragraph 12.3 above are intended to supersede and replace the provisions of any Law, and accordingly, Tenant hereby waives the provisions of any and all Laws regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease, including future similar or successor Laws. In addition, Landlord and Tenant hereby expressly waive any right to require that any dispute under this Lease be heard before a jury.

ARTICLE 13

GENERAL PROVISIONS

13.1 Taxes On Tenant’s Property. Tenant shall pay before delinquency any and all taxes, assessments, license fees, use fees, permit fees and public charges of whatever nature or description levied, assessed or imposed against Tenant or Landlord by a governmental agency arising out of, caused by reason of or based upon Tenant’s estate in this Lease, Tenant’s ownership of property, improvements made by Tenant to the Leased Premises or the Common Areas, improvements made by Landlord for Tenant’s use within the Leased Premises or the Common Areas, Tenant’s use (or estimated use) of public facilities or services or Tenant’s consumption (or estimated consumption) of public utilities, energy, water or other resources (collectively, “Tenant’s Interest”). Upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments. If any such taxes, assessments, fees or public charges are levied against Landlord, Landlord’s property, the Building, the Property, or the Project, or if the assessed value of the Building, the Property, or the Project is increased by the inclusion therein of a value placed upon Tenant’s Interest, regardless of the validity thereof, Landlord shall have the right to require Tenant to pay such taxes, and if not paid and satisfactory evidence of payment delivered to Landlord at least ten (10) days prior to delinquency, then Landlord shall have the right to pay such taxes on Tenant’s behalf and to invoice Tenant for the same, in either case whether before or after the expiration or earlier termination of the Lease Term. Tenant shall, within the earlier to occur of (a) thirty (30) days of the date it receives an invoice from Landlord setting forth the amount of such taxes, assessments, fees, or public charge so levied, or (b) the due date of such invoice, pay to Landlord, as Additional Rent, the amount set forth in such invoice. Failure by Tenant to pay the amount so invoiced within such time period shall be conclusively deemed a default by Tenant under this Lease. Tenant shall have the right to bring suit in any court of competent jurisdiction to recover from the taxing authority the amount of any such taxes, assessments, fees or public charges so paid.

13.2 Holding Over. This Lease shall terminate without further notice on the Lease Expiration Date (as set forth in Article 1). Any holding over by Tenant after expiration of the Lease Term shall neither constitute a renewal nor extension of this Lease nor give Tenant any rights in or to the Leased Premises except as expressly provided in this Paragraph. Any such holding over to which Landlord has consented shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable, except that the Base Monthly Rent shall be increased to an amount equal to one hundred twenty-five percent (125%) of the Base Monthly Rent payable during the last full month immediately preceding such holding over. Without limiting the foregoing, in the event of a holding over to which Landlord has consented, any rights of Landlord or obligations of Tenant set forth in this Lease and purporting to apply during the term of this Lease, shall nonetheless also be deemed to apply during any such hold over period. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Leased Premises. Therefore, if Tenant fails to surrender the Leased Premises upon the expiration or termination of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims resulting from such failure, including, without limiting the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any losses suffered by Landlord, including lost profits, resulting from such failure to surrender.

13.3 Subordination To Mortgages. This Lease is subject to and subordinate to all ground leases, mortgages and deeds of trust which affect the Building, the Property, or the Project and which are of public record as of the Effective Date of this Lease, and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding the foregoing, if requested by Landlord, Tenant agrees, within ten (10) days after Landlord’s written request therefor, to execute, acknowledge and deliver to Landlord any and all documents or instruments requested by Landlord or by the existing lessor or lender to assure the subordination of this Lease to such ground lease, mortgage or deed of trust, including but not limited to a subordination agreement in the form attached to this Lease as Exhibit F or such other form as any such lessor or lender may require. However, if the lessor under any such ground lease or any lender holding any such mortgage or deed of trust shall advise Landlord that it desires or requires this Lease to be made prior and superior thereto, then, upon written request of Landlord to Tenant, Tenant shall promptly execute, acknowledge and deliver any and all customary or reasonable documents or instruments which Landlord and such lessor or lender deems necessary or desirable to make this Lease prior thereto. Landlord represents that there is no ground lease affecting the Property or the Building on the date hereof. Tenant hereby consents to Landlord’s ground leasing the land underlying the Building, the Property, or the Project and/or encumbering the Building, the Property, or the Project as security for future loans on such terms as Landlord shall desire, all of which future ground leases, mortgages or deeds of trust shall be subject to and subordinate to this Lease. However, if any lessor under any such future ground lease or any lender holding such future mortgage or deed of trust shall desire or require that this Lease be made subject to and subordinate to such future ground lease, mortgage or deed of trust, then Tenant agrees, within ten (10) days after Landlord’s written request therefor, to execute, acknowledge and deliver to

Landlord any and all documents or instruments requested by Landlord or by such lessor or lender to assure the subordination of this Lease to such future ground lease, mortgage or deed of trust, but only if such lessor or lender agrees not to disturb Tenant’s quiet possession of the Leased Premises so long as Tenant is not in default, beyond applicable periods of notice and grace, under this Lease (a “Subordination and Nondisturbance Agreement”). If the proposed form of Subordination and Nondisturbance Agreement is on a different form than the form attached hereto as Exhibit F, then Tenant shall not object to any concept included in such other form if a similar concept was included in Exhibit F. Tenant’s failure to execute and deliver any documents or instruments required by this Paragraph 13.3 within ten (10) days after Landlord’s request therefor shall be a material default by Tenant under this Lease, and no further notice shall be required under Paragraph 12.1(c) or any other provision of this Lease, and Landlord shall have all of the rights and remedies available to Landlord as Landlord would otherwise have in the case of any other material default by Tenant, it being agreed and understood by Tenant that Tenant’s failure to so deliver such documents or instruments in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by Landlord in reliance upon this covenant of Tenant. If Landlord assigns the Lease as security for a loan, Tenant agrees to execute such documents as are reasonably requested by the lender and to provide reasonable provisions in the Lease protecting such lender’s security interest which are customarily required by institutional lenders making loans secured by a deed of trust. Landlord agrees to use commercially reasonable efforts to obtain a recordable Subordination and Nondisturbance Agreement from Landlord’s current lender.

13.4 Tenant’s Attornment Upon Foreclosure. Tenant shall, upon request, attorn (i) to any purchaser of the Building, the Property, or the Project at any foreclosure sale or private sale conducted pursuant to any security instruments encumbering the Building, the Property, or the Project, (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure of any security interest encumbering the Building, the Property, or the Project, or (iii) to the lessor under an underlying ground lease of the land underlying the Building, the Property, or the Project, should such ground lease be terminated; provided that such purchaser, grantee or lessor recognizes Tenant’s rights under this Lease.

13.5 Mortgagee Protection. In the event of any default on the part of Landlord, Tenant will give notice by registered mail to any Lender or lessor under any underlying ground lease who shall have requested, in writing, to Tenant that it be provided with such notice, and Tenant shall offer such Lender or lessor a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale or judicial foreclosure or other appropriate legal proceedings if reasonably necessary to effect a cure.

13.6 Estoppel Certificate. Tenant will, following any request by Landlord, promptly execute and deliver to Landlord an estoppel certificate substantially in form attached as Exhibit G, (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iv) certifying such other information about this Lease as may be reasonably requested by Landlord, its Lender or prospective lenders, investors or purchasers of the Building, the Property, or the Project. Tenant’s failure to execute and deliver such estoppel certificate within ten (10) days after Landlord’s request therefor shall be a material default by Tenant under this Lease, and no further notice shall be required under Paragraph 12.1(c) or any other provision of this Lease, and Landlord shall have all of the rights and remedies available to Landlord as Landlord would otherwise have in the case of any other material default by Tenant, it being agreed and understood by Tenant that Tenant’s failure to so deliver such estoppel certificate in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by Landlord in reliance upon this covenant of Tenant. Landlord and Tenant intend that any statement delivered pursuant to this paragraph may be relied upon by any Lender or purchaser or prospective Lender or purchaser of the Building, the Property, or any interest in them.

13.7 Tenant’s Financial Information. Tenant shall, within ten (10) days after Landlord’s written request therefor (but more than one time per year), deliver to Landlord a copy of Tenant’s (and any guarantor’s) most recent annual audited financial statements (including a balance sheet, income statement and statement of cash flow, all prepared in accordance with generally accepted accounting principles); provided, however, that as long as the common stock of Tenant (or its assigns permitted pursuant to this Lease or otherwise approved by

Landlord in writing) is publicly-traded on a United States national stock exchange, and such information is available as part of Tenant’s or such Assignee Affiliate’s 10-K or 10-Q report filings on the SEC’s Edgar website, and such materials are current per SEC filing requirements, then such requirement shall be fulfilled by such filings. In addition, Tenant shall, within ten (10) days after Landlord’s written request therefor (but not more than three times in any calendar year), deliver to Landlord a copy of Tenant’s most recent unaudited financial statements. Landlord may only request such unaudited financial statements if an Event of Default exists, Landlord is marketing the Property for sale, or as required by Landlord’s Lender, or in connection with a possible financing or refinancing or investments. Landlord shall be entitled to disclose such financial statements to its Lender, to any present or prospective principal of or investor in Landlord, or to any prospective Lender or purchaser of the Building, the Property, or any portion thereof or interest therein. Any such financial statement shall be confidential and shall not be disclosed by Landlord to any third party except as specifically provided in this paragraph, unless the same becomes a part of the public domain without the fault of Landlord, and Landlord shall inform any recipient of the confidential nature of such financial statements.

13.8 Transfer By Landlord. Landlord and its successors in interest shall have the right to transfer their interest in the Building, the Property, or any portion thereof at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor), from the date of such transfer, shall be automatically relieved, without any further act by any person or entity, of all liability for (i) the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer, and (ii) repayment of any unapplied portion of the Security Deposit (upon transferring or crediting the same to the transferee), and (iii) the performance of the obligations of the Landlord hereunder which have accrued before the date of transfer if its transferee agrees to assume and perform all such prior obligations of the Landlord hereunder. Tenant shall attorn to any such transferee. After the date of any such transfer, the term “Landlord” as used herein shall mean the transferee of such interest in the Building, the Property, or the Project.

13.9 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, delay in obtaining approvals, building permits and certificates of occupancy within normal time frames, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

13.10 Notices. Any notice required or permitted to be given under this Lease other than statutory notices shall be in writing and (i) personally delivered, (ii) sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmitted by facsimile with a hard copy sent within one (1) business day by any of the foregoing means, and in all cases addressed as follows, and such notice shall be deemed to have been given upon the date of actual receipt or delivery (or refusal to accept delivery) at the address specified below (or such other addresses as may be specified by notice in the foregoing manner) as indicated on the return receipt or air bill:

If to Landlord:	NW Austin Office Partners LLC
c/o Menlo Equities
490 California Avenue
4th Floor
Palo Alto, California 94306
Attention: Henry Bullock/Richard Holmstrom
Facsimile: (650) 326-9333

with a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
44 Montgomery Street
36th Floor
San Francisco, California 94104
Attention: Paul Churchill
Facsimile: (415) 432-6001

If to Tenant:

If to Tenant:	At the Premises
Attention :
Facsimile: ( ) -

with a copy to:	Pillsbury Winthrop Shaw Pittman, LLP
401 Congress Avenue, Suite 1700
Austin, TX 78701
Attention: Steven M. Tyndall, Esq.
Facsimile: (512) 580-9601

Any notice given in accordance with the foregoing shall be deemed received upon actual receipt or refusal to accept delivery. Any notice required by statute and not waived in this Lease shall be given and deemed received in accordance with the applicable statute or as otherwise provided by law.

13.11 Attorneys’ Fees and Costs. In the event any party shall bring any action, arbitration, or other proceeding alleging a breach of any provision of this Lease, or a right to recover rent, to terminate this Lease, or to enforce, protect, interpret, determine, or establish any provision of this Lease or the rights or duties hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party as a part of such action or proceeding, or in a separate action for that purpose brought within one year from the determination of such proceeding, reasonable attorneys’ fees, expert witness fees, court costs and reasonable disbursements, made or incurred by the prevailing party.

13.12 Definitions. Any term that is given a special meaning by any provision in this Lease shall, unless otherwise specifically stated, have such meaning wherever used in this Lease or in any Addenda or amendment hereto. In addition to the terms defined in Article 1, the following terms shall have the following meanings:

(a) Real Property Taxes. The term “Real Property Tax” or “Real Property Taxes” shall each mean Tenant’s Building Share of the following (to the extent applicable to any portion of the Lease Term, regardless of when the same are imposed, assessed, levied, or otherwise charged): (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any general or special assessments for public improvements, and any increases resulting from reassessments caused by any change in ownership or new construction), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed for whatever reason against the Property or any portion thereof, or Landlord’s interest herein, or the fixtures, equipment and other property of Landlord that is an integral part of the Property and located thereon, or Landlord’s business of owning, leasing or managing the Property or the gross receipts, income or rentals from the Property, (ii) all charges, levies or fees imposed by any governmental authority against Landlord by reason of or based upon the use of or number of parking spaces within the Property, the amount of public services or public utilities used or consumed (e.g. water, gas, electricity, sewage or waste water disposal) at the Property, the number of persons employed by tenants of the Property, the size (whether measured in area, volume, number of tenants or whatever) or the value of the Property, or the type of use or uses conducted within the Property, and all costs and fees (including attorneys’ fees) reasonably incurred by Landlord in contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax. In the event and to the extent some or all of the Common Areas are comprised of separate legal parcels, then with respect to those Common Area parcels, Real Property Taxes shall be calculated using Tenant’s Project Share (as opposed to Tenant’s Building Share). If, at any time during the Lease Term, the taxation or assessment of the Property prevailing as of the Effective Date of this Lease shall be altered so that in lieu of or in addition to any the Real Property Tax described above there shall be levied, awarded or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate, substitute, or additional use or charge (i) on the value, size, use or occupancy of the Property or Landlord’s interest therein or (ii) on or measured by the gross receipts, income or rentals from the Property, or on Landlord’s business of owning, leasing or managing the Property or (iii) computed in any manner with respect to the operation of the Property, then any such tax or charge, however designated, shall be included within the meaning of the terms “Real Property Tax” or “Real Property Taxes” for purposes of this Lease. The Real Property Taxes for which Tenant is responsible in connection with this

Lease shall also specifically include all taxes attributable to taxable margin levied pursuant to Chapter 171 of the Texas Tax Code, as the same may be amended, superseded or replaced from time to time. Notwithstanding the foregoing, the terms “Real Property Tax” or “Real Property Taxes” shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state income tax imposed on Landlord’s income from all sources. Real Property Taxes shall be net of any refunds obtained by Landlord in respect thereof with respect to any tax period that includes the Lease term, as it may be extended. If following the expiration date, any refund is received by Landlord in respect to any tax period that includes the Lease term, Landlord shall reimburse Tenant for Tenant’s share thereof within thirty (30) days of Landlord’s receipt of the same (whether Landlord receives the refund as a credit against future tax payments or as a cash reimbursement). The provisions of this last sentence shall survive the expiration of the Lease term.

(b) Landlord’s Insurance Costs. The term “Landlord’s Insurance Costs” shall mean (to the extent applicable to any portion of the Lease Term, regardless of when the same are incurred):

(i) Tenant’s Project Share of the costs to Landlord to carry and maintain the policies of insurance for the Project (as opposed to just the Building or the Property) and general liability and any other insurance required or permitted to be carried by Landlord pursuant to Article 9 which is applicable to the Project (as opposed to just the Building or the Property), together with any deductible amounts paid by Landlord upon the occurrence of any insured casualty or loss; plus

(ii) (if any of the insurance policies carried by Landlord are specific to the Building, the Property, or the Project) without duplication, Tenant’s Building Share of the costs to Landlord to carry and maintain the policies of fire and property damage insurance for the Building and general liability and any other insurance required or permitted to be carried by Landlord pursuant to Article 9, together with any deductible amounts paid by Landlord upon the occurrence of any insured casualty or loss.

(c) Property Maintenance Costs. The term “Property Maintenance Costs” shall mean (to the extent applicable to any portion of the Lease Term, regardless of when the same are incurred):

(i) monthly professional management fees equal to three percent (3%) of gross rent for the Leased Premises, plus Tenant’s Building Share of all other costs and expenses (except Landlord’s Insurance Costs and Real Property Taxes) paid or incurred by Landlord in protecting, operating, maintaining, repairing and preserving the Building, the Common Areas (located on the Property) and the Property and all parts thereof, including without limitation, (A) the amortized portion of any costs incurred by Landlord during the Lease Term in the making of any modifications, alterations or improvements required by any governmental authority as set forth in Article 6, which have been amortized in accordance with generally accepted accounting principles; (B) salaries for employees engaged in the operation and maintenance of the Building, the Common Areas and the Property (such as, but without limitation, managers, administrators and engineers, but at or below the grade of manager working at the Project to the extent their salaries are allocated to the Property); and (C) such other costs as may be paid or incurred with respect to operating, maintaining, and preserving the Building, the Property, or the Common Areas located on the Property during the Lease Term, such as repairing and replacing, when necessary, electrical, plumbing, and HVAC systems serving the Building. To the extent any costs or expenses are customarily amortized over the useful life of such improvement or replacement, only that portion of the amortized cost allocated to such year shall be included in Property Maintenance Costs (amortized at the Standard Interest Rate). In no event shall such costs and expenses include any portion of improvements made (i) to remedy violations of Laws existing prior to the Effective Date of this Lease, (ii) to remedy any Hazardous Materials condition at the Property existing prior to Effective Date of this Lease, (iii) to expand the size of the Building or not necessary for the maintenance, operation or repair of the Property as it exists on the date hereof, (iv) to remedy any defect in construction, or (v) except with respect to any insurance deductible, that is covered by insurance or should have been covered by insurance if Landlord maintained the required insurance hereunder. Property Maintenance Costs shall not include any costs incurred in connection with the financing, sale or leasing of the Property or any costs incurred in connection with lease disputes or negotiations, including brokerage commissions.

(ii) without limitation or duplication of the foregoing, Tenant’s Project Share of all reasonable costs and expenses (except Landlord’s Insurance Costs and Real Property Taxes) paid or incurred by Landlord in protecting, operating, maintaining, repairing and preserving the Project (as opposed to just the Building or the Property) and all parts thereof (excluding the Building and the Other Buildings), including, without limitation, salaries for employees engaged in the operation and maintenance of the Project (to the extent not allocated to the Building or any other building in the Project). To the extent any costs or expenses are customarily amortized over the useful life of such improvement or replacement, only that portion of the amortized cost allocated to such year shall be included in Property Maintenance Costs (amortized at the Standard Interest Rate). In no event shall such costs and expenses include any portion of improvements (i) made to remedy any violations of Laws existing prior to the Effective Date of this Lease, (ii) made to remedy any Hazardous Materials condition at the Project existing prior to the Effective Date of this Lease, (iii) constructed at the Project which are not necessary of the maintenance, operation or repair of the Project, (iv) made to remedy any defect in construction, or (v) except with respect to any insurance deductible, that is covered by insurance or should have been covered by insurance if Landlord maintained the required insurance hereunder. Property Maintenance Costs shall not include any costs incurred in connection with the financing, sale or leasing of the Project or any costs incurred in connection with lease disputes or negotiations; plus

(iii) without limitation or duplication of the foregoing, Tenant’s Project Share of all reasonable costs and expenses paid or incurred by Landlord for employee shuttles and other transportation management efforts at the Project offered to all tenants of the Project.

(d) Property Operating Expenses. The term “Property Operating Expenses” shall mean and include all Real Property Taxes, plus all Landlord’s Insurance Costs, plus all Property Maintenance Costs. If the occupancy of the Building or the Project, as applicable, during any calendar year is less than ninety-five percent (95%), Landlord shall make adjustments to the variable components of Property Operating Expenses for that calendar year, as reasonably determined by Landlord, to determine the amount of Property Operating Expenses that would have been incurred had the Building or the Project, as applicable, been ninety-five percent (95%) occupied. Such adjusted variable components of Property Operating Expenses will be considered to have been the amount of Property Operating Expenses for that calendar year for reimbursement purposes hereunder. For purposes hereunder, the term “variable components” includes only those components of Property Operating Expenses that are affected by variations in occupancy levels as determined by Landlord. Property Operating Expenses shall not include any costs incurred in connection with the financing, sale or leasing of the Property or any costs incurred in connection with lease disputes or negotiations, including brokerage commissions and attorneys’ fees, any payments under a superior lease or any mortgage payments or interest.

(e) Law The term “Law” or “Laws” shall mean any judicial decisions and any statute, constitution, ordinance, resolution, regulation, rule, code, administrative order, condition of approval, or other requirements of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties to this Lease, the Leased Premises, the Building, the Property, or the Project, or any of them, in effect either at the Effective Date of this Lease or at any time during the Lease Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g. a board of fire examiners or a public utility or special district). Except to the extent otherwise expressly provided in this Lease, to the extent any Law or Restriction places limits on the Building or any portion thereof, or on the Property or the Project or any portion thereof, such limits shall be equitably allocated to the Leased Premises pro rata in the same proportion that the rentable square footage of the Leased Premises bears to the rentable square footage of the applicable Building or portion thereof, or the Property or the Project or portion thereof, as applicable.

(f) Lender. The term “Lender” shall mean the holder of any promissory note or other evidence of indebtedness secured by the Property or any portion thereof.

(g) Rent. The term “Rent” shall mean collectively Base Monthly Rent and all Additional Rent.

(h) Restrictions. The term “Restrictions” shall mean any and all covenants, conditions and restrictions, private agreements, easements, and any other recorded documents or instruments affecting the use of the Project, the Property, the Building, the Leased Premises, or the Common Areas which are recorded on the date hereof and any such documents recorded following the date hereof provided that Tenant is provided written notice of the same (if Landlord requires Tenant’s compliance therewith) and such documents do not decrease the rights of Tenant hereunder or increase the monetary obligations of Tenant hereunder (other than to a de minimus extent).

13.13 General Waivers. One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. No waiver of any provision hereof, or any waiver of any breach of any provision hereof, shall be effective unless in writing and signed by the waiving party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach. No waiver of any provision of this Lease shall be deemed a continuing waiver unless such waiver specifically states so in writing and is signed by both Landlord and Tenant. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

13.14 Miscellaneous. Should any provisions of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provisions hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any copy of this Lease which is executed by the parties shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The benefit of each indemnity obligation of Tenant under this Lease is assignable in whole or in part by Landlord. The term “party” shall mean Landlord or Tenant as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. If this Lease is signed by an individual “doing business as “ or “dba” another person or entity or entity name, the individual who signs this Lease will be deemed to be the Tenant hereunder for all purposes. Submission of this Lease for review, examination or signature by Tenant does not constitute an offer to lease, a reservation of or an option for lease, or a binding agreement of any kind, and notwithstanding any inconsistent language contained in any other document, this Lease is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant, and prior to such mutual execution and delivery, neither party shall have any obligation to negotiate and may discontinue discussions and negotiations at any time for any reason or no reason. This Lease shall be construed and enforced in accordance with the Laws of the State in which the Leased Premises are located. The headings and captions in this Lease are for convenience only and shall not be construed in the construction or interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership, corporation, limited liability company, joint venture, or other form of business entity, and the singular includes the plural. The terms “must,” “shall,” “will,” and “agree” are mandatory. The term “may” is permissive. The term “governmental agency” or “governmental authority” or similar terms shall include, without limitation, all federal, state, city, local and other governmental and quasi-governmental agencies, authorities, bodies, boards, etc., and any party or parties having enforcement rights under any Restrictions. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Where Landlord’s consent is required hereunder, it shall be reasonable for any such consent to be withheld until Landlord’s receipt of the consent of any Lender, if and to the extent Landlord is required to obtain such Lender’s consent. Landlord and Tenant shall both be deemed to have drafted this Lease, and the rule of construction that a document is to be construed against the drafting party shall not be employed in the construction or interpretation of this Lease. Where Tenant is obligated not to perform any act or is not permitted to perform any act, Tenant is also obligated to restrain any others reasonably within its control, including agents, invitees, contractors, subcontractors and employees, from performing such act. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of any of the provisions of this Lease.

13.15 Patriot Act Compliance.

(a) Tenant will use its good faith and commercially reasonable efforts to comply with the Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction over Tenant, the Property, or the Project, including those relating to money laundering and terrorism. Landlord shall have the right to audit Tenant’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Tenant, the Property, or the Project, including those relating to money laundering and terrorism. In the event that Tenant fails to comply with the Patriot Act or any such requirements of governmental authorities, then Landlord may, at its option, cause Tenant to comply therewith and any and all reasonable costs and expenses incurred by Landlord in connection therewith shall be deemed Additional Charges and Rent and shall be immediately due and payable. For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

(b) Neither Tenant nor any partner in Tenant or member of such partner nor any owner of a direct or indirect interest in Tenant (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), or (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC or pursuant to any Executive Order of the President of the United States of America.

13.16 Calculation of Charges. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions set forth in this Lease for determining charges, amounts and additional rent payable by Tenant (including, without limitation, payments under Paragraph 3.4) are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. Accordingly, Tenant hereby voluntarily and knowingly waives all rights and benefits of Tenant under Section 93.012 of the Texas Property Code, as such Section now exists or as may be hereafter amended or succeeded.

13.17 DTPA Waiver. TENANT HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

13.18 Waiver of Right to Protest. TENANT HEREBY WAIVES ANY AND ALL RIGHTS UNDER SECTION 41.413 AND 42.015 OF THE TEXAS TAX CODE GRANTING TO TENANT THE RIGHT TO CONTEST APPRAISED VALUES, OR TO RECEIVE NOTICE OF REAPPRAISED VALUES, ON ALL OR ANY PORTION OF THE BUILDING, THE BUILDING OR THE PROJECT IRRESPECTIVE OF WHETHER LANDLORD HAS ELECTED TO CONTEST SAME. TO THE EXTENT SUCH WAIVER IS PROHIBITED BY APPLICABLE LAW, TENANT HEREBY APPOINTS LANDLORD AS TENANT’S ATTORNEY IN FACT, COUPLED WITH AN INTEREST, TO APPEAR AND TAKE ALL ACTIONS ON BEHALF OF TENANT WHICH TENANT MAY HAVE UNDER SAID SECTIONS OF THE TEXAS TAX CODE WITH RESPECT TO THE BUILDING, THE PROPERTY AND THE PROJECT, BUT NOT WITH RESPECT TO TENANT’S PERSONAL PROPERTY LOCATED WITHIN THE LEASED PREMISES.

13.19 Waiver of Lien. TENANT WAIVES ALL LIEN RIGHTS UNDER SECTION 91.004 OF THE TEXAS PROPERTY CODE, AS WELL AS ANY SUCCESSOR STATUTE GRANTING TENANT A LIEN IN LANDLORD’S PROPERTY.

13.20 Express Negligence/Fair Notice. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, THE INDEMNIFICATION, DEFENSE, WAIVER AND RELEASE PROVISIONS SET FORTH IN THIS LEASE SHALL APPLY EVEN IF THE LOSS OR DAMAGE IS CAUSED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, BY THE ACTIVE OR PASSIVE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY.

ARTICLE 14

LEGAL AUTHORITY

BROKERS AND ENTIRE AGREEMENT

14.1 Legal Authority. If Tenant or any entity constituting Tenant is a corporation, limited partnership, limited liability company, or other legal entity, each individual executing this Lease on behalf of such corporation, limited partnership, limited liability company, or other legal entity, represents and warrants that Tenant is validly formed and duly authorized and existing, that Tenant is qualified to do business in the State in which the Leased Premises are located, that Tenant has the full right and legal authority to enter into this Lease, and that he or she is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with its terms. Tenant shall, within three (3) business days after execution of this Lease, deliver to Landlord a certified copy of the resolution of its board of directors (if a corporation), members and manager(s) (if a limited liability company), or partners (if a limited partnership), authorizing or ratifying the execution of this Lease, as well as a certified copy of binding resolutions of any guarantor in form reasonably acceptable to Landlord, authorizing or ratifying the execution of the applicable guaranty, and if Tenant or any entity constituting Tenant fails to do so, the same shall be a material default on the part of Tenant permitting Landlord at its sole election to terminate this Lease.

14.2 Brokerage Commissions. Tenant represents, warrants and agrees that it has not had any dealings with any real estate broker(s), leasing agent(s), finder(s) or salesmen, other than the Brokers (as named in Article 1) with respect to the lease by it of the Leased Premises pursuant to this Lease, and that it will indemnify, defend with competent counsel, and hold Landlord harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder’s fees claimed by any other real estate broker(s), leasing agent(s), finder(s), or salesmen to be earned or due and payable by reason of Tenant’s agreement or promise (implied or otherwise) to pay (or to have Landlord pay) such a commission or finder’s fee by reason of its leasing the Leased Premises pursuant to this Lease. Landlord shall pay (or cause to be paid) a commission to Tenant’s Broker with respect to the initial Term of this Lease pursuant to a separate written agreement, in the amount, at the time(s), and subject to satisfaction of such conditions to such payment, as are set forth in a separate written agreement. Additionally, Landlord shall pay a commission to Landlord’s Broker with respect to the initial Term of this Lease pursuant to a separate written agreement between Landlord and Landlord’s Broker, in the amount, at the time(s), and subject to satisfaction of such conditions to such payment, as are set forth in such separate written agreement.

14.3 Entire Agreement. This Lease and the Exhibits (as described in Article 1), which Exhibits are by this reference incorporated herein, constitute the entire agreement between the parties, and there are no other agreements, understandings or representations between the parties relating to the lease by Landlord of the Leased Premises to Tenant, except as expressed herein. No subsequent changes, modifications or additions to this Lease shall be binding upon the parties unless in writing and signed by both Landlord and Tenant.

14.4 Landlord’s Representations. Tenant acknowledges that neither Landlord nor any of its agents made any representations or warranties respecting the Property, the Building or the Leased Premises, upon which Tenant relied in entering into the Lease, which are not expressly set forth in this Lease. Tenant further acknowledges that neither Landlord nor any of its agents made any representations as to (i) whether the Leased Premises may be used for Tenant’s intended use under existing Law, or (ii) the suitability of the Leased Premises for the conduct of Tenant’s business, or (iii) the exact square footage of the Leased Premises or the Building, and that Tenant relies solely upon its own investigations with respect to such matters. Tenant expressly waives any and all claims for damage by reason of any statement, representation, warranty, promise or other agreement of Landlord or Landlord’s agent(s), if any, not contained in this Lease or in any Exhibit attached hereto.

ARTICLE 15

OPTION TO EXTEND

15.1 Option to Extend. So long as Molecular Templates, Inc. (or a successor by name change) or an Assignee Affiliate is the Tenant hereunder and occupies the entirety of the Leased Premises, and subject to the condition set forth in clause (b) below, Tenant shall have one (1) option to extend the term of this Lease with respect to the entirety of the Leased Premises, for a period of five (5) years from the expiration of the initial, unextended Lease Term (the “Extension Period”), subject to the following conditions:

(a) The option to extend shall be exercised, if at all, by notice of exercise given to Landlord by Tenant not more than eighteen (18) months nor less than twelve (12) months prior to the expiration of the initial, unextended Lease Term; and

(b) Anything herein to the contrary notwithstanding, if Tenant is in default beyond applicable periods of notice and grace under any of the terms, covenants or conditions of this Lease at the time Tenant exercises the extension option, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate such option to extend upon notice to Tenant.

15.2 Fair Market Rent. In the event the extension option is exercised in a timely fashion, the Lease shall be extended for the term of the extension period upon all of the terms and conditions of this Lease, provided that the Base Monthly Rent for the extension period shall be the Fair Market Rent for the Leased Premises, increased as set forth below. For purposes hereof, “Fair Market Rent” shall mean the then-prevailing base monthly rent, including annual increases, being charged for new, direct net leases (and/or new direct, full service leases appropriately adjusted to reflect the economic equivalent of a net lease structure) to tenants for space of comparable size and condition in comparable Class A office buildings constructed after the year 2000 in comparable locations in the Northwest submarket of Austin, Texas, and shall be determined pursuant to the process described below. In no event, however, shall any adjustment of Base Monthly Rent pursuant to this paragraph result in a decrease of the Base Monthly Rent for the Leased Premises below the amount due from Tenant for the preceding portion of the initial Lease Term for which Base Monthly Rent had been fixed.

No leasing commissions shall be due or payable to any broker retained by Tenant with regard to this Lease for the Extension Period. The foregoing shall be taken into account when determining Fair Market Rent and such determination of Fair Market Rent shall be adjusted accordingly.

15.3 Tenant’s Election. Within thirty (30) days after receipt of Tenant’s notice of exercise, Landlord shall notify Tenant in writing of Landlord’s estimate of the Base Monthly Rent for the extension period, based on the provisions of Paragraph 15.2 above. Within thirty (30) days after receipt of such notice from Landlord, Tenant shall have the right either to (i) accept Landlord’s statement of Base Monthly Rent as the Base Monthly Rent for the extension period; or (ii) elect to arbitrate Landlord’s estimate of Fair Market Rent, such arbitration to be conducted pursuant to the provisions hereof. Failure on the part of Tenant to require arbitration of Fair Market Rent within such thirty (30) day period shall constitute acceptance of the Base Monthly Rent for the applicable extension period as calculated by Landlord. If Tenant elects arbitration, the arbitration shall be concluded within ninety (90) days after the date of Tenant’s election, subject to extension for an additional thirty (30) day period if a third arbitrator is required and does not act in a timely manner. To the extent that arbitration has not been completed prior to the expiration of any preceding period for which Base Monthly Rent has been determined, Tenant shall pay Base Monthly Rent at the rate calculated by Landlord, with the potential for an adjustment to be made once Fair Market Rent is ultimately determined by arbitration.

15.4 Rent Arbitration. In the event of arbitration, the judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the City of Austin, Texas in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by such rules shall be modified as follows:

(a) Tenant shall make demand for arbitration in writing within thirty (30) days after service of Landlord’s determination of Fair Market Rent given under Paragraph 15.3 above, specifying therein the name and address of the person to act as the arbitrator on its behalf. The arbitrator shall be MAI certified real estate appraiser with at least 8 years’ experience and familiar with the Fair Market Rent of similar office and research and development space in the Austin, Texas area and has not been previously engaged any either party. Failure on the part of Tenant to make a proper demand in a timely manner for such arbitration shall constitute a waiver of the right thereto. Within fifteen (15) days after the service of the demand for arbitration, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the issue.

(b) In the event that two arbitrators are chosen pursuant to Paragraph 15.4(a) above, the arbitrators so chosen shall, within fifteen (15) days after the second arbitrator is appointed determine the Fair Market Rent. If the two arbitrators shall be unable to agree upon a determination of Fair Market Rent within such fifteen (15) day period, they, themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Paragraph 15.4(a). In the event they are unable to agree upon such appointment within seven (7) days after expiration of such fifteen (15) day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Presiding Judge of the Williamson County District Court, acting in his or her private and not in his or her official capacity, and the other party shall not raise any question as to such Judge’s full power and jurisdiction to entertain the application for and make the appointment. In the event such Judge is unwilling to appoint such a qualified person, the appointment shall be referred to the American Arbitration Association for such appointment. The three arbitrators shall decide the dispute if it has not previously been resolved by following the procedure set forth below.

(c) Where an issue cannot be resolved by agreement between the two arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators within fifteen (15) days of the appointment of the third arbitrator in accordance with the following procedure. The arbitrator selected by each of the parties shall state in writing his determination of the Fair Market Rent supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

(d) In the event of a failure, refusal or inability of any arbitrator to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall decide the issue within fifteen (15) days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fee and expenses of its respective arbitrator and both shall share the fee and expenses of the third arbitrator, if any, and the attorneys’ fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses.

(e) The arbitrators shall have the right to consult experts and competent authorities to obtain factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross examine. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.

ARTICLE 16

TELECOMMUNICATIONS SERVICE

16.1 Telecommunications Service. Notwithstanding any other provision of this Lease to the contrary:

(a) Landlord shall have no responsibility for providing to Tenant any telecommunications equipment of any kind, including but not limited to wiring and cabling, within the Leased Premises or for providing telephone or telecommunications service or connections from the utility to the Leased Premises; and

(b) Landlord makes no warranty as to the quality, continuity or availability of the telecommunications services in the Building, and Tenant hereby waives any claim against Landlord for any actual or consequential damages (including damages for loss of business) in the event Tenant’s telecommunications services in any way are interrupted, damaged or rendered less effective, except to the extent caused by the active gross negligence or willful misconduct of Landlord, its agents or employees. Tenant accepts the telecommunications equipment in its “AS-IS” condition, and Tenant shall be solely responsible for contracting with a reliable third party vendor to assume responsibility for the maintenance and repair thereof (which contract shall contain provisions requiring such vendor to meet local and federal requirements for telecommunications material and workmanship). Landlord shall not be liable to Tenant and Tenant waives all claims against Landlord whatsoever, whether for personal injury, property damage, loss of use of the Leased Premises, or otherwise, due to the interruption or failure of telecommunications services to the Leased Premises. Tenant hereby holds Landlord harmless and agrees to indemnify, protect and defend Landlord from and against any liability for any damage, loss or expense due to any failure or interruption of telecommunications service to the Leased Premises for any reason. Tenant agrees to obtain business interruption insurance adequate to cover any damage, loss or expense occasioned by the interruption of telecommunications service.

ARTICLE 17

RIGHT TO TERMINATE

17.1 Right to Terminate. Provided that (i) there exists no default beyond applicable periods of notice and grace under this Lease either at the time of Tenant’s exercise of its Termination Right or on the Early Termination Date, (ii) Tenant pays all Base Monthly Rent, Additional Rent and any other charges due hereunder through the Early Termination Date, (iii) Tenant is Molecular Templates, Inc., a Delaware corporation, or a successor by name change or an Assignee Affiliate, and (iv) Tenant has raised less than $10,000,000 in the aggregate in additional funding from whatever sources (whether via new equity or debt, including without limitation convertible or mezzanine debt, and excluding any grant funding from CPRIT) between July 1, 2016 and the Early Termination Date, and (v) Tenant has not had two consecutive quarters of profitability (as determined in accordance with generally accepted accounting principles) between July 1, 2016 and the Early Termination Date, Tenant shall have the one-time option to terminate this Lease (the “Termination Right”) effective as of the end of the thirty-sixth (36th) full calendar month of the Lease Term (the “Early Termination Date”) upon not less than nine (9) months prior written notice to Landlord. In order to be effective, such notice must be accompanied by fifty percent (50%) of the “Termination Payment,” which Termination Payment is calculated and set forth on Schedule 1 attached hereto. Tenant hereby confirms its acceptance of the calculation and amount of the Termination Payment set forth on Schedule 1. The remaining fifty percent (50%) of the Termination Payment shall be due and payable by Tenant at least thirty (30) days prior to the Early Termination Date. If Tenant is permitted to and fails to exercise the Termination Right or fails to timely pay either installment of the Termination Payment strictly in accordance with this paragraph, then the Termination Right shall automatically lapse and Tenant shall have no right to terminate this Lease. Upon timely exercise of the Termination Right and payment of each installment of the Termination Payment in compliance with the terms hereof, and provided that each of the other terms and conditions of this Paragraph 17.2 are satisfied by Tenant, the Early Termination Date shall be deemed the expiration date of the Lease Term and Tenant shall surrender the Leased Premises on or before the Early Termination Date in accordance with the terms of this Lease.

Tenant shall promptly inform Landlord in writing (i) of any additional funding (whether debt or equity) and the amount thereof upon receipt of such funds or a commitment for such funds, and (ii) if there has been a failure of the condition set forth in clause (v) of the above paragraph. Further, Tenant shall provide the information set forth in the previous sentence hereof to Landlord from time to time within ten (10) days of Landlord’s request. For purposes of clause (iv) above, funds shall be deemed to be “raised” if Tenant has received a contractual commitment from a third party to loan such funds to Tenant or invest such funds in or with Tenant, subject only to such conditions as Tenant may satisfy in the ordinary course of its business.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the respective dates below set forth with the intent to be legally bound thereby as of the Effective Date of this Lease first above set forth.

LANDLORD:

NW AUSTIN OFFICE PARTNERS LLC,
a Delaware limited liability company

By:	NW Austin Holdco LLC, a Delaware limited liability company, its Manager

	By:	Menlo Equities V LLC, a California limited liability company, its Manager

		By:	Menlo Legacy Holdings, L.P., a California limited partnership, its Managing Member

			By:	/s/ Henry D. Bullock	Dated: October 14, 2016
Henry D. Bullock, President

TENANT:

MOLECULAR TEMPLATES, INC. a Delaware corporation

By:	/s/ Jason Kim
Printed Name: Jason Kim Title: President & CFO
Dated: October 1, 2016

EXHIBIT A

SITE PLAN

Exhibit A

EXHIBIT B

FLOOR PLAN

Exhibit B

Building B

EXHIBIT C

WORK LETTER

THIS TENANT WORK LETTER (“Work Letter”) sets forth the agreement of Landlord and Tenant with respect to the improvements to be constructed in the Leased Premises, as defined in the Lease to which this Work Letter is attached as an exhibit. In the event of any inconsistency between the terms of this Work Letter and the terms of the Lease, the terms of the Lease shall control. Notwithstanding anything to the contrary in this Lease or in this Work Letter, the terms and provisions of this Work Letter shall apply to all work or alterations performed by or on behalf of Tenant prior to the Lease Commencement Date. Landlord agreeing to be bound by the time periods and reimbursement obligations set forth herein regardless if any request for approval or request for reimbursement of the Tenant Improvement Allowance is submitted prior to the Lease Commencement Date. All defined terms used herein shall have the meanings set forth in the Lease, unless otherwise defined in this Work Letter.

1. Tenant Improvements. Tenant shall construct, furnish or install all improvements, equipment or fixtures, that are necessary for Tenant’s use and occupancy of the entirety of the Leased Premises (collectively, the “Tenant Improvements”). Tenant shall complete construction of the Tenant Improvements for the entirety of the Leased Premises. Tenant shall also be responsible for the cost of any alterations to the Building required as a result of the Tenant Improvements. Tenant will engage a consultant reasonably approved by Landlord to manage the design and construction of the Tenant Improvements (“Tenant Improvement Project Manager”). Tenant shall cause all drawings and specifications for the Tenant Improvements to be prepared by an architect selected by Tenant and reasonably approved by Landlord (“Tenant Improvement Architect”) and to be constructed by a general contractor licensed in Texas, selected by Tenant, and reasonably approved by Landlord (“Tenant Improvement Contractor”). Landlord approves Structura Inc. as Tenant’s Tenant Improvement Contractor and as Tenant Improvement Project Manager. In the event that Landlord fails to grant or affirmatively withhold its consent to Tenant’s contractor within five (5) business days following receipt of Tenant’s request for its consent, Landlord’s consent shall be deemed granted. Landlord’s prior written consent, which shall not be unreasonably withheld or delayed, shall be required if Tenant desires to change its Tenant Improvement Architect, Tenant Improvement Contractor or Tenant Improvement Project Manager. Tenant shall furnish to Landlord a copy of the executed contracts between Tenant and Tenant Improvement Architect, and Tenant and Tenant Improvement Contractor, covering all of Tenant’s obligations under this Work Letter.

The Tenant Improvements shall be in conformity with drawings and specifications submitted to and approved by Landlord, which approval shall not be unreasonably withheld or delayed, and shall be performed in accordance with the following provisions:

Tenant Improvement Space Plans: Tenant shall prepare and submit to Landlord for its approval Tenant Improvement space plans (the “Tenant Improvement Space Plans”). Within five (5) business days after receipt of Tenant’s drawings, Landlord shall return one set of prints thereof with Landlord’s approval and/or suggested modifications noted thereon. If Landlord has approved Tenant’s drawings subject to modifications, such modifications shall be deemed to be acceptable to and approved by Tenant unless Tenant shall prepare and resubmit revised drawings for further consideration by Landlord. If Landlord has suggested modifications without approving Tenant’s drawings Tenant shall prepare and resubmit revised drawings within five (5) business days for consideration by Landlord. All revised drawings shall be submitted, with changes highlighted, to Landlord within five (5) business days following Landlord’s return to Tenant of the drawings originally submitted, and Landlord shall approve or disapprove such revised drawings within five (5) business days following receipt of the same. Landlord shall be provided with a copy of Tenant’s preliminary floor plan and associated CAD files as a condition to receiving reimbursement.

Tenant Improvement Design Development Plans: Tenant shall prepare and submit to Landlord for its approval Tenant Improvement design development plans (“Tenant Improvement Design Development Plans”), consistent with the Tenant Improvement Space Plans. Within five (5) business days after receipt of Tenant’s drawings Landlord shall return one set of prints thereof with Landlord’s approval and/or suggested modifications noted thereon. If Landlord has approved Tenant’s drawings subject to modifications, such modifications shall be deemed to be acceptable to and approved by Tenant unless Tenant shall prepare and resubmit revised drawings for further consideration by Landlord. If Landlord has suggested modifications without approving Tenant’s drawings Tenant shall prepare and resubmit revised drawings for consideration by Landlord. All revised drawings shall be submitted, with changes highlighted, to Landlord, and Landlord shall approve or disapprove such revised drawings within five (5) business days following receipt of the same.

Tenant Improvement Working Drawings: Tenant shall prepare and submit to Landlord for its approval Tenant Improvement working drawings (“Tenant Improvement Working Drawings”) based on the approved Tenant Improvement Design Development Plans, including mechanical, electrical, and plumbing plans (“MEP”). Within five (5) business days after receipt of Tenant’s drawings Landlord shall return one set of prints thereof with Landlord’s approval and/or suggested modifications noted thereon. If Landlord has approved Tenant’s drawings subject to modifications, such modifications shall be deemed to be acceptable to and approved by Tenant unless Tenant shall prepare and resubmit revised drawings for further consideration by Landlord. If Landlord has suggested modifications without approving Tenant’s drawings Tenant shall prepare and resubmit revised drawings for consideration by Landlord. All revised drawings shall be submitted, with changes highlighted, to Landlord, and Landlord shall approve or disapprove such revised drawings within five (5) business days following receipt of the same.

Final Tenant Improvement Plans: Tenant shall submit the approved Tenant Improvement Working Drawings to the local building department for a Tenant Improvement building permit prior to the commencement of such work. The Tenant Improvement Working Drawings as modified by the local governing body are defined herein as the “Final Tenant Improvement Plans.” Prior to commencing construction, Tenant shall deliver to Landlord a copy of the building permit for the Final Tenant Improvement Plans.

Any material changes to the Final Tenant Improvement Plans shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld. Any material deviation in construction from the design specifications and criteria set forth in the Final Tenant Improvement Plans, other than as approved in writing by Landlord (such approval not to be unreasonably withheld or delayed), shall constitute a default for which Landlord may, within ten (10) business days after giving written notice to Tenant, elect to exercise the remedies available in the event of default under the provisions of this Lease, unless such default is cured within such ten (10) business day period, or, if the cure reasonably requires more than ten (10) business days, unless such default is cured as soon as reasonably practicable but in no event later than sixty (60) days after Landlord’s notice to Tenant. Only new materials shall be used in the construction of the Tenant Improvements, except with the written consent of Landlord.

Tenant acknowledges that it will engage the Tenant Improvement Architect, the Tenant Improvement Project Manager, and the Tenant Improvement Contractor, and shall be solely responsible for the actions and omissions of its architects, engineers, contractors, and project/construction managers and for any loss, liability, claim, cost, damage or expense suffered by Landlord as a result of the acts or omissions of its architect, engineers or project/construction managers. Landlord’s approval of any of Tenant’s architects, engineers or project/construction managers and of any documents prepared by any of them shall not be for the benefit of Tenant or any third party, and Landlord shall have no duty to Tenant or to any third parties for the actions or omissions of Tenant’s architects, engineers or project/construction managers. Tenant shall indemnify and hold harmless Landlord from and against any and all losses, costs, damages, claims and liabilities arising from the actions or omissions of Tenant’s architects, engineers and project/construction managers.

The Tenant Improvements shall be constructed by Tenant Improvement Contractor in accordance with the Final Tenant Improvement Plans, in compliance with all of the terms and conditions of this Work Letter and the Lease, and with all applicable Laws and Restrictions. The Tenant Improvement Contractor shall obtain a builder’s risk policy of insurance in an amount and form and issued by a carrier reasonably satisfactory to Landlord, and its subcontractors shall carry worker’s compensation insurance for their employees as required by law. The builder’s risk policy of insurance shall name Landlord as an additional insured and shall not be cancelable without at least thirty (30) days’ prior written notice to Landlord.

Tenant shall notify Landlord of its intention to commence construction ten (10) days prior to commencement and shall again notify Landlord of actual commencement within one (1) business day thereafter. Landlord shall have the right to post in a conspicuous location on the Building or the Leased Premises, as well as record any notice of nonresponsibility permitted by Texas Laws. Tenant shall provide Landlord with a copy of the building permit allowing for the construction of the Final Tenant Improvement Plans prior to commencement of construction of the Tenant Improvements.

Tenant shall, and shall cause Tenant’s Project Manager to, use commercially reasonable efforts to cause construction of the Final Tenant Improvement Plans to be performed in as efficient a manner as is commercially reasonable, but Tenant shall have no obligation to complete the same on an over-time basis. All work to be performed inside or outside of the Building shall be coordinated with Landlord. Tenant and the Tenant Improvement Contractor shall conduct their work and employ labor in such manner as to maintain harmonious labor relations. Tenant shall complete construction of the Final Tenant Improvement Plans for the entirety of the Leased Premises to allow for occupancy no later than the Lease

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Commencement Date, subject to delays caused by Force Majeure and/or any delays caused by Landlord’s delay in responding to plans beyond the time periods provided therefor above, provided that Tenant shall have given Landlord written notice of such delay and Landlord shall have failed to respond within two (2) business days after receipt of such notice.

Tenant, at Tenant’s sole cost and expense, shall clear debris resulting from the Tenant Improvement construction. No trash, or other debris, or other waste may be deposited at any time outside the Building except in containers reasonably approved by Landlord. If so, Landlord may, after written notice to Tenant, remove it at Tenant’s expense, which expense shall equal the cost of removal plus ten percent (10%) of such costs as a management fee. Storage of Tenant Improvement construction materials, tools and equipment shall be coordinated with Landlord’s contractor. Tenant shall reimburse Landlord on demand for the cost of repairing any damage to the Building caused by Tenant Improvement Contractor and its subcontractors during the construction of the Tenant Improvements. Upon completion of the Tenant Improvements, Tenant shall cause the Building and the Common Areas to be clean and free from construction debris resulting from Tenant’s Tenant Improvement construction.

Tenant shall submit to Landlord on or before the Lease Commencement Date (as defined in the Lease) a Certificate of Substantial Completion, AIA Document G704, by its Tenant Improvement Architect for the Final Tenant Improvement Plans, and evidence reasonably satisfactory to Landlord that the Leased Premises may be occupied in compliance with the applicable local law for its intended use, including without limitation, any permit signoffs (if available).

Tenant shall submit to Landlord two CDs containing copies of all Tenant Improvement as-built plans and specifications, warranties, and operating manuals covering all of the work in the Final Tenant Improvement Plans. Tenant hereby assigns to Landlord on a non-exclusive basis any and all rights Tenant may have under such warranties, without in any way obligating Landlord to pursue or prosecute such rights. Tenant shall retain the right to pursue or prosecute any such rights to the extent that Landlord does not do so.

Any minor work required for Tenant’s occupancy of the Leased Premises but not included in the Final Tenant Improvement Plans such as the procurement and installation of furniture, fixtures, equipment, interior artwork and signage, shall not require Landlord approval but shall be installed in a good and workmanlike manner by Tenant.

2. Project Costs. The costs and expenses of the development and construction of the Tenant Improvements (“Project Costs”) shall be paid in accordance with this Paragraph 2.

(a) Tenant Improvements. Unless specified otherwise herein, Tenant shall bear and pay the cost of the Tenant Improvements (which cost shall include, without limitation, the costs of construction as provided for in the Tenant Improvement Contractor’s contract, the cost of permits, all architectural, design, space planning, and engineering services obtained by Tenant in connection with Tenant Improvements, laboratory and office improvements, wiring and cabling costs, cubicle costs and all costs and expenses incurred in readying the Generator and the Chiller System in proper working order) whether or not incurred by Tenant prior to or following the Lease Commencement Date; provided that so long as Tenant is not in default under the Lease, Landlord shall contribute a maximum of $5.00 per rentable square foot, for an aggregate maximum of $92,560.00 (the “Tenant Improvement Allowance”), which shall be utilized only for building improvements to the Building; architectural, design fees; consultant fees for audio/visual, telephone, security and computer systems; mechanical/electrical engineers; actual out of pocket moving costs; and construction management, and not for furniture costs, any third party consulting or contracting fees (except for Tenant’s architect’s fees, Project management fees, out of pocket moving costs or as permitted above), any telecom/cabling costs, or any other purpose, whether or not the costs were incurred prior to or following the Lease Commencement Date and all requisitions must be submitted no later than May 31, 2018. After such date, Landlord shall have no further obligation to provide any portion of the Tenant Improvement Allowance attributable to requisitions first submitted after such date. The soft costs (including but not limited to design fees, consultant fees for audio/visual, telephone, security and related computer systems, mechanical/electrical engineers, and construction management) that are reimbursable from the Tenant Improvement Allowance shall not exceed $4,628.00. Subject to the foregoing deadline:

(i) Not later than the 25th day of each month (whether occurring prior to or following the Lease Commencement Date), Tenant shall submit applications for payment to Landlord in a form reasonably acceptable to Landlord, including Tenant Improvement Contractor’s Application and Certification for Payment AIA G702 certified by Tenant Improvement Architect, certified as correct by an officer of Tenant and by Tenant’s architect, for payment of that portion of the cost of the Tenant Improvements allocable to labor, materials and equipment incorporated in the Building during the period from the first day of the same month (or the last day covered by the previous requisition, as applicable)

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projected through the last day of the month. Each application for payment shall set forth such information and shall be accompanied by such supporting documentation as shall be reasonably requested by Landlord, including the following:

(A) Invoices and canceled checks.

(B) Fully executed conditional lien releases in the form prescribed by law from the Tenant Improvement Contractor and all subcontractors and suppliers furnishing labor or materials during such period and fully executed unconditional lien releases from all such entities to the extent of prior payment covering the prior payment period.

(C) Tenant Improvement Contractor’s worksheets showing percentages of completion.

(D) Tenant Improvement Contractor’s certification as follows:

“There are no known mechanics’ or materialmen’s liens outstanding at the date of this application for payment, all due and payable bills with respect to the Building have been paid to date or shall be paid from the proceeds of this application for payment, and there is no known basis for the filing of any mechanics’ or materialmen’s liens against the Building or the Property, and, to the best of our knowledge, waivers from all subcontractors are valid and constitute an effective waiver of lien under applicable law to the extent of payments that have been made or shall be made concurrently herewith.”

(ii) Tenant shall submit with each application for payment all documents necessary to effect and perfect the transfer of title to the materials or equipment for which application for payment is made.

(iii) On or before the 15th day of the month following submission of the application for payment, whether or not such 15th day is prior to the Lease Commencement Date, so long as Tenant is not in default beyond applicable periods of notice and grace under the terms of this Work Letter or the Lease, Landlord shall pay a share of such payment determined by multiplying the amount of such payment by a fraction, the numerator of which is the amount of the Tenant Improvement Allowance, and the denominator of which is the sum of (i) estimated construction cost of all Tenant Improvement work and materials for the entire Leased Premises, and (ii) the estimated cost of all professional services, fees and permits in connection therewith. Tenant shall pay the balance of such payment, provided that at such time as Landlord has paid the entire Tenant Improvement Allowance on account of such Tenant Improvement work, all billings shall be paid entirely by Tenant. If upon completion of the Tenant Improvement Work and payment in full to the Tenant Improvement Contractor, the architect and engineer, and payment in full of all fees and permits, the portion of the cost of the Tenant Improvement Work, architects’ and engineers’ fees, permits and fees theretofore paid by Landlord is less than the Tenant Improvement Allowance, Landlord shall reimburse Tenant for costs expended by Tenant for Tenant Improvement work up to the amount by which the Tenant Improvement Allowance exceeds the portion of such cost theretofore paid by Landlord. Landlord shall have no obligation to advance the Tenant Improvement Allowance to the extent it exceeds the total cost of the Tenant Improvement Work. In no event shall Landlord have any responsibility for the cost of the Tenant Improvement Work in excess of the Tenant Improvement Allowance. Landlord shall have no obligation to make any payments to Tenant Improvement Contractor’s material suppliers or subcontractors or to determine whether amounts due them from Tenant Improvement Contractor in connection with the Tenant Improvement work have, in fact, been paid.

(c) Evidence of Completion of Improvement Work. Upon the completion of the Tenant Improvements, Tenant shall:

(i) Submit to Landlord a detailed breakdown of Tenant’s final and total construction costs, together with receipted evidence showing payment thereof, reasonably satisfactory to Landlord.

(ii) Submit to Landlord all evidence reasonably available from governmental authorities showing compliance with any and all other laws, orders and regulations of any and all governmental authorities having jurisdiction over the Building, including, without limitation, authorization for physical occupancy of the Building.

(iii) Submit to Landlord the as-built plans and specifications referred to above.

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In addition to the Tenant Improvement Allowance, Landlord shall provide to Tenant a test fit allowance with respect to the Leased Premises of $0.10 per rentable square foot, or $1,851.20. The TI Allowance Deadline with respect to the test fit allowance shall be coterminous with the TI Allowance Deadline, being May 31, 2018.

3. Assignment of Rights Against Architect, Contractor, etc. Tenant hereby assigns to Landlord on a non-exclusive basis any and all rights Tenant may have against the Tenant Improvement Contractor, the Tenant Improvement Architect, the Tenant Improvement Project Manager, and any other of Tenant’s consultants, subcontractors, agents, etc., relating to the Tenant Improvements, without in any way obligating Landlord to pursue or prosecute such rights. Tenant shall retain the right to pursue or prosecute any such rights to the extent that Landlord does not do so. Tenant shall promptly cause the Tenant Improvement Contractor, the Tenant Improvement Architect, the Tenant Improvement Project Manager, and any other of Tenant’s consultants, subcontractors, agents, etc. (once each such person has been engaged) to execute and deliver to Landlord a consent in the form of Exhibit A hereto, consenting to the foregoing assignment.

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EXHIBIT A TO WORK LETTER

FORM OF CONSENT TO ASSIGNMENT

This CONSENT TO ASSIGNMENT (“Consent”) is dated as of this             day of             , 2016, by             , a             ([“Tenant Improvement Architect”/”Tenant Improvement Contractor”/”Tenant Improvement Project Manager”/Other Consultant]), in favor of NW Austin Office Partners LLC, a Delaware limited liability company (“Landlord”).

RECITALS

A. Landlord and             , a             (“Tenant”) entered into that certain Lease Agreement dated as of             , 201_ (the “Lease”) for premises located in the City of Austin, County of             , State of Texas, commonly known as or otherwise described as 9301 Amberglen Road, Austin, Texas; and

B. Exhibit C to the Lease is a Work Letter pursuant to which Tenant has retained [Tenant Improvement Architect/Tenant Improvement Contractor/Tenant Improvement Project Manager/Other Consultant].

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [Tenant Improvement Architect/Tenant Improvement Contractor/Tenant Improvement Project Manager/Other Consultant] hereby consents to the assignment effected by Paragraph 3 of the Work Letter.

IN WITNESS WHEREOF, [Tenant Improvement Architect/Tenant Improvement Contractor/Tenant Improvement Project Manager/Other Consultant] has executed this Consent as of the date first written above.

[TENANT IMPROVEMENT ARCHITECT/TENANT IMPROVEMENT CONTRACTOR/TENANT IMPROVEMENT PROJECT MANAGER/OTHER CONSULTANT]

By:
Title:

By:
Title:

EXHIBIT D

FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

ISSUE DATE:

ISSUING BANK:

SILICON VALLEY BANK

3003 TASMAN DRIVE

2ND FLOOR, MAIL SORT HF210

SANTA CLARA, CALIFORNIA 95054

BENEFICIARY:

NW AUSTIN OFFICE PARTNERS LLC

C/O MENLO EQUITIES

490 CALIFORNIA AVENUE, 4TH FLOOR

PALO ALTO, CALIFORNIA 94306

ATTENTION: HENRY BULLOCK/RICHARD HOLMSTROM

APPLICANT:

MOLECULAR TEMPLATES, INC.

111 W. COOPERATIVE WAY STE 201

GEORGETOWN TX 78626

AMOUNT: US$141,557.69 (ONE HUNDRED FORTY ONE THOUSAND FIVE HUNDRED FIFTY SEVEN AND 69/100 U.S. DOLLARS)

EXPIRATION DATE:             ONE YEAR FROM ISSUANCE

LOCATION: SANTA CLARA, CALIFORNIA

GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF            IN YOUR FAVOR AVAILABLE BY YOUR DRAFTS DRAWN ON US AT SIGHT IN THE FORM OF EXHIBIT “A” ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

PARTIAL DRAWS AND MULTIPLE PRESENTATIONS ARE ALLOWED.

THIS ORIGINAL LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST 30 DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND YOU A NOTICE BY REGISTERED

Exhibit D

MAIL OR OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS (OR ANY OTHER ADDRESS INDICATED BY YOU, IN A WRITTEN NOTICE TO US THE RECEIPT OF WHICH WE HAVE ACKNOWLEDGED, AS THE ADDRESS TO WHICH WE SHOULD SEND SUCH NOTICE) THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND JULY 31, 2022. IN THE EVENT OF SUCH NOTICE OF NON-EXTENSION, YOU MAY DRAW HEREUNDER WITH A DRAFT STATED ABOVE AND ACCOMPANIED BY THIS ORIGINAL LETTER OF CREDIT AND AMENDMENT(S), IF ANY, ALONG WITH YOUR SIGNED STATEMENT STATING THAT YOU HAVE RECEIVED A NON-EXTENSION NOTICE FROM SILICON VALLEY BANK AND YOU HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT ACCEPTABLE TO YOU.

THIS LETTER OF CREDIT IS TRANSFERABLE ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND ONLY UP TO THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U. S. DEPARTMENT OF TREASURY AND U. S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT “B” DULY EXECUTED. THE CORRECTNESS OF THE SIGNATURE AND TITLE OF THE PERSON SIGNING THE TRANSFER FORM MUST BE VERIFIED BY BENEFICIARY’S BANK. APPLICANT SHALL PAY OUR TRANSFER FEE OF  1⁄4 OF 1% OF THE TRANSFER AMOUNT (MINIMUM US$250.00) UNDER THIS LETTER OF CREDIT.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

DOCUMENTS MUST BE PRESENTED TO US IN PERSON OR FORWARDED TO US BY OVERNIGHT DELIVERY SERVICE TO: SILICON VALLEY BANK, 3003 TASMAN DRIVE, SANTA CLARA CA 95054, ATTN: INTERNATIONAL DIVISION.

WE HEREBY AGREE WITH THE BENEFICIARY THAT DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT WILL BE DULY HONORED UPON PRESENTATION TO US ON OR BEFORE THE EXPIRATION DATE OF THIS LETTER OF CREDIT OR ANY AUTOMATICALLY EXTENDED EXPIRATION DATE.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

SILICON VALLEY BANK,

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

Exhibit D

EXHIBIT A

DATE:	REF. NO.

AT SIGHT OF THIS DRAFT

PAY TO THE ORDER OF	US$

US DOLLARS

DRAWN UNDER SILICON VALLEY BANK, SANTA CLARA, CALIFORNIA, STANDBY
LETTER OF CREDIT NUMBER NO. DATED

TO: SILICON VALLEY BANK
3003 TASMAN DRIVE
SANTA CLARA, CA 95054	(BENEFICIARY’S NAME)

Authorized Signature

GUIDELINES TO PREPARE THE DRAFT

1.	DATE: ISSUANCE DATE OF DRAFT.

2.	REF. NO.: BENEFICIARY’S REFERENCE NUMBER, IF ANY.

3.	PAY TO THE ORDER OF: NAME OF BENEFICIARY AS INDICATED IN THE L/C (MAKE SURE BENEFICIARY ENDORSES IT ON THE REVERSE SIDE).

4.	US$: AMOUNT OF DRAWING IN FIGURES.

5.	USDOLLARS: AMOUNT OF DRAWING IN WORDS.

6.	LETTER OF CREDIT NUMBER: SILICON VALLEY BANK’S STANDBY L/C NUMBER THAT PERTAINS TO THE DRAWING.

7.	DATED: ISSUANCE DATE OF THE STANDBY L/C.

8.	BENEFICIARY’S NAME: NAME OF BENEFICIARY AS INDICATED IN THE L/C.

9.	AUTHORIZED SIGNATURE: SIGNED BY AN AUTHORIZED SIGNER OF BENEFICIARY.

IF YOU HAVE QUESTIONS RELATED TO THIS STANDBY LETTER OF CREDIT PLEASE CONTACT US AT                         .

Exhibit D

EXHIBIT “B”

TRANSFER FORM

DATE:

TO: SILICON VALLEY BANK 3003 TASMAN DRIVE SANTA CLARA, CA 95054 ATTN: INTERNATIONAL DIVISION. STANDBY LETTERS OF CREDIT	RE: IRREVOCABLE STANDBY LETTER OF CREDIT NO. ISSUED BY SILICON VALLEY BANK, SANTA CLARA L/C AMOUNT:

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SIGNATURE AUTHENTICATED

The names(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.

(Name of Bank)

(Address of Bank)

(City, State, Zip Code)

(Print Authorized Name and Title)

(Authorized Signature)

(Telephone Number)

(BENEFICIARY’S NAME) By: Printed Name: Title:

Exhibit D

EXHIBIT E

FORM OF LUMP SUM PAYMENT AMENDMENT

AMENDMENT NO.         TO LEASE

This AMENDMENT NO.         TO LEASE (“Amendment”) is dated as of this             day of             , 201     (the “Amendment Date”), by and between NW AUSTIN OFFICE PARTNERS LLC, a Delaware limited liability company (“Landlord”), and MOLECULAR TEMPLATES, a             (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Lease dated as of             , 2016 [as amended by that certain             dated as of             ] (collectively, the “Lease”) for premises located in the City of Austin, County of Williamson, State of Texas, commonly known as or otherwise described as 9301 Amberglen Boulevard, Austin, Texas, comprised of approximately 18,027 rentable square feet of floor area as more particularly described in the Lease; and

B. Landlord has exercised the Lump Sum Payment Option as defined in Paragraph 3.1(b) of the Lease.

C. Landlord and Tenant now desire to amend the Lease to set forth the on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Definitions. All capitalized terms used in this Amendment but not otherwise defined shall have the meanings assigned to them in the Lease.

2. Lump Sum Payment Date. The Lump Sum Payment Date is             , 201_.

3. Base Monthly Rent Start Date. The Base Monthly Rent Start Date is             , 201_.

4. Abated Rent Lump Sum Payment. The amount of the Abated Rent Lump Sum Payment is             Dollars ($            ).

5. Base Monthly Rent. The schedule of Base Monthly Rent, as set forth in Article 1 of the Lease, is hereby amended in its entirety to read as follows:

Period	Base Monthly Rent
Months **-**	$18,750.00
Months **-12	$28,925.00
Months 13-24	$29,696.33
Months 25-36	$30,467.67
Months 37-48	$31,624.67
Months 49-60	$32,396.00

**	[DRAFTING NOTE: COMPLETE TO CORRESPOND WITH BASE MONTHLY RENT START DATE AND CONFORM THE FIRST ROW IN THE SCHEDULE; IF BASE MONTHLY RENT START DATE IS MONTH 1, DELETE THE FIRST ROW IN THE SCHEDULE.]

6. Ratification. The Lease, as amended by this Amendment, is hereby ratified by Landlord and Tenant and Landlord and Tenant hereby agree that the Lease, as so amended, shall continue in full force and effect.

7. Miscellaneous.

7.1 Voluntary Agreement. The parties have read this Amendment and the mutual releases contained in it, and on the advice of counsel they have freely and voluntarily entered into this Amendment.

Exhibit E

7.2 Attorney’s Fees. If either party commences an action against the other party arising out of or in connection with this Amendment, the prevailing party shall be entitled to recover from the non-prevailing party, reasonable attorney’s fees and costs of suit.

7.3 Successors. This Amendment shall be binding on and inure to the benefit of the parties and their successors.

7.4 Counterparts. This Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

LANDLORD:

NW AUSTIN OFFICE PARTNERS LLC,
a Delaware limited liability company

By:	NW Austin Holdco LLC, a Delaware limited liability company, its Manager

	By:	Menlo Equities V LLC, a California limited liability company, its Manager

		By:	Menlo Legacy Holdings, L.P., a California limited partnership, its Managing Member

By:
Henry D. Bullock, President

TENANT:

MOLECULAR TEMPLATES, a

By:
Printed Name: Title:

Exhibit E

EXHIBIT F

FORM OF SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

REQUESTED BY AND WHEN RECORDED MAIL TO:

U.S. Bank National Association

Attn:
Loan No.:

THIS SPACE ABOVE FOR RECORDER’S USE

SUBORDINATION, NONDISTURBANCE

AND ATTORNMENT AGREEMENT

NOTICE: THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

This Subordination, Nondisturbance and Attornment Agreement (“Agreement”) is entered into as of the             day of                     , 201     by and among                     (“Tenant”), NW Austin Office Partners LLC, a Delaware limited liability company (“Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent (in such capacity, “Agent”) for the Lenders (as defined below).

Factual Background

A. Borrower owns certain real property in the County of             , State of Texas, more particularly described in Exhibit “A” attached and made a part hereof by this reference. The term “Property” herein means that real property together with all improvements (the “Improvements”) located on it.

B. Borrower obtained a loan (the “Loan”) as provided in a Loan Agreement dated as of November 10, 2015 (the “Loan Agreement”) between Borrower, Agent and the “Lenders” now or hereafter existing thereunder (“Lenders”). The Loan is or will be evidenced by one or more promissory notes (collectively, the “Notes”) which are or will be secured by a deed of trust encumbering the Property (the “Deed of Trust”) with an assignment of rents. The Loan Agreement, the Notes, the Deed of Trust, this Agreement and all other documents and instruments identified in the Loan Agreement as “Loan Documents,” all as amended from time to time, shall be collectively referred to herein as the “Loan Documents.”

C. Tenant and Borrower (as landlord) have entered into that certain lease described in Exhibit “B” attached hereto and made a part hereof by this reference (the “Lease”) under which Borrower leased to Tenant a portion of the Improvements located within the Property and more particularly described in the Lease (the “Premises”).

D. It is a requirement of the Loan to Borrower that Tenant agree, among other things, to subordinate Tenant’s rights under the Lease to the lien of the Loan Documents and to attorn to Agent and Lenders on the terms and conditions of this Agreement. Tenant is willing to agree to such subordination and attornment and other conditions, provided that Agent (on behalf of itself and the Lenders) agrees to a nondisturbance provision, all as set forth more fully below.

Agreement

Therefore, the parties agree as follows:

1. Subordination. The Loan Documents and all supplements, amendments, modifications, renewals, replacements and extensions of and to them shall unconditionally be and remain at all times a lien on the Property prior and superior to the Lease, to the leasehold estate created by it, and to all rights and privileges of Tenant under it. The Lease and leasehold estate, together with all rights and privileges of Tenant under the Lease, are hereby unconditionally made subordinate to the lien of the Loan Documents in favor of Agent and/or Lenders. Tenant consents to Borrower, Lenders and Agent entering into the Deed of Trust and the other Loan Documents. Tenant further declares, agrees and acknowledges that in making disbursements under the Loan Documents, neither Agent nor Lenders have any obligation or duty to, nor have Agent or Lenders represented that any of them will, see to the application of such proceeds by the person or persons to whom they are disbursed by Agent or Lenders, and any application or use of such proceeds for purposes other than those provided for in the Loan Documents shall not defeat the subordination made in this Agreement, in whole or in part.

2. Definitions of “Transfer of the Property” and “Purchaser.” As used herein: (i) the term “Transfer of the Property” means any transfer of Borrower’s interest in the Property by foreclosure, trustee’s sale or other action or proceeding for the enforcement of the Deed of Trust or by deed in lieu thereof; (ii) the term “Purchaser” means any transferee, including (if applicable) any Lender Purchaser (as defined below) of the interest of Borrower as a result of any such Transfer of the Property and also includes any and all successors and assigns of such transferee; and (iii) the term “Lender Purchaser” means (as applicable), Agent, any Lender or Lenders, or any affiliate or designee of any of them, that becomes a Purchaser.

3. Nondisturbance. The enforcement of the Deed of Trust shall not terminate the Lease or disturb Tenant in the possession and use of the Premises unless at the time of foreclosure Tenant is in default (beyond applicable periods of notice and grace) under the Lease or this Agreement, and Agent so notifies Tenant in writing at or prior to the time of the foreclosure sale that the Lease will be terminated by foreclosure because of such default. The nondisturbance herein granted is subject to Section 5 below. This nondisturbance applies to any option to extend or renew the Lease term which is set forth in the Lease as of the date of this Agreement.

4. Attornment. Subject to Section 3 above, if any Transfer of the Property should occur, Tenant shall and hereby does attorn to Purchaser, including Agent if it should be the Purchaser, as the landlord under the Lease, and Tenant shall be bound to Purchaser under all of the terms, covenants and conditions of the Lease for the balance of the Lease term and any extensions or renewals of it which may then or later be in effect under any validly exercised extension or renewal option contained in the Lease, all with the same force and effect as if Purchaser had been the original landlord under the Lease. This attornment shall be effective and self-operative without the execution of any further instruments upon Purchaser’s succeeding to the interest of the landlord under the Lease.

5. Subordination of Options and Rights of First Refusal. The Loan Documents and all supplements, amendments, modifications, renewals, replacements and extensions of and to them shall unconditionally be and remain at all times a lien on the Property prior and superior to any existing or future right of Tenant, whether arising out of the Lease or otherwise, to exercise any option or right of first refusal to:

(a) purchase the Premises or the Property or any interest or portion in or of either of them; or

(b) expand into other space in the Improvements.

Tenant specifically agrees and acknowledges that upon any Transfer of the Property, any such purchase or expansion option or right of first refusal, whether now existing or in the future arising, shall terminate and be inapplicable to the Property notwithstanding the nondisturbance granted to Tenant in Section 3 above. If any option or right of first refusal to purchase is exercised prior to a Transfer of the Property, any title so acquired to all or any part of the Property shall be subject to the lien of the Loan Documents, which lien shall in no way be impaired by the exercise of such option or right of first refusal. Agent and Lenders specifically reserves all of their rights to enforce any accelerating transfer, due on sale, due on encumbrance or similar provision in the Deed of Trust or any other Loan Document.

6. Notices of Default; Material Notices; Agent’s Rights to Cure Default. Tenant shall send a copy of any notice of default or similar statement with respect to the Lease to Agent at the same time such notice or statement is sent to Borrower. In the event of any act or omission by Borrower which would give Tenant the right to terminate the Lease or to claim a partial or total eviction, Tenant shall not exercise any such right or make any such claim until it has given Agent written notice of such act or omission and has given Agent the following applicable cure period to remedy such default: (i) with respect to monetary defaults, thirty (30) days after the expiration of Landlord’s cure period with respect to such monetary default; or (ii) with respect to nonmonetary defaults, sixty (60) days after the expiration of Landlord’s cure period with respect to such nonmonetary default, provided that if Agent commences a cure of such nonmonetary default within the prescribed period, and thereafter diligently pursues such cure to completion, the cure period shall be extended to provide Agent sufficient time to complete such cure. Acts taken by Agent to obtain possession of the Property shall be deemed acts taken to cure. Nothing in this Agreement, however, shall be construed as a promise or undertaking by Agent or Lenders to cure any default of Borrower.

7. Limitation on Agent’s and Lenders’ Liability. Except as otherwise provided in Section 4 above, nothing in this Agreement shall be deemed or construed to be an agreement by Agent or any Lender to perform any covenant of Borrower as landlord under the Lease. Tenant agrees that if any Lender Purchaser acquires Borrower’s interest in the Property by virtue of a Transfer of the Property, then (notwithstanding Section 4 above), upon a subsequent transfer of the Property by such Lender Purchaser to a new owner, such Lender Purchaser shall have no further liability under the Lease after said transfer.

8. Limitation on Liability. No Purchaser who acquires title to the Property shall have any obligation or liability beyond its interest in the Property.

9. Tenant’s Covenants. Tenant agrees that during the term of the Lease, without Agent’s prior written consent, Tenant shall not:

(a) pay any rent or additional rent more than one month in advance to any landlord including Borrower; or

(b) cancel, terminate or surrender the Lease, except at the normal expiration of the Lease term or as provided in Section 6 above; or

(c) enter into any amendment, modification or other agreement relating to the Lease; or

(d) assign or sublet any portion of the Lease or the Premises, except as expressly permitted in the Lease.

10. Purchaser Not Obligated. Any Purchaser (including, if applicable, any Lender Purchaser) shall not: (a) be liable for any damages or other relief attributable to any act or omission of any prior Landlord under the Lease including Borrower; or (b) be subject to any offset or defense not specifically provided for in the Lease which Tenant may have against any prior landlord under the Lease; or (c) be bound by any prepayment by Tenant of more than one month’s installment of rent; or (d) be obligated for any security deposit not actually delivered to Purchaser; or (e) be bound by any modification or amendment of or to the Lease unless the amendment or modification shall have been approved in writing by Agent. Notwithstanding anything to the contrary in this Agreement, the Agent, if it becomes Purchaser or if it takes possession under the Deed of Trust, and any other Purchaser, shall be obligated to fund Tenant’s Improvement Allowance, subject to the terms of the Lease, to the extent not previously paid by Landlord.

11. Tenant’s Estoppel Certificate.

(a) True and Complete Lease. Tenant represents and warrants to Agent and Lenders that Exhibit B accurately identifies the Lease and all amendments, supplements, side letters and other agreements and memoranda pertaining to the Lease, the leasehold and/or the Premises.

(b) Tenant’s Option Rights. Tenant has no right or option of any nature whatsoever, whether arising out of the Lease or otherwise, to purchase the Premises or the Property, or any interest or portion in or of either of them, to expand into other space in the Improvements or to extend or renew the term of the Lease, except as described in the attached Exhibit C.

(c) No Default. As of the date of this Agreement, Tenant represents and warrants that to the best of Tenant’s knowledge there exist no events of default or events that with notice or the passage of time or both would be events of default under the Lease on either the Tenant’s part or the Borrower’s, nor is there any right of offset against any of Tenant’s obligations under the Lease, except as described in the attached Exhibit D. Tenant represents and warrants that the Lease is in full force and effect as of the date of this Agreement.

12. Integration; Etc. This Agreement integrates all of the terms and conditions of the parties’ agreement regarding the subordination of the Lease to the Loan Documents, attornment, nondisturbance and the other matters contained herein. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including the Lease, the terms, conditions and provisions of this Agreement shall prevail. This Agreement may not be modified or amended except by a written agreement signed by the parties or their respective successors in interest. This Agreement may be executed in counterparts, each of which is an original but all of which shall constitute one and the same instrument.

13. Notices. All notices given under this Agreement shall be in writing and shall be given by personal delivery, overnight receipted courier or by registered or certified United States mail, postage prepaid, sent to the party at its address appearing below. Notices shall be effective upon receipt (or on the date when proper delivery is refused). Addresses for notices may be changed by any party by notice to all other parties in accordance with this Section. Service of any notice on any one Borrower shall be effective service on Borrower for all purposes.

To Agent:	U.S. Bank National Association Attention: Loan Administration

To Borrower:

To Tenant:

14. Attorneys’ Fees. If any lawsuit, judicial reference or arbitration is commenced which arises out of or relates to this Agreement, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys’ fees, including the costs for any legal services by in-house counsel, in addition to costs and expenses otherwise allowed by law.

15. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH THE LEASE, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF, WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

16. Miscellaneous Provisions. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. This Agreement is governed by the laws of the State of California without regard to the choice of law rules of that State. This Agreement satisfies any condition or requirement in the Lease relating to the granting of a nondisturbance agreement by Agent or Lenders. As used herein, the word “include(s)” means “include(s) without limitation,” and the word “including” means “including but not limited to.” Agent, at its sole discretion, may but shall not be obligated to record this Agreement. The term “Agent” as used herein shall include all successor administrative agents of the Lenders pursuant to the Loan Agreement, or if there is no administrative agent, shall include all then existing Lenders.

NOTICE: THIS AGREEMENT CONTAINS A PROVISION WHICH ALLOWS THE PERSON OBLIGATED ON YOUR LEASE TO OBTAIN A LOAN, A PORTION OF WHICH MAY BE EXPENDED FOR PURPOSES OTHER THAN IMPROVEMENT OF THE PROPERTY.

TENANT: a

By:

[Printed Name and Title]

By:

[Printed Name and Title]

BORROWER: a

By:

[Printed Name and Title]

By:

[Printed Name and Title]

AGENT: U.S. BANK NATIONAL ASSOCIATION, a national banking association

By:

[Printed Name and Title]

By:

[Printed Name and Title]

EXHIBIT A TO SNDA

PROPERTY DESCRIPTION

EXHIBIT A

EXHIBIT B TO SNDA

IDENTIFY LEASE AND LIST ALL AMENDMENTS,

SUPPLEMENTS, SIDE LETTERS AND OTHER AGREEMENTS

AND MEMORANDA PERTAINING TO LEASE, PREMISES OR PROPERTY

EXHIBIT B

EXHIBIT C TO SNDA

LIST OF PURCHASE, EXPANSION, FIRST REFUSAL,

EXTENSION AND RENEWAL OPTIONS

EXHIBIT C

EXHIBIT D TO SNDA

LIST ANY EXISTING DEFAULTS OR OFFSETS UNDER LEASE

EXHIBIT D

ACKNOWLEDGMENTS

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF                                         )

COUNTY OF                                     )

On             , before me,                     , a Notary Public, personally appeared                     who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of                     that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF                                         )

COUNTY OF                                     )

On             , before me,                     , a Notary Public, personally appeared                     who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of                     that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF                                         )

COUNTY OF                                   )

On             , before me,                     , a Notary Public, personally appeared                     who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of                     that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

EXHIBIT G

FORM OF ESTOPPEL CERTIFICATE

                    , 20

Re	9301 Amberglen Boulevard,

Austin, Texas

Ladies and Gentlemen:

Reference is made to that certain Lease, dated as of                     , 2016, between NW Austin Office Partners LLC, a Delaware limited liability company (“Landlord”), and the undersigned (herein referred to as the “Lease”). A copy of the Lease [and all amendment thereto] is[are] attached hereto as Exhibit A. At the request of Landlord in connection with [                    State reasons for request for estoppel certificate                     ], the undersigned hereby certifies to Landlord and to [state names of other parties requiring certification (e.g., lender, purchaser, investor)] (“Lender”/ “Purchaser”/ “Investor”) and each of your respective successors and assigns as follows:

1. The undersigned is the tenant under the Lease.

2. The Lease is in full force and effect and has not been amended, modified, supplemented or superseded except as indicated in Exhibit A.

3. There is no defense, offset, claim or counterclaim by or in favor of the undersigned against Landlord under the Lease or against the obligations of the undersigned under the Lease. The undersigned has no renewal, extension or expansion option, no right of first offer or right of first refusal and no other similar right to renew or extend the term of the Lease or expand the property demised thereunder except as may be expressly set forth in the Lease.

4. All improvements to be constructed in the Leased Premises by Landlord, if any, have been completed and accepted by Tenant, and any tenant construction or other allowances have been paid in full. [DRAFTING NOTE: If any Landlord work is not completed or any allowances are not fully funded as of the date the estoppel is sent to Tenant, revise accordingly.]

5. The undersigned is not aware of any default now existing of the undersigned or of Landlord under the Lease, nor of any event which with notice or the passage of time or both would constitute a default of the undersigned or of Landlord under the Lease.

6. The undersigned has not received notice of a prior transfer, assignment, hypothecation or pledge by Landlord of any of Landlord’s interest in the Lease.

7. The monthly rent due under the Lease is $                    and has been paid through                     , and all additional rent due and payable under the Lease has been paid through                     .

8. The term of the Lease commenced on                     , and expires on                     , unless sooner terminated pursuant to the provisions of the Lease. Landlord has performed all work required by the Lease for the undersigned’s initial occupancy of the demised property.

9. The undersigned has deposited the sum of $                    with Landlord as security for the performance of its obligations as tenant under the Lease, and no portion of such deposit has been applied by Landlord to any obligation under the Lease.

10. There is no free rent period pending, nor is Tenant entitled to any Landlord’s contribution.

The above certifications are made to Landlord and [Lender/ Purchaser/ Investor] knowing that Landlord and [Lender/ Purchaser/ Investor] will rely thereon in [making a loan secured in part by an assignment of the Lease/ accepting an assignment of the Lease/ investing in Landlord/other].

Very truly yours,

MOLECULAR TEMPLATES,
a

By:

Printed Name:

Title:

EXHIBIT H

APPROVED TENANT LOGO AND TYPEFACE

EXHIBIT I

JANITORIAL SPECIFICATIONS

JANITORIAL SPECIFICATIONS

OFFICE AREAS/TENANT SUITES

1.	Empty, clean & replace soiled liners in all waste receptacles and remove waste paper and rubbish from the Leased Premises nightly to designated areas in water tight containers.

2.	Hand dust and wipe clean with damp or treated cloth all furniture, files, fixtures, paneling, window sills, and all other horizontal surfaces nightly. Desk tops and other furniture must be cleared of all items by the Tenant.

3.	Remove all finger marks and smudges form vertical surfaces, including but not limited to, doors, door frames, light switches, private entrance glass, all interior glass and cubicle partitions nightly.

4.	Wash, clean and disinfect all wet bars nightly.

5.	Damp mop spills nightly.

6.	Dust all ledges, doors, windowsills, mini-blinds and door frames weekly.

7.	Damp mop spills in office areas as required and spot clean all carpet stains on a nightly basis.

8.	All carpeting will be vacuumed and spot cleaned daily.

9.	Vinyl tile in all tenant suites will be buffed bi-monthly and refinished monthly. Heavily trafficked tile will be cleaned and refinished more often as needed.

10.	Wash and wipe clean coffee bar areas, counter tops, and adjacent wall areas.

B.	HIGH DUSTING:

1.	Dust all picture frames charts, interior sidelights, graphs, lamps and similar wall hangings weekly.

2.	Dust the exterior surfaces of lighting fixtures, including glass and plastic lenses monthly.

3.	Damp dust all ceiling air conditioning diffusers, wall grilles and other ventilating louvers monthly.

4.	Dust all Tenant plaques and side lights weekly.

C.	RESTROOMS:

1.	Mop with disinfectant cleaner, rinse and dry floors nightly. Buff floors semi-weekly.

2.	All restroom fixtures which include: sink, toilets, bowls, urinals, and partitions, will be scoured and disinfected nightly per training approved by property manager and kept free of scale at all times.

3.	All partitions, tile walls and outside surfaces of all dispensers and receptacles are to be damp wiped nightly and washed with disinfectant.

4.	Empty and sanitize all receptacles nightly; clean and wash once per week. Fill toilet tissue, soap dispensers, paper towel, toilet seat protectors and sanitary napkin dispensers nightly. All rolls of toilet paper must be secured in the holders provided.

5.	Clean flush valves, piping, toilet seat hinges and other metal works nightly.

6.	Wash and polish all walls, partitions, tile walls from trim to floor monthly.

7.	Polish all mirrors nightly.

8.	Vacuum louvers, ventilating grilles and dust light fixtures monthly.

9.	Replace urinal screens and cakes monthly.

D.	ELEVATORS & ELEVATOR LOBBIES:

1.	Elevator cab interiors will be vacuumed, dusted and polished nightly.

2.	Elevator thresholds and tracks will be cleaned and polished nightly.

3.	Elevator flooring will be shampooed monthly.

4.	Screen all exterior sand urns nightly and supply and replace sand as necessary where existing.

E.	GLASS (Tenant Suites and Common Areas):

1.	Clean glass entrance doors and adjacent glass panels nightly.

2.	Clean special decorative glass in tenant spaces as weekly (i.e. glass block walls, sidelights, mirrors, partition glass).

3.	All decorative glass in main building lobbies and common areas including all doors and hardware will be cleaned nightly.

F.	COMMON AREAS/LOBBIES/CORRIDORS:

1.	Wipe clean and polish all metal or stainless hardware fixtures and other bright works nightly.

2.	Clean entrance door frames, walkways, steps and thresholds nightly.

3.	Empty all waste receptacles and ashtrays (where applicable) nightly. Replace sand in ashtrays as needed.

4.	Baseboards to be dusted weekly.

5.	Dust all corridor and stairwell doors and frames daily. Damp wipe all corridor and stairwell doors and frames to remove all finger marks daily.

6.	Vacuum entrance mats daily. Shampoo entrance mats semi-weekly.

7.	Dust and clean directory board weekly; remove fingerprints and smudges nightly.

8.	Dust all lobby fixtures nightly.

9.	Sweep and dust mop lobby floor daily. Damp mop and polish semi-weekly.

10.	Carpet throughout building is to be spot cleaned nightly.

11.	Sweep all stairwells weekly and dust handrails.

12.	Wash, clean and disinfect all water fountains nightly.

SCHEDULE 1

TERMINATION PAYMENT CALCULATION